SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

Filed by the Registrant  [x]
Filed by a party other than the Registrant  [  ]

Check the appropriate box:

[ ] [X] [ ] [ ]	Preliminary proxy statement. Definitive proxy statement. Definitive additional materials. Soliciting material pursuant to Rule 14a-11(c) or 14a-12.	[ ]	Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)(2)).

ORTHOLOGIC CORP.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than Registrant)

Payment of filing fee (check the appropriate box):

[ ]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

Title of each class of securities to which transaction applies:     N/A

2)	Aggregate number of securities to which transaction applies:
N/A

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

4)	Proposed maximum aggregate value of transaction $94.5 million, composed of cash payment and $1.5 million as the value of the assumed liabilities

Total fee paid:$7,725.95

[X]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

[LOGO]

1275 West Washington
Tempe, Arizona 85281

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held November 26, 2003

TO OUR STOCKHOLDERS:

     A Special Meeting of Stockholders of OrthoLogic Corp., a Delaware corporation, will be held on Wednesday, November 26, 2003 at 8:00 a.m. local time, at our offices at 1275 West Washington, Tempe, Arizona 85281, for the following purposes:

     (1)  To consider and vote upon a resolution for the sale of substantially all of the assets of OrthoLogic Corp.’s bone growth stimulation device business, which may be deemed a sale of substantially all our assets for purposes of Delaware law; and

     (2)  To transact such other business as may properly come before the Special Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Stockholders of record at the close of business on October 14, 2003 are entitled to vote at the meeting and at any adjournment or postponement thereof. Shares can be voted at the meeting only if the holder is present or represented by proxy. A list of stockholders entitled to vote at the meeting will be open for inspection at our corporate headquarters for any purpose germane to the meeting during ordinary business hours for 10 days prior to the meeting.

By order of the Board of Directors,

Thomas R. Trotter Chief Executive Officer
Tempe, Arizona October 27, 2003

IMPORTANT: It is important that your stockholdings be represented at this meeting. Whether or not you expect to attend the meeting, please complete, date and sign the enclosed Proxy and mail it promptly in the enclosed envelope to assure representation of your shares. No postage need be affixed if mailed in the United States.

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES
SUMMARY OF PROPOSED ASSET SALE TERMS
QUESTIONS AND ANSWERS ABOUT THE PROPOSAL
RISK FACTORS
Risks if Asset Sale is not Approved
Risks if the Asset Sale is Approved
FORWARD-LOOKING STATEMENTS
PROPOSAL TO APPROVE THE SALE OF THE BONE DEVICE BUSINESS
OrthoLogic Corp.
dj Orthopedics
Description of the Asset Sale
Other Material Terms of the Asset Purchase Agreement
Reasons for Engaging in the Asset Sale
Background, Past Contacts, and Negotiations
Recommendation of the Board of Directors to Stockholders
Vote Required for the Approval of the Asset Sale
CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON
ACCOUNTING TREATMENT OF THE ASSET SALE
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE
REGULATORY APPROVALS
OPINIONS OF FINANCIAL ADVISORS
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
Security Ownership of Certain Beneficial Owners and Management
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
STOCKHOLDER PROPOSALS
OTHER MATTERS
Index to Unaudited Financial Statements of the Bone Device Business

OrthoLogic Corp.

PROXY STATEMENT FOR THE SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD NOVEMBER 26, 2003

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES	1
SUMMARY OF PROPOSED ASSET SALE TERMS	2
QUESTIONS AND ANSWERS ABOUT THE PROPOSAL	4
RISK FACTORS	7
Risks if Asset Sale is not Approved	7
Risks if the Asset Sale is Approved	7
FORWARD-LOOKING STATEMENTS	8
PROPOSAL TO APPROVE THE SALE OF THE BONE DEVICE BUSINESS	8
OrthoLogic Corp.	8
dj Orthopedics	10
Description of the Asset Sale	10
Other Material Terms of the Asset Purchase Agreement	11
Reasons for Engaging in the Asset Sale	13
Background, Past Contacts, and Negotiations	15
Recommendation of the Board of Directors to Stockholders	16
Vote Required for the Approval of the Asset Sale	16
CONFLICTS OF INTEREST; INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON	16
ACCOUNTING TREATMENT OF THE ASSET SALE	16
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE	16
REGULATORY APPROVALS	17
OPINIONS OF FINANCIAL ADVISORS	17
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS	26
VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF	37
Security Ownership of Certain Beneficial Owners and Management	37
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE	39
STOCKHOLDER PROPOSALS	40
OTHER MATTERS	40
INDEX TO UNAUDITED FINANCIAL STATEMENTS OF THE BONE DEVICE BUSINESS	F-1

[Logo]

1275 West Washington
Tempe, Arizona 85281

PROXY STATEMENT
SPECIAL MEETING OF STOCKHOLDERS
To Be Held November 26, 2003

     When used in this proxy statement, the terms “OrthoLogic,” “we,” “our,” or “us” refer to OrthoLogic Corp. or OrthoLogic Corp. and its subsidiaries, as appropriate in the context. Throughout this proxy statement, we refer to OL100™; SpinaLogic®; and OrthoFrame ®; Mayo®, which are federally registered marks or common law trade marks of OrthoLogic. Chrysalin® is a federally registered mark of Chrysalis BioTechnology, Inc.

SOLICITATION, EXECUTION AND REVOCATION OF PROXIES

     Proxies in the accompanying form are solicited on behalf, and at the direction, of the Board of Directors of OrthoLogic Corp. for use at the Special Meeting of Stockholders to be held on November 26, 2003 or any adjournment thereof (the “Special Meeting”) at our offices located at 1275 West Washington, Tempe, Arizona 85281. All shares represented by properly executed proxies, unless such proxies have previously been revoked, will be voted in accordance with the direction on the proxies. If no direction is indicated, the shares will be voted in favor of the proposal to sell substantially all assets of our bone growth stimulation device business. We are not aware of any other matter which may come before the meeting. If any other matters are properly presented at the meeting for action, including a question of adjourning the meeting from time to time, the persons named in the proxies and acting thereunder will have discretion to vote on such matters in accordance with their best judgment.

     When stock is in the name of more than one person, the proxy is valid only if signed by all such persons. If the stockholder is a corporation, the proxy should be signed in the name of such corporation by the president or other authorized officer. If signed as attorney, executor, administrator, trustee, guardian or in any other representative capacity, the signer’s full title should be given and, if not previously furnished, a certificate or other evidence of appointment should be furnished.

     This proxy statement and the form of proxy which is enclosed are being mailed to our stockholders commencing on or about October 27, 2003.

     A stockholder executing and returning a proxy has the power to revoke it at any time before it is voted. A stockholder who wishes to revoke a proxy can do so by executing a later-dated proxy relating to the same shares and delivering it to our corporate Secretary prior to the vote at the meeting, by written notice of revocation received by the Secretary prior to the vote at the meeting or by appearing in person at the meeting, filing a written notice of revocation and voting in person the shares to which the proxy relates.

     In addition to the use of the mails, proxies may be solicited by personal conversations or by telephone, telex, facsimile or telegram by our directors, officers and regular employees. Such persons will receive no additional compensation for such services. Arrangements will also be made with certain brokerage firms and various other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of our common stock held of record by such persons, and such brokers, custodians, nominees and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses incurred in connection therewith. We have also retained the firm of Georgeson Shareholder Communications, Inc., to assist us in the solicitation of proxies. Georgeson Shareholder Communications, Inc. is located at 111 Commerce Road, Carlstadt, New Jersey, 07072-2586. We will pay it approximately $30,000 in fees plus expenses for their services. All expenses incurred in connection with this solicitation will be borne by us.

     The mailing address of our principal corporate office is 1275 West Washington, Tempe, Arizona 85281.

SUMMARY OF PROPOSED ASSET SALE TERMS

     The following summary highlights the material terms of the proposed sale of substantially all of the assets of our bone growth stimulation device business (the “Bone Device Business”) to dj Orthopedics, LLC, a Delaware limited liability company (“dj Orthopedics” or the “Buyer”) and our use of the proceeds. This summary does not contain all of the information that may be important for you to consider in evaluating the proposed sale. We have included cross references to direct you to more complete information that appears elsewhere in this proxy statement. You should read this entire proxy statement, the Asset Purchase Agreement and the other documents attached to this proxy statement in their entirety to fully understand the asset sale and its consequences to you before voting. A copy of the Asset Purchase Agreement between us and the Buyer dated October 8, 2003 governing the asset sale is attached to this proxy statement as Exhibit A.

•	The Companies. OrthoLogic manufactures and sells medical devices that use proprietary technology to stimulate bone growth and spinal fusion. We call this line of business, which includes our external bone fixation device, our “bone growth stimulation business” and refer to it in this proxy statement as the “Bone Device Business.” Sales from the Bone Device Business account for all of our sales revenue. We are also involved in the research and development of Chrysalin®, a synthetic peptide for bone and tissue repair. Chrysalin is currently undergoing human clinical trials. Our website is www.orthologic.com.

dj Orthopedics, LLC is a wholly-owned subsidiary of dj Orthopedics, Inc., a global orthopedic sports medicine company specializing in the design, manufacture and marketing of products and services that rehabilitate soft tissue and bone, help protect against injury and treat osteoarthritis of the knee. dj Orthopedics, Inc. sells over 600 orthopedic products, including rigid knee braces, soft goods and specialty and other complementary orthopedic products. dj Orthopedics, LLC is the principal operating subsidiary dj Orthopedics, Inc. Its website is www.djortho.com.

•	Assets Transferred and Liabilities Assumed. We are selling substantially all of the assets of our Bone Device Business (other than our Medicare accounts receivable, which were approximately $1.0 million in the aggregate as of August 31, 2003) including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and intellectual property and some of our agreements and contracts. dj Orthopedics will assume substantially all of our trade payables and other current liabilities related to the Bone Device Business, less an amount approximately equal to the net amount of retained Medicare receivables. dj Orthopedics is also offering employment to substantially all of the Bone Device Business’ staff. See “Description of the Asset Sale — Assets Transferred and Liabilities Assumed” on Page 11.

•	Purchase Price. If the proposed sale to dj Orthopedics is consummated, dj Orthopedics will pay us $93.0 million in cash and will assume the trade payables and other current liabilities discussed above, which were approximately $1.3 million as of August 31, 2003. The purchase price is subject to reduction on a dollar-for-dollar basis if our closing date net working capital (as defined in the Asset Purchase Agreement) is below $8.0 million. See “Description of Asset Sale—Consideration to be Received in the Asset Sale” on Page 10.

dj Orthopedics will deposit $7.5 million of the $93.0 million purchase price in an escrow account that dj Orthopedics may draw upon to fund any claims against us deemed eligible for indemnification and other commitments related to stay-bonuses under the Asset Purchase Agreement. Any remaining funds held in escrow in excess of the aggregate amount of any pending claims, together with any earnings or interest, will be released to us on the second anniversary of the closing.

•	Conditions to the Transaction. dj Orthopedics has the right to terminate the sale if certain conditions are not satisfied prior to closing, including the following:

•	the Bone Device Business shall not have suffered, a material adverse effect (as defined in the Asset Purchase Agreement), such as any adverse changes in the laws relating to reimbursements for purchases of medical devices of the type manufactured and sold by the Bone Device Business, or our failure to generate specified cumulative levels of earnings before interest, taxes, depreciation and amortization.

2

•	none of our material suppliers, distributors or customers has terminated its relationship with us or notified us that it intends to do so;

•	receipt of all necessary government approvals and consents of all parties necessary to assign material contracts to dj Orthopedics;

•	OrthoLogic stockholder approval of the sale;

•	receipt by dj Orthopedics of financing to consummate the sale.

     See “Other Material Terms of the Asset Purchase Agreement — Conditions of the Closing” on Page 11.

•	Representations and Warranties. The Asset Purchase Agreement contains customary representations, warranties and covenants. All representations and warranties will survive the closing and will expire on the second anniversary of the closing, with some customary exceptions. See “Other Material Terms of the Asset Purchase Agreement — Representations and Warranties,” on Page 11.

•	Indemnification. We have agreed to indemnify dj Orthopedics for any losses and claims against it arising from our breach of any covenants or any representations or warranties in the Asset Purchase Agreement and other matters. Our indemnity obligations are capped at the value of the purchase price under the Asset Purchase Agreement. Our payment obligations only commence after dj Orthopedics has absorbed the first $250,000 of claims otherwise eligible for indemnification. dj Orthopedics has agreed to similar indemnification obligations in favor of us. See “Other Material Terms of the Asset Purchase Agreement – Indemnification” on Page 12.

We have established an escrow account into which we will deposit $7.5 million of the purchase price. The funds will be divided into two accounts: one for $7.0 million from which dj Orthopedics’ indemnity and breach of contract claims eligible for indemnification will be paid and the other for $0.5 million from which a portion of agreed upon incentive stay bonuses will be paid to former OrthoLogic executives on the first anniversary of the closing.

The remaining funds in the $7.0 million escrow account, in excess of the amount of any pending claims, will be released to us on the second anniversary of the closing.

•	Termination Fees. We must pay a termination fee to dj Orthopedics if it terminates the Asset Purchase Agreement under specified circumstances as follows:

•	A $2.0 million fee if the termination is because of our failure to obtain stockholder approval.

•	A $2.0 million fee and reimbursement of up to $2.0 million of expenses if the termination is because our Board decides to accept a different, superior offer as defined in, and subject to, the provisions of the Asset Purchase Agreement.

dj Orthopedics must pay us a $2.0 million termination fee if we terminate the Asset Purchase Agreement because dj Orthopedics fails to obtain financing as a result of the status of or any change in dj Orthopedics’ financial condition.

•	Post-Closing Agreements. We have agreed that we will not, for a period of five years following the closing date, enter into product markets with a bone growth stimulation device that competes with the Bone Device Business anywhere in the world. We have also agreed that for two years following the closing, we will not solicit former OrthoLogic customers or distributors to divert them from the Bone Device Business. We will enter into various other agreements with dj Orthopedics relating to the transfer of the Bone Device Business. See “Other Material Terms of the Asset Purchase Agreement —Conditions to the Closing” on Page 11 and “Noncompetition and Nonsolicitation Agreements” on Page 13.

3

•	Opinions of Our Financial Advisors. On October 9, 2003, JPMorgan Securities Inc. (“JPMorgan”), our financial advisor, delivered its opinion to us that, as of that date, and based on and subject to the matters described in its written opinion, the consideration we expect to receive from the sale is fair from a financial point of view to OrthoLogic. Because JPMorgan, through its affiliate JPMorgan Partners, LLC, owns approximately 41% of the outstanding common stock of dj Orthopedics, Inc. (with voting control over approximately 47%), we also obtained an opinion from First Albany Corporation. First Albany Corporation’s written opinion dated as of October 8, 2003 confirmed the fairness of the consideration we expect to receive from a financial point of view. See “Opinions of Financial Advisors” on Page 17.

The written opinions of JPMorgan dated October 9, 2003 and First Albany Corporation dated October 8, 2003, are attached to this proxy statement as Exhibit B. The JPMorgan and First Albany Corporation opinions are directed to our Board of Directors and do not constitute a recommendation to any stockholder as to any matter relating to the transactions described in this proxy statement.

QUESTIONS AND ANSWERS ABOUT THE PROPOSAL

What am I being asked to vote upon?

     Each stockholder is being asked to vote in favor of a transaction in which we will sell substantially all of the assets of our Bone Device Business, other than Medicare accounts receivable, to dj Orthopedics for $93.0 million in cash and the assumption of our related trade payables and other current liabilities, less an amount approximately equal to the net amount of the retained Medicare receivables.

     This sale may constitute a sale of substantially all our assets for purposes of Delaware law, which governs our corporate matters. Accordingly, the sale is being submitted to stockholders for approval pursuant to §271 of the Delaware General Corporation Law. See the unaudited financial statements of the Bone Device Business beginning on Page F-1.

Why has the Board decided to sell the bone growth stimulation device division?

     Our Board of Directors unanimously decided that it is in the best interests of OrthoLogic to sell the Bone Device Business assets. Currently, we are devoting our funds and efforts to pursue two lines of business: developing and selling bone growth stimulation devices and researching and developing the Chrysalin-based products. We believe we should focus our efforts solely and specifically on developing the Chrysalin product platform because we believe the orthopedic field is shifting to a future in orthobiologics. We believe Chrysalin is a promising entry into orthobiologics for us. The sale of our Bone Device Business will generate significant capital to fund our Chrysalin research and development and allow us to explore other complementary orthobiologic technology opportunities that may arise from time to time. See “Proposal to Approve the Sale of the Bone Device Business — Reasons for Engaging in the Asset Sale” on Page 13.

What will OrthoLogic receive in exchange for the Bone Device Business assets?

     dj Orthopedics will pay us $93.0 million in cash and assume our trade payables and other current liabilities related to the Bone Device Business, less an amount equal to the net amount of the retained Medicare receivables if the sale of the Bone Device Business closes. A $7.5 million portion of the purchase price will be held in escrow for at least two years after the closing and drawn upon to pay any claims against us deemed eligible for indemnification and other commitments related to stay bonuses that will be paid to former OrthoLogic executives.

What will the stockholders receive if the asset sale is approved and closes?

     There will be no distributions made to the stockholders as a result of the sale of the Bone Device Business assets. Rather, we will use the proceeds from the sale primarily to fund the research and development of our Chrysalin product platform.

4

What was the process by which OrthoLogic chose to sell the Bone Device Business assets to dj Orthopedics?

     We, with the help of our financial advisors, including JPMorgan, explored a variety of strategic alternatives including continued funding of our Chrysalin research through the revenue generated by our existing Bone Device Business and/or securing a strategic partner to share the Chrysalin research costs. After reviewing our available alternatives, our Board of Directors directed us to pursue an asset sale of our Bone Device Business. In a process spanning 18 months, during which we approached 20 different potential buyers, we received four indications of interest and, after additional negotiations, concluded that a transaction with dj Orthopedics represented the best value for selling the Bone Device Business. See “Opinions of our Financial Advisors” on Page 17.

What will be the management structure of OrthoLogic after the sale?

     Thomas R. Trotter, our President and CEO, has a commitment to stay through the end of this year. Sherry Sturman, our Senior Vice President of Finance and CFO, and Dr. James Ryaby, our Chief Technology Officer and Senior Vice President, Research and Clinical, each are expected to remain after the sale. All of our other employees who are currently directly involved with the Chrysalin program are expected to remain with OrthoLogic immediately after the sale. We expect that immediately after closing, we will have approximately 30 employees. Our administrative staff will report to Ms. Sturman. Ms. Sturman and Dr. Ryaby will report to the CEO.

What are the risks of the proposed asset sale?

     If the stockholders approve the sale of the Bone Device Business assets and the sale is consummated, we will be selling our only revenue producing business and we will become less diversified. We will become a drug development company. The drug development industry has heavy investment requirements and high risk, but high profit potential if a drug is successful. We cannot assure you that our available resources will be sufficient to fund the commercialization of a Chrysalin-based product, or that commercialization can be accomplished. See “Risk Factors” on Page 7.

What will occur if the sale transaction is not approved?

     If the sale transaction is not approved we will not consummate the sale. We will continue to operate our on-going business and re-evaluate our strategic alternatives. In addition, we will be required to pay dj Orthopedics a break-up fee of $2.0 million if we fail to obtain our stockholders’ approval and the sale is terminated.

What are the federal tax consequences of the asset sale to OrthoLogic?

     We believe we will be able to apply our approximately $63.0 million tax loss carry-forward to offset the majority of the taxable gain from the sale of the Bone Device Business assets.

Am I entitled to appraisal or dissenter’s rights?

     No. Stockholders are not entitled to any dissenter’s or appraisal rights with respect to the sale of the Bone Device Business assets under Delaware law or our Certificate of Incorporation.

Where and when is the special meeting?

     The special meeting will be held on Wednesday, November 26, 2003 at 8:00 a.m. local time, at our offices at 1275 West Washington, Tempe, Arizona 85281.

Who may vote?

     Holders of our common stock at the close of business on October 14, 2003, the record date, may vote at the meeting or any adjournment or postponement of the meeting. On October 14, 2003, 33,143,384 shares of our common stock were issued and outstanding. Each stockholder is entitled to one vote per share.

5

How do I vote?

     You may vote by proxy or in person at the meeting. To vote by proxy, please complete, sign, date and return your proxy card in the postage-prepaid envelope that we have provided.

How do proxies work?

     Giving your proxy means that you authorize us to vote your shares at the special meeting in the manner you direct. If you sign, date and return the enclosed proxy card but do not specify how to vote, we will vote your shares FOR the sale of substantially all of the assets of the Bone Device Business. We do not know of any other matters that will be brought before the special meeting. If, however, other matters are properly brought before the special meeting, we will vote your proxy on those matters as determined by the person identified on the proxy card as your proxy.

How do I revoke my proxy?

     You may revoke your proxy before it is voted by submitting a new proxy with a later date, or by providing written notice of such revocation to the Secretary of OrthoLogic at our offices at 1275 West Washington, Tempe, Arizona 85281.

What happens if I choose not to submit a proxy or to vote?

     If you do not submit a proxy and do not vote at the special meeting, it will have the same effect as a vote against approval of the sale of the assets of the Bone Device Business.

What is a “quorum”?

     To vote on proposals at the special meeting, a quorum must be present. A quorum requires the presence, in person or by proxy, of the holders of at least a majority of the votes entitled to be cast at the meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when you fail to provide voting instructions to your broker for shares that your broker holds on your behalf in a nominee name, which is commonly referred to as holding your shares in “street name.” Under those circumstances, your broker may be authorized to vote for you on some routine items but is prohibited from voting on other items. Those items for which your broker cannot vote result in broker non-votes.

How many votes are required to approve the sale of the Bone Device Business assets?

     The affirmative vote of a majority of the outstanding shares of common stock entitled to vote is necessary for approval of the sale of the Bone Device Business assets. For this purpose, if you do not vote or vote to “abstain” on this proposal, your action will have the same effect as if you voted against the proposal. Broker non-votes also will have the same effect as a vote against the proposal.

Who pays for this proxy solicitation?

     Our Board of Directors is soliciting your proxy. We will pay the expenses of preparing and distributing this proxy statement and soliciting proxies, including the reasonable expenses of brokerage houses and other custodians, nominees and fiduciaries for forwarding solicitation materials to beneficial owners. We have also retained the firm, Georgeson Shareholder Communications, Inc., to assist us in the solicitation of proxies and we will pay them approximately $30,000 in fees plus expenses for their services.

Where can I find more information about OrthoLogic and this proposal?

     You can get more information about us by inspecting our annual, quarterly and other reports which we file with the U.S. Securities and Exchange Commission, by copying them at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549 or by calling the SEC at 1-800-SEC-0330 (the “SEC”). You can obtain

6

these reports from the SEC website at www.sec.gov through the EDGAR system or by contacting us directly at the address and telephone number below.

     If you have other questions about the proposal or the special meeting you can contact us at the following address:

OrthoLogic Corp.
Attn: Investor Relations
1275 West Washington
Tempe, Arizona 85281
(602) 286-5220

     The information contained or incorporated in this proxy statement constitutes the information we believe you should rely on in deciding how to vote on the proposal. We have not authorized anyone to provide you with information that is different from what is contained or incorporated in this proxy statement. This proxy statement is dated October 27, 2003. You should not assume that the information contained in this proxy statement is accurate as of any date other than this date. See “Incorporation of Certain Documents by References” on Page 39.

RISK FACTORS

Risks if Asset Sale is not Approved

     If the asset sale is not approved, OrthoLogic will continue to operate the Bone Device Business unless and until it is able to negotiate another transaction that the Board of Directors believes is acceptable to the stockholders and to OrthoLogic. As discussed below under “Proposal To Approve the Sale of the Bone Device Business – Reasons for Engaging in the Asset Sale,” the Board of Directors believes that we will need additional funding to properly continue the development of our Chrysalin product platform while still making the necessary investments in the Bone Device Business to maintain our historical growth rates and profitability. To the extent that we do not obtain needed capital through the sale of the Bone Device Business, we will have to obtain it through the issuance of additional debt or equity, by entering into a joint venture pursuant to which we share our rights to the Chrysalin product platform, or through other means, any one of which may reduce the value to us, perhaps substantially, of any commercialization of Chrysalin products. There is no guarantee that we would be able to obtain such funding on terms acceptable to us or at all.

Risks if the Asset Sale is Approved

     The sale might not be consummated even though the stockholders approve the sale.

     Stockholder approval is only one of the closing conditions. If the remaining closing conditions are not satisfied or waived, the sale might not be consummated, even if the stockholders approve the sale.

     By completing the asset sale, we will become less diversified.

     By selling our Bone Device Business assets, we will be selling our only business that is generating revenue. We will become a pure drug research and development company focused on the development of the Chrysalin product platform. We may invest in other orthobiologic or complementary technology in the future, but we have no current specific plans to do so at this time. This would increase our business risk because we will be less diversified than before the sale of the Bone Device Business assets and because our remaining business is in the relatively high-risk, but potentially high reward, field of orthobiologic pharmaceutical development.

     After the sale, we will become a pure drug research and development company in a highly regulated field with high investment costs and high risks.

     After the sale, we will be a drug research and development company. We currently have no pharmaceutical products being sold or ready for sale and do not expect to be able to introduce any pharmaceutical products for at

7

least several years. Our Chrysalin product platform is still in the human testing phase for two potential products. The U.S. Food and Drug Administration (“FDA”) and comparable agencies in many foreign countries impose substantial limitations on the introduction of new pharmaceuticals through costly and time-consuming laboratory and clinical testing and other procedures. The process of obtaining FDA and other required regulatory approvals is lengthy, expensive and uncertain. Chrysalin, as a new drug, is subject to the most stringent level of FDA review.

     Even after we have invested substantial funds in the development of our three Chrysalin products and even if the results of our current clinical trials are favorable, there can be no guarantee that the FDA will grant approval of Chrysalin for the indicated uses or that it will do so in a timely manner.

     If we successfully bring one or more products to market, there is no assurance that we will be able to successfully manufacture or market the products or that potential customers will buy them if, for example, a competitive product has greater efficacy or is deemed more cost effective. In addition, the market in which we will sell any such products is dominated by a number of large corporations that have vastly greater resources than we have, which may impact our ability to successfully market our products or maintain any technological advantage we might develop. We also would be subject to changes in regulations governing the manufacture and marketing of our products, which could increase our costs, reduce any competitive advantage we may have and/or adversely affect our marketing effectiveness.

FORWARD-LOOKING STATEMENTS

     When used in this proxy statement, the words “estimate,” “project,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this proxy statement. Actual results may differ materially from those contemplated in forward-looking statements and projections. Risks and uncertainties that may cause such differences include, but are not limited to, our ability to close the sale of the Bone Device Business assets, the effects on OrthoLogic if the sale is not completed, and other risk factors detailed under “Risk Factors,” above and in our Securities and Exchange Commission filings, including our Form 10-K for the year ended December 31, 2002 and Form 10-Q for the quarter ended June 30, 2003.

PROPOSAL TO APPROVE THE SALE OF THE BONE DEVICE BUSINESS

     If the sale of the assets of our Bone Device Business is approved by our stockholders, we intend to complete the sale of substantially all of the assets of the Bone Device Business to dj Orthopedics pursuant to the terms of the Asset Purchase Agreement. We expect to use the net proceeds of the sale to fund the development of our Chrysalin product platform and to explore other opportunities in orthobiologic or complementary technologies that may come up from time to time. A detailed description of the asset sale, and related information is included in this proxy statement. Descriptions of the asset sale in this proxy statement are qualified in their entirety by reference to the Asset Purchase Agreement that is attached to this proxy statement as Exhibit A. Stockholders are encouraged to read the Asset Purchase Agreement in its entirety.

OrthoLogic Corp.

     OrthoLogic develops, manufactures and markets proprietary, technologically advanced orthopedic products designed to promote the healing of musculoskeletal bone and tissue, with particular emphasis on fracture healing and spinal repair. Our products are designed to enhance the healing of diseased, damaged, degenerated or recently repaired musculoskeletal tissue. Our products focus on improving the clinical outcomes and cost-effectiveness of orthopedic procedures that are characterized by compromised healing, high-cost, potential for complication and long recuperation time.

     In 1999, we exercised our option to license the United States development, marketing, and distribution rights for the fracture indications for Chrysalin, a new tissue repair synthetic peptide. In 2000, we exercised our option to license Chrysalin for all orthopedic applications worldwide. Since that time, our research and development efforts have focused primarily on our Chrysalin product development program. We currently have three potential Chrysalin products either in human clinical trials or in late-stage pre-clinical development.

8

     Products

     Our Bone Device Business product line, which comprises all of our current products, includes bone growth stimulation and fracture fixation devices.

     Bone Growth Stimulation Products. The OL1000™ is a U.S. Food and Drug Administration (“FDA”) approved portable, noninvasive, physician-prescribed, electromagnetic bone growth stimulator designed for patients with nonunion fractures. The OL1000 comprises two magnetic field treatment transducers (coils) and a microprocessor-controlled signal generator that delivers a highly specific, low energy signal to the injured area. The device is attached to the patient’s arm, leg or other area where there is a nonunion fracture. The OL1000 then evenly distributes a magnetic field over the patient’s injured area.

     The patient wears the device for 30 minutes each day. We believe the reduced treatment time leads to increased patient compliance with treatment protocol. In addition, the micro-controller tracks the patient’s daily treatment compliance.

     The OL1000 is used for the noninvasive treatment of an established nonunion fracture acquired secondary to trauma, excluding vertebrae and all flat bones. A nonunion fracture is considered to be established when the fracture site shows no visibly progressive signs of healing.

     The OL1000 SC™ is an FDA approved single coil device, which utilizes the same combined magnetic field as the OL1000, is available in three sizes and is designed to be more comfortable for patients with certain types of fractures.

     SpinaLogic® is a portable, noninvasive, electromagnetic bone growth stimulator, which enhances the healing process as an adjunct to spinal fusion surgery. SpinaLogic offers benefits similar to those of the OL1000 in that it is relatively easy to use, requires a small power supply and requires only 30 minutes of treatment per day. The patient attaches the device to the lumbar injury location where it provides localized magnetic field treatment to the fusion site. Like the OL1000, the SpinaLogic device contains a micro-controller that tracks the patient’s daily treatment compliance and can easily be checked by the surgeon upon follow-up visits. SpinaLogic is approved by the FDA as an adjunct treatment for primary lumbar spinal fusions for one or two levels. It is designed for single patient use and is programmed for 270 consecutive, 30-minute daily treatments.

     Our OL1000 product line is sold primarily through our direct sales force supplemented by regional distributors. Our SpinaLogic product line is sold exclusively through a worldwide spine product distributor.

     Fracture Fixation Devices. We began to manufacture and distribute the OrthoFrame®/Mayo® line of external fixation products in 1993. The OrthoFrame/Mayo product is an external fixation device used in conjunction with surgical procedures. It is low profile, lightweight, and primarily sold to hospitals. We temporarily ceased manufacturing this product in 2000 to improve the product packaging, and began its relaunch in the fourth quarter of 2002.

     Products In Research

     In addition to our Bone Device Business products, we are developing a Chrysalin-based product platform. In January 1998, we made a minority equity investment (less than 10%) in a biotech firm, Chrysalis BioTechnology, Inc. (“Chrysalis”), and acquired, as part of that investment, an option to license a unique synthetic peptide called TP508, or Chrysalin. Chrysalin is a 23-amino acid synthetic peptide representing a fragment of the human thrombin molecule. Thrombin has been shown to be involved in the healing process for both soft tissue and bone. By mimicking specific attributes of the thrombin molecule, Chrysalin stimulates the body’s natural healing processes, resulting in accelerated tissue repair.

9

     During 2001 we completed a Phase 1/2 human clinical trial utilizing Chrysalin for fracture repair to test the safety and preliminary efficacy of Chrysalin. In July 2002, we received authorization to begin a Phase 3 human clinical trial under an Investigational New Drug application from the U.S. Food and Drug Administration (“FDA”). The trial will be performed at 25 to 30 clinical sites and will include approximately 500 patients.

     In March 2002, we received authorization from the FDA to commence a Phase 1/ 2 clinical trial for a spinal fusion indication for Chrysalin. We began enrolling patients during the fourth quarter of 2002. The clinical trial will include approximately 330 patients and will be performed at 15 to 20 centers in the United States. The purpose of the study is to evaluate the safety and preliminary efficacy of Chrysalin in combination with allograft bone (donor bone graft). The patient enrollment process is expected to take approximately 18 to 24 months with a nine-month follow-up period. We also hope to begin a Phase 1/ 2 human clinical trial for Chrysalin for articular cartilage repair in 2004.

     We have not yet applied for FDA approval to market Chrysalin and there is no assurance that we will do so or that we would receive such approval if sought.

     OrthoLogic does not own the patents to Chrysalin. Chrysalin was developed by and patented by Chrysalis BioTechnology, Inc., a company in which we hold a minority equity interest. We obtained the worldwide rights to use Chrysalin for all orthopedic indications through a series of licensing agreements with Chrysalis BioTechnology, Inc.

dj Orthopedics

     dj Orthopedics, LLC is a wholly-owned subsidiary of dj Orthopedics, Inc., a global orthopedic sports medicine company specializing in the design, manufacture and marketing of products and services that rehabilitate soft tissue and bone, help protect against injury and treat osteoarthritis of the knee. dj Orthopedics, Inc. sells over 600 orthopedic products, including rigid knee braces, soft goods and specialty and other complementary orthopedic products. dj Orthopedics, LLC is the principal operating subsidiary dj Orthopedics, Inc.

Description of the Asset Sale

     On October 9, 2003, we announced that we had entered into an Asset Purchase Agreement to sell our Bone Device Business assets (including the rights to produce and market the OL1000, OL1000SC, SpinaLogic and OrthoFrame/Mayo) to dj Orthopedics. Upon the closing of the asset sale, we will assign and dj Orthopedics will assume and agree to perform those obligations outstanding on or arising after the closing date relating to the operation of the Bone Device Business (including various liabilities related to our employees). See unaudited financial statements of the Bone Device Business beginning on Page F-1.

     Consideration to be Received in the Asset Sale. In exchange for the Bone Device Business assets, dj Orthopedics will pay us $93.0 million in cash at closing and assume substantially all of our trade payables and other current liabilities related to the Bone Device Business, less an amount approximately equal to the net amount of Medicare receivables.

     The $93.0 million purchase price is subject to certain adjustments. In particular, the purchase price may be adjusted downward on a dollar-for-dollar basis if the closing date net working capital (as defined in the Asset Purchase Agreement) is less than $8.0 million. As of August 31, 2003, the net working capital, as so defined, was approximately $9.0 million. In addition, the purchase price may be adjusted downward by the amount by which Medicare accounts receivable excluded from the purchased assets exceeds the amount of trade payables we retained.

     Of the $93.0 million we will receive in the sale, $7.5 million will be placed in an escrow account. The funds will be divided into two accounts: $7.0 million from which dj Orthopedic’s eligible indemnity and breach of contract claims, if any, may be paid and $0.5 million from which a portion of the agreed upon incentive stay bonuses will be paid by the Buyer to former OrthoLogic executives on the first anniversary of the closing. The remaining funds in the $7.0 million escrow account, in excess of the amount of any pending claims, will be released to us on the second anniversary of the closing.

10

     Assets Transferred and Liabilities Assumed. We are selling and transferring substantially all of the assets of our Bone Device Business (other than cash and accounts receivable related to Medicare), which includes substantially all of the Bone Device Business’ non-Medicare accounts receivable, equipment, work-in-process, inventory, licenses, customer lists and rights to intellectual property and some contracts and agreements. dj Orthopedics will assume our obligations under the assumed contracts and will agree to perform our obligations under substantially all Bone Device Business contracts that are not assumed, pursuant to the terms of a subcontracting agreement. dj Orthopedics also is hiring substantially all of the Bone Device Business’ staff and assuming or otherwise relieving us of related employee obligations. However, any obligation not expressly assumed by dj Orthopedics pursuant to the Asset Purchase Agreement will remain our responsibility, which will include obligations related to any employee severance payments, change-in-control severance payments, worker’s compensation claims, stock options, taxes, liabilities related to excluded assets and undisclosed or contingent liabilities, if any.

Other Material Terms of the Asset Purchase Agreement

     Representations and Warranties. The Asset Purchase Agreement contains customary representations and warranties from us to dj Orthopedics relating to, among other things:

•	due organization and good standing;

•	corporate authority to enter into the Asset Purchase Agreement;

•	the accuracy of financial statements;

•	ownership of the Bone Device Business assets;

•	absence of certain liabilities;

•	compliance with laws, including environmental and safety laws;

•	absence of material changes or events;

•	tax matters;

•	absence of liabilities related to employee benefit plans;

•	absence of litigation;

•	matters related to the amount and condition of the Bone Device Business assets, including intellectual property and other intangible assets; and

•	matters related to contracts and commitments.

     dj Orthopedics has made representations and warranties to us regarding its legal capacity and authority to enter into and perform its obligations under the Asset Purchase Agreement, its financing commitment regarding the sale and the lack of required consents or approvals.

     Most of our and dj Orthopedics’s representations and warranties expire at the two year anniversary of the closing. Some, related to organization, authorization and the absence of brokers, survive indefinitely and others, related principally with taxes, employment benefits, the environment and government contracts expire 120 days after the respective statute of limitations for such claims expire.

     Conditions to the Closing. The closing of the sale will be held promptly after approval by our stockholders and the satisfaction of all other conditions to closing. The obligation of dj Orthopedics to purchase the assets of the Bone Device Business is subject to various conditions, which must be satisfied prior to January 31, 2004, including the following:

•	our representations and warranties must be true and correct on the closing date;

•	the Bone Device Business shall not have suffered, a material adverse effect (as defined in the Asset Purchase Agreement), such as any adverse changes in the laws relating to reimbursements for purchases of medical devices of the type manufactured and sold by the Bone Device Business, or our failure to generate specified cumulative levels of earnings before interest, taxes, depreciation and amortization.

11

•	that none of the material suppliers, distributors or customers of the Bone Device Business has terminated its relationship with us or notified us that it intends to do so;

•	the parties shall have entered into a transition services agreement governing the provision of certain transition services, a sublease governing the lease by dj Orthopedics of certain space in our headquarters facility, an escrow agreement governing the escrow of $7.5 million of the purchase price, a subcontract agreement by which we will temporarily subcontract our obligations under Bone Device Business-related contracts to dj Orthopedics while dj Orthopedics negotiates new contracts with the customers, and a billing services agreement by which we will subcontract the collection of the retained Medicare receivables to dj Orthopedics;

•	receipt of all necessary government approvals and the consent of all parties necessary to transfer and assign material Bone Device Business contracts;

•	approval by our stockholders of the sale of the Bone Device Business assets; and

•	dj Orthopedics shall have obtained financing necessary to fund the purchase.

     Indemnification. We have agreed to indemnify dj Orthopedics for any losses and claims against it arising from:

•	our breach of any covenants or any representations or warranties in the Asset Purchase Agreement;

•	any liabilities we have agreed to retain;

•	any of the assets dj Orthopedics did not purchase;

•	some claims arising out of conduct that occurred prior to the closing;

•	taxes; and

•	bulk transfer laws.

     Of the $93.0 million purchase price, $7.0 million will be deposited in an escrow fund to pay for such eligible indemnity claims, if any, that are brought to us within two years of the closing. The eligible indemnity claims are, in the aggregate, monetarily capped at the value of the purchase price under the Asset Purchase Agreement. Our payment obligations under the indemnity commence after dj Orthopedics has absorbed the first $250,000 of claims otherwise eligible for indemnity under the indemnity provisions.

     dj Orthopedics has agreed to indemnify us for any of our losses resulting from any inaccuracy in or breach or nonperformance of any of dj Orthopedics’ representations, warranties, covenants or agreements, its conduct and operation of the Bone Device Business after the closing and its failure to pay, perform or otherwise discharge the liabilities it agreed to assume as part of its purchase of the Bone Device Business.

     Termination and Breakup Fee. We must pay a termination fee to dj Orthopedics if it terminates the Asset Purchase Agreement under specified circumstances as follows:

•	A $2.0 million fee if the termination is because of our failure to obtain stockholder approval.

•	A $2.0 million fee and reimbursement of up to $2.0 million of expenses if the termination is because our Board decides to accept a different, superior offer as defined in, and subject to, the provisions of the Asset Purchase Agreement.

12

     dj Orthopedics must pay us a $2.0 million termination fee if we terminate the Asset Purchase Agreement because dj Orthopedics fails to obtain financing as a result of the status of or any change in dj Orthopedics’ financial condition.

     Noncompetition and Nonsolicitation Agreements. We have agreed that we will not, for a period of five years following the closing date, enter into product markets with a bone growth stimulation device that competes with the Bone Device Business anywhere in the world. Further, for two years after the closing, we may not solicit our former Bone Device Business customers or distributors to divert them from the Bone Device Business. We and dj Orthopedics have also agreed that, for two years after the closing, neither will not solicit the other’s remaining employees or otherwise induce them to leave such employment.

Reasons for Engaging in the Asset Sale

     Our Board of Directors believes that the proposed sale of the Bone Device Business assets to dj Orthopedics under the terms of the Asset Purchase Agreement is in our best interests and the best interests of our stockholders. Among other things, the Board believes that the sale is an essential step in carrying out our current strategy to transform ourselves from an orthopedic medical device company to a orthobiologics company by focusing on the development of the Chrysalin product platform.

     In reaching the decision to sell the Bone Device Business assets, our Board of Directors considered a number of factors, including those described below:

     Emphasis on Orthobiologics. Our Board of Directors believes the orthopedic healing industry is moving its focus from mechanical fixation devices to a future in orthobiologics. In the early 1990s, several healthcare and medical specialty companies began evaluating a new class of orthopedic products called orthobiologics. This new class of therapeutics combines innovations in biotechnology with material sciences and tissue biology to utilize the body’s natural capacity to regenerate and repair musculoskeletal tissue. Although orthobiologic products make up just a fraction of the total worldwide orthopedic market, many analysts view orthobiologics as a potential key driver of industry growth and profitability going forward. Today, nearly all of the major orthopedic companies and several pharmaceutical companies have active research and development efforts underway to bring to market orthobiologic products for one or more orthopedic indications.

     In 1997, as part of a long-range strategic planning process, we began investigating promising technologies in the orthobiologics arena. Our search led us to a development-stage healthcare technology company based in Galveston, Texas – Chrysalis BioTechnology, Inc. This company had developed and patented a unique small synthetic peptide, known as TP508 or Chrysalin, which had shown great promise in accelerating the healing process for both soft tissue and bone in animal studies.

     In early 1998, we made an initial equity investment in Chrysalis BioTechnology, and by July 2001 we had secured the license rights for Chrysalin to include options for all orthopedic indications worldwide. Our desire to enter into the orthobiologics market with Chrysalin products is the primary reason we are proposing to sell our Bone Device Business assets.

     The Chrysalin technology serves as the basis for a family of potential products we refer to collectively as the Chrysalin product platform. To date, we have initiated pre-clinical and clinical trials of three potential Chrysalin products – one for acceleration of fracture repair, a second for spine fusion procedures, and a third for cartilage defect repair. In addition, we are planning early pre-clinical tests on potential Chrysalin products for both ligament and tendon repair.

     Each of the three potential Chrysalin products now in development is at a different stage in the new drug application (“NDA”) process. Depending upon the rate of patient enrollment and the success of the clinical trials, it is possible that we could file our first Chrysalin product new drug application with the FDA in 2006, which would then be subject to FDA evaluation and approval. However, completing all of these steps will require significant and steady funding over a sustained period of time.

13

     Operating History and Financial Condition. Our Board of Directors considered the current and historical financial condition and results of operations of the Bone Device Business, as well as our strategic objectives, primarily the research and development of the Chrysalin product platform. During much of the last five years, our Bone Device Business generated sufficient revenues and earnings to fund Chrysalin-related research-and-development activities. However, internal projections for 2004 and going forward include research and development spending targets that would substantially exceed funds generated from our existing device business and available funds. Therefore, during the last two years, our Board of Directors has been exploring strategic alternatives to assure we would be able to fully fund our orthobiologics efforts.

     Strategic Alternatives. The decision of the Board to approve and recommend the sale of the Bone Device Business assets was the result of an extended evaluation process. During the last two years, the Board and senior management have, from time to time, evaluated and considered a number of alternatives. Among these were:

•	Continue to fund the R&D requirements of the Chrysalin program from existing device business cash flow and earnings. Our Board of Directors determined that this strategy would be viable in 2004 and perhaps 2005 but was unlikely to be sustainable beyond then without securing significant additional funding. Furthermore, we believe that the Bone Device Business would also require additional investment in order to maintain its historical growth rates and profitability.

•	Continue to fund the research and development requirements of the Chrysalin program from existing device business cash flow and earnings and secure a strategic partner to share the cost of the Chrysalin program in exchange for some rights to the Chrysalin program. This alternative would likely generate sufficient funds to cover Chrysalin-related research and development costs beyond 2005 and allow us to post net profits during that period. However, our Board believes that Chrysalin is still relatively early in the commercialization cycle and, therefore, we would have to give up disproportionately greater future value to obtain funding from a strategic partner now, rather than in later stages of development when we might have additional favorable human clinical data. The Board believes that the longer we retain control over our orthobiologic product platform, the more valuable Chrysalin becomes to potential partners, licensees and/or acquirers.

•	Sell the Bone Device Business and become a “pure-play” orthobiologics company focused on commercializing Chrysalin-based products and seeking other orthobiologic technologies that could complement our development efforts. In the Board’s view, this alternative positions us as a drug-development company in some of the most promising segments of the orthopedics market and provides needed capital to further our development of Chrysalin.

     After careful consideration and consultation with medical and financial industry experts, our Board of Directors decided that stockholders were likely to benefit most if we were to successfully pursue the sale of the Bone Device Business. A process was then put in place to explore such a sale.

     The Board believes this alternative provides the following advantages:

•	allows us to focus exclusively on orthobiologics as a pure-play without the distraction of simultaneously attempting to manage two very different businesses;

•	gives us significant financial flexibility to pursue Chrysalin commercialization and explore complementary technologies;

•	allows us to maintain a greater degree of control over the Chrysalin product platform as we negotiate with potential strategic partners – whether large orthopedic companies or major pharmaceutical concerns;

•	grants us greater visibility into the long-term value of Chrysalin-based technologies; and

14

•	provides greater clarity of our vision for both our current stockholders and the investment community as a whole.

     The above information and factors considered by our Board are not intended to be exhaustive, but includes all of the material factors considered by our Board.

Background, Past Contacts, and Negotiations

     Set forth below is a chronological description of some of the events leading up to and the material contacts between OrthoLogic and dj Orthopedics relating to the sale of the Bone Device Business.

     January 29, 2002 — OrthoLogic engaged the services of JPMorgan, a nationally recognized investment banking firm and financial advisor, to explore strategic alternatives.

     January 2002 — May 2003 — JPMorgan approached 20 potential acquirers, including dj Orthopedics, LLC, to discuss strategic transactions with OrthoLogic, including a sale of the Bone Device Business assets. By May 2003, six potential purchasers (including dj Orthopedics) executed non-disclosure agreements with OrthoLogic, and OrthoLogic allowed them access to certain non-public financial and other information regarding the Bone Device Business

     May 1, 2003 — dj Orthopedics submitted an executed non-disclosure agreement to OrthoLogic.

     May 9, 2003 — dj Orthopedics submitted a non-binding proposal to OrthoLogic. Between March 21, 2003 and May 12, 2003, four of the six potential purchasers had submitted non-binding proposals to OrthoLogic.

     May 12, 2003 — OrthoLogic entered into an exclusivity agreement with one of the four potential purchasers other than dj Orthopedics and commenced negotiations with that other party.

     June 24, 2003 — OrthoLogic received an unsolicited, revised expression of interest from dj Orthopedics, LLC suggesting a potential purchase price for the Bone Device Business that was higher than the dj Orthopedics’ original non-binding proposal and higher than the first party’s offer. OrthoLogic notified the first party of the material terms of the unsolicited dj Orthopedics offer, but did not respond to dj Orthopedics.

     June 28, 2003 — OrthoLogic’s exclusivity agreement with the first party expired.

     July 3, 2003 — OrthoLogic and dj Orthopedics entered into an exclusivity agreement to negotiate the definitive terms of a purchase agreement.

     July 7-10, 2003 — dj Orthopedics’ management, financial advisors and general counsel met in Phoenix, Arizona with OrthoLogic’s management and legal counsel to discuss the terms of the sale. dj Orthopedics’ staff conducted its financial and legal due diligence at OrthoLogic’s facilities.

     July 21, 2003 — dj Orthopedics submitted a revised proposed term sheet based on its due diligence to acquire the Bone Device Business assets and to extend the exclusivity agreement to August 1, 2003.

     August 1, 2003 — The exclusivity agreement with dj Orthopedics expired. Senior management and legal counsel for dj Orthopedics and OrthoLogic held a conference call to further negotiate terms of the sale. The two companies decided to proceed in negotiations without an exclusivity agreement.

     August 13, 2003 — While in New York, our CEO, Thomas R. Trotter, met with representatives of JPMorgan and a director of dj Orthopedics to discuss the status of the negotiations of the sale.

     August 19 — September 5, 2003 — During this period, legal counsel and management continued to negotiate the terms of the sale and explore the resolution of open issues.

15

     September 8, 2003 — dj Orthopedics’ chairman of the board, senior management and general counsel met in Phoenix, Arizona with OrthoLogic’s senior management and legal counsel to further negotiate the terms of the sale.

     September 10, 2003 — The parties signed an exclusivity agreement to negotiate a transaction.

     September 10-October 7, 2003 — Legal counsel for both parties further negotiated the terms of the sale, leading to the present proposed sale of the Bone Device Business assets.

     October 8, 2003 — The parties signed the Asset Purchase Agreement after the markets closed and publicly announced the sale the next day before the markets opened.

Recommendation of the Board of Directors to Stockholders

     Our Board of Directors has unanimously approved the sale of the Bone Device Business assets and the Asset Purchase Agreement. Our Board of Directors believes that the sale of the Bone Device Business assets is in the best interests of OrthoLogic Corp. and our stockholders and recommends that stockholders vote in favor of the sale of the Bone Device Business assets pursuant to the Asset Purchase Agreement.

Vote Required for the Approval of the Asset Sale

     In order for us to sell the Bone Device Business assets to dj Orthopedics, holders of a majority of the common stock outstanding must vote to approve the sale of the Bone Device Business assets.

CONFLICTS OF INTEREST;
INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

     Under the terms of his July 15, 2002 employment agreement, Thomas R. Trotter, our President and Chief Executive Officer and a director on our Board of Directors, will be paid a special incentive bonus payment upon the sale of the Bone Device Business assets equal to one-half of one percent (1/2%) of the sale price or approximately $472,500 (assuming no adjustment to the purchase price in accordance with the terms of the Asset Purchase Agreement).

     Under the terms of our stock option plans, the vesting of outstanding stock options will accelerate upon the closing of the sale to dj Orthopedics. Terminated employees’ options will vest immediately upon the sale. Continuing employees and our directors will have 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting schedule, if earlier. For more detail about the shareholdings of and options held by our officers and directors, see the “Security Ownership of Certain Beneficial Owners and Management” on Page 37.

ACCOUNTING TREATMENT OF THE ASSET SALE

     Under accounting principles generally accepted in the United States, upon consummation of the sale of the Bone Device Business assets, we will remove the net assets sold from our consolidated balance sheet and record the gain on the sale, net of transaction costs, severance and other related costs, including applicable state and federal income taxes, in our consolidated statement of income.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE ASSET SALE

     The following is a summary of the principal material United States federal income tax consequences relating to the proposed sale of our Bone Device Business assets to dj Orthopedics. The summary does not consider the effect of any applicable foreign, state, local or other tax laws nor does it address tax consequences applicable to stockholders that may be subject to special federal income tax rules. The following summary is based on the current provisions of the Internal Revenue Code, existing, temporary, and proposed Treasury regulations thereunder, and current administrative rulings and court decisions. Future legislative, judicial or administrative actions or decisions,

16

which may be retroactive in effect, may affect the accuracy of any statements in this summary with respect to the transactions entered into or contemplated prior to the effective date of those changes.

     The proposed sale of our Bone Device Business assets to dj Orthopedics will be a transaction taxable to us for United States federal income tax purposes. We will recognize taxable income equal to the amount realized on the sale in excess of our tax basis in the assets sold. The amount realized on the sale will consist of the cash we receive in exchange for the assets sold, plus the amount of related liabilities assumed by dj Orthopedics.

     Although the sale of our Bone Device Business assets to dj Orthopedics will result in a taxable gain to us, a portion of the taxable gain will be offset to the extent of current year losses from operations plus available net operating loss carry forwards, as currently reflected on our consolidated federal income tax returns. The taxable gain will differ from the gain to be reported in the OrthoLogic financial statements due to temporary tax differences and certain other differences between the tax laws and generally accepted accounting principles.

     We believe we will be able to apply our approximately $63.0 million tax loss carry forward without limitation against the taxable gain from the sale of the Bone Device Business assets. However, due to the limitation of net operating loss carry forwards under the federal alternative minimum tax system, a portion of the taxable gain reduced by our net operating loss carry forwards may be subject to the federal alternative minimum income tax. The availability and amount of net operating loss carry forwards are subject to audit and adjustment by the Internal Revenue Service. In the event that the Internal Revenue Service adjusts the net operating loss carry forwards, we may incur an increased tax liability.

     Our stockholders will experience no federal income tax consequences as a result of the consummation of the proposed sale of our Bone Device Business assets to dj Orthopedics.

     EACH HOLDER OF OUR COMMON STOCK IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR AS TO THE FEDERAL INCOME TAX CONSEQUENCES OF THE SALE, AND ALSO AS TO ANY STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES BASED ON HIS OR HER OWN PARTICULAR FACTS AND CIRCUMSTANCES.

REGULATORY APPROVALS

     Other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, we are not required to comply with any federal or state regulatory requirements or obtain approval from any federal or state agency in connection with the asset sale. dj Orthopedics has represented to us in the Asset Purchase Agreement that it is not required to comply with any such requirements or obtain approval from any such agencies other than compliance with the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

OPINIONS OF FINANCIAL ADVISORS

General

     Our financial advisor in this transaction, JPMorgan, has rendered an opinion to our Board that the consideration we will receive in this transaction is, from a financial point of view, fair to us. Because JPMorgan, through its affiliated company JPMorgan Partners, LLC owns approximately 41% of the outstanding common stock of dj Orthopedics, Inc. (with voting control over approximately 47%), we also engaged First Albany Corporation to advise us and render an opinion regarding the fairness of the consideration we will receive in this transaction, from a financial point of view. First Albany Corporation conducted its analysis and rendered its opinion independent of JPMorgan.

     We selected JPMorgan and First Albany Corporation, in part, because both have substantial experience in transactions similar to our sale. The investment bankers at JPMorgan and First Albany Corporation have regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, secondary distributions of listed and unlisted securities and private placements.

17

     On October 7, 2003, JPMorgan rendered an oral opinion that, as of such date, and based upon the assumptions made, matters considered and limits of review set forth in its written opinion, the consideration anticipated to be received by us as a result of the proposed transaction was fair, from a financial point of view. This opinion was reaffirmed in writing by a letter dated October 9, 2003 (the “JPMorgan Opinion”).

     On October 7, 2003, First Albany Corporation made a presentation to our Board stating that, based on assumptions made and other matters considered, as set forth in the written opinion, the consideration we expected to be paid by selling our Bone Device Business to dj Orthopedics was fair to OrthoLogic Corp., from a financial point of view. This opinion was reaffirmed in writing by a letter dated October 8, 2003 (the “First Albany Opinion”).

     Summary of JPMorgan Fairness Opinion

     Pursuant to an engagement letter dated January 29, 2002 and amended as of January 29, 2003, OrthoLogic retained JPMorgan as its financial advisor in connection with the proposed transaction with dj Orthopedics.

     At the meeting of our Board of Directors on October 7, 2003, JPMorgan rendered its oral opinion to the Board of Directors that, as of such date, the consideration to be received by us in the proposed transaction was fair, from a financial point of view. JPMorgan has confirmed such oral opinion by delivering its written opinion, dated October 9, 2003, to our Board of Directors, stating that, as of such date, the consideration to be received us in the proposed transaction was fair, from a financial point of view. No limitations were imposed by the OrthoLogic Board of Directors upon JPMorgan with respect to the investigations made or procedures followed by it in rendering its written opinion.

     The full text of the written opinion of JPMorgan dated October 9, 2003, which sets forth the assumptions made, matters considered and limits on the review undertaken, is attached as Exhibit B to this proxy statement and is incorporated herein by reference. OrthoLogic’s stockholders are urged to read the opinion in its entirety. JPMorgan’s written opinion is addressed to the Board of Directors of OrthoLogic, is directed only to the consideration to be received by OrthoLogic in the proposed transaction and does not constitute a recommendation to any of our stockholders as to how such stockholder should vote at the OrthoLogic special meeting. The summary of the opinion of JPMorgan set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

     In arriving at its opinion, JPMorgan, among other things:

•	reviewed the executed Asset Purchase Agreement dated October 8, 2003;

•	reviewed certain publicly available business and financial information concerning the Bone Device Business and the industry in which it operates;

•	compared the proposed financial terms of the transaction with dj Orthopedics with the publicly available financial terms of certain transactions involving companies or businesses JPMorgan deemed relevant and the consideration received for such companies or businesses;

•	compared the financial and operating performance of the Bone Device Business with publicly available information concerning certain other companies JPMorgan deemed relevant;

•	reviewed certain internal financial analyses and forecasts prepared based on information provided by OrthoLogic management relating to its Bone Device Business as well as publicly available information concerning such business and the industry in which it operates; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

18

     JPMorgan also held discussions with certain members of the management of OrthoLogic with respect to certain aspects of the proposed transaction, and the past and current business operations of OrthoLogic and its Bone Device Business, and the financial condition and future prospects and operations of OrthoLogic and its Bone Device Business, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

     JPMorgan relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or that was furnished to it by OrthoLogic or otherwise reviewed by JPMorgan, and JPMorgan has not assumed any responsibility or liability therefor. JPMorgan did not conduct any valuation or appraisal of any assets or liabilities, nor were any valuations or appraisals provided to JPMorgan. In relying on financial analyses and forecasts referred to above, JPMorgan assumed that they were based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of OrthoLogic’s Bone Device Business to which such analyses or forecasts relate. JPMorgan also assumed that the proposed transaction contemplated by the Asset Purchase Agreement will be consummated as described in such agreement. JPMorgan relied as to all legal matters relevant to the rendering of its opinion upon the advice of counsel.

     The projections relied upon by JPMorgan for OrthoLogic’s Bone Device Business were prepared based on information provided by OrthoLogic management relating to such business as well as publicly available information concerning the business and the industry in which it operates. OrthoLogic does not publicly disclose internal management projections of the type relied upon by JPMorgan in connection with JPMorgan’s analysis of the proposed transaction with dj Orthopedics, and such projections were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

     JPMorgan’s opinion is based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, the date of such opinion. Subsequent developments may affect the written opinion dated October 9, 2003, and JPMorgan does not have any obligation to update, revise, or reaffirm such opinion. JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the consideration to be received by OrthoLogic in the proposed transaction, and JPMorgan has expressed no opinion as to the underlying decision by OrthoLogic to engage in such transaction. JPMorgan expressed no opinion as to the price at which OrthoLogic’s common stock will trade at any future time.

     In accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion.

     Discounted Cash Flow Analysis. JPMorgan conducted a discounted cash flow analysis for the purpose of determining the enterprise value of OrthoLogic’s Bone Device Business. JPMorgan calculated the unlevered free cash flows that the business is expected to generate during fiscal years 2004 through 2013 based upon financial projections which were prepared on the basis of information provided by our management relating to the business, as well as publicly available information concerning the business and the industry in which it operates. JPMorgan also calculated a range of terminal values of the business at the end of the 10-year period ending 2013 by applying a perpetual growth rate ranging from 0.0% to 2.0% to the unlevered free cash flow of the business during the final year of the 10-year period, derived from the projections referred to above. The unlevered free cash flows and the range of terminal values were then discounted to values as of December 31, 2003, using a range of discount rates from 13.0% to 15.0%, which were selected by JPMorgan based upon an analysis of the weighted average cost of capital of the business. Based on the projections and a discount rate range of 13.0% to 15.0%, the foregoing discounted cash flow analysis indicated a range of enterprise values of between $76.0 million and $93.0 million.

     In addition, JPMorgan conducted an alternative discounted cash flow analysis, using unlevered free cash flow forecast periods of 15 years and 25 years, respectively, and assuming no perpetuity value at the end of such periods. In calculating the unlevered free cash flows of the business for the years after the initial 10-year period, JPMorgan assumed an annual sales growth rate of 1.0% and profitability margins equal to that of the final year of the initial 10-year period, which were derived from the terminal growth rate assumptions utilized in the other

19

discounted cash flow analysis summarized above. Based on the projections for the 15-year and 25-year periods, the assumption of no perpetuity value, and a discount rate range of 13.0% to 15.0%, this alternative discounted cash flow analysis indicated a range of enterprise values of between $66.0 million and $85.0 million.

     Precedent Transaction Analysis. JPMorgan reviewed the purchase prices paid in ten selected transactions (as set forth in the table below) in the orthopedic device sector of the healthcare industry. Financial data for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. JPMorgan then calculated the ratio of the enterprise value (calculated as equity value, plus debt, less cash and cash equivalents) to the trailing 12-month revenue for each selected transaction and compared the results of these calculations with the corresponding calculation for the proposed transaction between OrthoLogic and dj Orthopedics. JPMorgan selected a revenue multiple range of 1.7—2.0x (reflecting selected and broad median observations from the transaction analysis) to apply to the trailing twelve month revenues of OrthoLogic’s Bone Device Business (as of June 30, 2003), yielding an enterprise value range of $71.0 million to $84.0 million.

Acquirer	Target	Enterprise Value / LTM Revenue

AbilityOne Corporation	Smith & Nephew Rehabilitation	1.2x
Biomet, Inc.	Biolectron, Inc	2.0	[1]
dj Orthopedics, Inc.	DePuy Orthotech	1.0
The Carlyle Group	Empi, Inc	2.2
Chase Capital	DonJoy, LLC	1.9x
Smith & Nephew PLC	Parker Medical (“Fracture & Splinting”)	4.0
DePuy, Inc.	Orthopedic Technology	2.4
Orthofix International, NV	AME	1.7
(Corange) DePuy, Inc.	Ace Medical Company	3.2
Biomet, Inc.	EBI, LP	0.7
Broad median		2.0x
Selected median[2]		1.7x

Notes:
[1]	LTM figure was not publicly disclosed; “run-rate” sales were reported as $45mm, implying a transaction multiple of 2.0x run rate sales
[2]	“Selected median” reflects only the following transactions:
Biomet/Bioelectron; Orthofix/AME; Biomet/EBI. These transactions were selected based on the similarity of the target company to OrthoLogic’s Bone Device Business.

     Public Trading Multiples. Using publicly available information, JPMorgan reviewed the trading and operating statistics of the following selected publicly traded companies in the orthopedic device sector of the healthcare industry, based on closing stock prices on October 1, 2003:

•	Conmed Corporation

•	Orthofix International, NV

•	dj Orthopedics, Inc.

•	Encore Medical Corporation

•	Compex Technologies, Inc.

     JPMorgan calculated the ratio of enterprise value to calendar 2004 estimated revenue for each of the selected companies, and compared the ratios derived from these analyses to corresponding financial data for OrthoLogic’s Bone Device Business. JPMorgan selected a revenue multiple range of 0.9—1.7x (reflecting the low and median of the range of the selected companies) to apply to the 2004 estimated revenues of the business, yielding an enterprise value range of $48.0 million to $90.0 million.

     The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and opinion. JPMorgan based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic

20

conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

     As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise OrthoLogic with respect to the proposed transaction and to deliver an opinion to OrthoLogic’s Board of Directors with respect to the proposed transaction on the basis of such experience and its familiarity with OrthoLogic.

     OrthoLogic entered into a letter agreement dated January 29, 2002 (amended January 29, 2003) with JPMorgan relating to the services to be provided by JPMorgan in connection with the proposed transaction. We agreed to pay JPMorgan a total fee of $1,395,000 plus reimbursement of expenses. There are no other current arrangements to compensate JPMorgan for any services rendered to us.

     JPMorgan and its affiliates maintain investment banking, commercial banking and other business relationships with OrthoLogic and its affiliates, for which they receive customary fees. In addition, JPMorgan Partners, an affiliate of JPMorgan, owns approximately 41% of the outstanding stock of dj Orthopedics. In the ordinary course of their businesses, JPMorgan and its affiliates may actively trade the debt and equity securities of OrthoLogic or dj Orthopedics for their own accounts or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities.

     Summary of First Albany Corporation Opinion

     We engaged First Albany Corporation to act as our financial advisor with respect to rendering an opinion to our Board of Directors as to the fairness, from a financial point of view, of the consideration we will receive in the sale of the Bone Device Business assets. No instructions were provided to and no limitations were imposed by our Board of Directors upon First Albany Corporation with respect to the investigation made or the procedures followed by First Albany Corporation in rendering its opinion as of October 8, 2003.

     First Albany Corporation delivered its oral opinion to our Board of Directors on October 7, 2003 as to the fairness of the consideration we will receive in the sale. First Albany Corporation’s opinion is that, as of October 7, 2003 and based upon and subject to the factors and assumptions set forth therein, the consideration we will receive is fair, from a financial point of view, to us. Such oral opinion was followed by delivery of the written fairness opinion dated October 8, 2003 to our Board of Directors to the same effect.

THE FULL TEXT OF FIRST ALBANY CORPORATION’S OPINION DATED OCTOBER 8, 2003, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND THE PROCEDURES FOLLOWED BY FIRST ALBANY CORPORATION, IS ATTACHED HERETO AS EXHIBIT B AND IS INCORPORATED HEREIN BY REFERENCE. ORTHOLOGIC STOCKHOLDERS ARE URGED TO READ THIS OPINION CAREFULLY AND IN ITS ENTIRETY FOR ASSUMPTIONS MADE, MATTERS CONSIDERED AND LIMITS OF THE REVIEW BY FIRST ALBANY CORPORATION. THE SUMMARY OF THE OPINION AS SET FORTH IN THIS PROXY STATEMENT IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION.

     First Albany Corporation’s opinion was prepared for our Board of Directors and was directed only to the fairness, from a financial point of view, as of the date thereof, of the consideration we would receive for the sale of the Bone Device Business assets. First Albany Corporation was not asked to consider, and First Albany Corporation’s opinion does not address, any other aspect of the sale or our underlying business decision of to effect the sale. First Albany Corporation’s opinion does not constitute a recommendation to any stockholder as to how such stockholder should vote on, or take any other action with respect to, the sale. First Albany Corporation was not asked to consider, and First Albany Corporation’s opinion does not address, the relative merits of the sale as compared to any alternative business strategy that may exist for us. First Albany Corporation was not requested to,

21

nor did it, solicit the interest of any other party in acquiring the Bone Device Business assets. First Albany Corporation expressed no opinion, nor should one be implied, as to the fair market value of our common stock at any time.

     In connection with rendering its opinion, First Albany Corporation, among other things:

•	reviewed certain publicly available business and financial data relating us and the Bone Device Business assets;

•	reviewed certain financial and operating information with respect to the business, operations and prospects of OrthoLogic and the Bone Device Business assets,

•	compared the financial performance of the Bone Device Business and the prices and trading activity of OrthoLogic’s common stock with those of other companies that First Albany Corporation deemed relevant;

•	compared the financial terms of the sale with the financial terms, to the extent publicly available, of other transactions First Albany Corporation deemed relevant;

•	held discussions with our management concerning the past and current business operations of OrthoLogic and the Bone Device Business assets;

•	reviewed the financial terms and conditions of the sale as set forth in the Asset Purchase Agreement and certain related exhibits provided prior to the date of the First Albany Opinion; and

•	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as First Albany Corporation deemed relevant.

     First Albany Corporation’s opinion is based on market, economic and other conditions and circumstances involving OrthoLogic, the Bone Device Business and their respective industries as they were in effect on, and which, by necessity, could only be evaluated on, the date of the First Albany Corporation opinion. First Albany Corporation assumed no responsibility to update, revise or reaffirm its opinion based upon events or circumstances occurring after the date thereof.

     In connection with its review and arriving at its opinion, with the consent of our Board of Directors, First Albany Corporation:

•	assumed that the final executed form of the Asset Purchase Agreement did not differ in any material respect from the draft that First Albany Corporation examined at the date of its opinion, and that we and dj Orthopedics would comply with all material terms of the Asset Purchase Agreement;

•	relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with First Albany Corporation by us or otherwise publicly available, and have assumed that there were no material changes in our business operations, financial condition or prospects, or with respect to the Bone Device Business since the respective dates of such information;

•	did not assume any responsibility for independent verification of any of the information referred to above and relied on it as being complete and accurate in all material respects;

•	assumed that the financial forecasts relating to OrthoLogic and the Bone Device Business referred to above were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to the future financial performance of OrthoLogic and the Bone Device Business; and

22

•	did not make any independent evaluation or appraisal of any of the assets, properties or facilities of OrthoLogic, or the Bone Device Business, nor was First Albany Corporation furnished with any such evaluation or appraisal.

     The following is a summary of the significant financial analyses used by First Albany Corporation in connection with the rendering of its opinion. The following summary, however, does not purport to be a complete description of the financial data presented or analyses performed by First Albany. Instead, it describes in summary form, the material elements of the presentation First Albany Corporation made to our Board of Directors on October 7, 2003 in connection with the preparation of its fairness opinion. The financial analyses summarized below include information presented in tabular format. In order to understand the financial analyses fully, the tables must be read together with the text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses.

     Selected Comparable Public Company Analysis. Using publicly available information, First Albany Corporation compared selected financial information, ratios and public market multiples for the Bone Device Business to the corresponding data for the following seven publicly-traded medical device companies all of which are broadly comparable to the Bone Device Business:

CONMED Corporation Orthofix International NV ArthroCare Corporation dj Orthopedics Inc. Encore Medical Corporation CryoLife Inc. Compex Technologies Inc.

     Although none of the selected companies is directly comparable to the Bone Device Business, the companies were chosen because, for purposes of the analysis, First Albany Corporation considered them comparable to the Bone Device Business in that these companies are small-to-mid-cap, independent medical devices companies in lines of business or with product characteristics that are reasonably similar to that of the Bone Device Business. For informational purposes only, First Albany Corporation also looked at the relative valuations of Biomet and Smith & Nephew, but deemed them irrelevant to the comparable companies analysis due to the fact that they are both multi-billion dollar market capitalization companies with highly diversified lines of business of which only a very small portion are competitive or comparable to the Bone Device Business.

     First Albany Corporation reviewed, among other information, the comparable companies’ multiples of total enterprise value, referred to as TEV, which consists of the market value of the particular company’s equity plus the total debt minus cash, cash equivalents and marketable securities of the company to:

•	latest twelve months revenue, referred to as LTM revenue;

•	estimated calendar year 2003 revenue, referred to as CY 2003E revenue; and

•	LTM earnings before interest, taxes, depreciation and amortization, referred to as LTM EBITDA.

     All of the multiples were based on closing stock prices on October 2, 2003. Estimated financial and operating data for the Bone Device Business was based on internal estimates of OrthoLogic’s management and for the selected comparable companies was based on publicly available research analysts’ estimates. Actual financial and operating data was based on the respective companies’ relevant SEC filings.

     First Albany Corporation applied a range of selected multiples derived from the selected comparable companies to the corresponding LTM revenues, CY 2003E revenues and LTM EBITDA of the Bone Device Business. This analysis indicated the following implied enterprise value range for the Bone Device Business of approximately $67.7 million to $111.6 million, as compared to the value of the consideration to be received in the

23

\

sale to dj Orthopedics of $95.4 million (which includes $93.0 million in cash plus $2.4 million in assumed liabilities):

($ in millions)

			Value of Consideration
Implied Enterprise Value Range(1)			to be Received

Low	Midpoint	High

$67.7	$89.7	$111.6	$95.4

     (1)  Note that the low of the range is equal to the low multiple from the comparable companies universe times the relevant operating statistic for the Bone Device Business and the high of the range is equal to the greater of the mean and median multiple for the comparable companies universe times the relevant operating statistic for the Bone Device Business. The midpoint is the average of the high and the low.

     Selected Precedent Transaction Analysis. Using publicly available information, First Albany reviewed financial information relating to the following selected transactions in the medical device industry:

Acquiror	Target

Patterson Dental Company	AbilityOne Products Corp.
Encore Medical Corp.	Chattanooga Group, Inc.
OrthoRehab Inc.	OrthoLogic CPM Business
Biomet, Inc.	Biolectron Inc.
Smith & Nephew plc	Exogen, Inc.
Fox Paine & Company	Maxxim Medical, Inc.
Carlyle Group	Empi, Inc.
Chase Capital Partners and Affiliates	Donjoy (Smith & Nephew)

     First Albany Corporation chose the selected transactions because they were business combinations that, for the purposes of the analysis, First Albany Corporation considered to be reasonably similar to our sale of the Bone Device Business in that these transactions involved the acquisition of small to mid-sized companies in the medical device industry and in lines of business or with product characteristics that are reasonably similar to that of the Bone Device Business.

     First Albany Corporation reviewed, among other things, the multiples of the transaction enterprise value of the business combination, which consist of the transaction value of the target company’s equity plus the total debt minus cash, cash equivalents and marketable securities, of the target company to:

•	latest twelve months revenue, referred to as LTM revenue; and

•	latest twelve months earnings before interest, taxes, depreciation and amortization, referred to as LTM EBITDA.

     Actual financial and operating data for the Bone Device Business was based on information provided by the OrthoLogic management and SEC filings. Financial and operating data for the transactions was based on relevant SEC filings, press releases and publicly available research analysts’ estimates.

     First Albany Corporation applied a range of selected multiples derived from the selected transactions to the corresponding LTM revenues and LTM EBITDA of the Bone Device Business. This analysis indicated the following implied enterprise value range for the Bone Device Business of approximately $44.4 million to $92.1 million, as compared to the value of the consideration to be received in the sale of the Bone Device Business to dj Orthopedics of $95.4 million (which includes $93.0 million in cash plus $2.4 million in assumed liabilities):

24

($ in millions)

			Value of Consideration
Implied Enterprise Value Range(1)			to be Received

Low	Median	High

$44.4	$68.3	$92.1	$95.4

     (1) Note that the low of the range is equal to the low multiple from the precedent transactions universe times the relevant operating statistic for the Bone Device Business and the high of the range is equal to the greater of the mean and median multiple for the precedent transactions universe times the relevant operating statistic for the Bone Device Business. The midpoint is the average of the high and the low.

     The preparation of a fairness opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not susceptible to partial analysis or summary descriptions. In arriving at its opinion, First Albany Corporation made qualitative judgments as to the significance and relevance of each analysis and factor considered by it, and based on the results of all the analyses undertaken by it and assessed as a whole. First Albany Corporation did not draw conclusions, in isolation, from or with regard to any one factor or method of analysis. Accordingly, First Albany Corporation believes that its analyses must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the processes underlying the analyses set forth in its opinion.

     In performing its analyses, First Albany Corporation made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond OrthoLogic’s control. No company, transaction or business used in those analyses as a comparison is identical to OrthoLogic, the Bone Device Business or the sale to dj Orthopedics, nor is an evaluation of the results entirely mathematical. Rather, the analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the operating results, public trading or other values of the companies or transactions being analyzed.

     The estimates contained in the analyses performed by First Albany Corporation and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than suggested by these analyses. Accordingly, such estimates are inherently subject to substantial uncertainty and neither OrthoLogic nor First Albany Corporation assumes responsibility for the accuracy of such analyses and estimates. In addition, analyses relating to the value of securities do not purport to be appraisals or to reflect the prices at which a business might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.

     First Albany Corporation is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. First Albany Corporation was not retained as an advisor or agent to the OrthoLogic stockholders or any other person. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of OrthoLogic.

     First Albany Corporation received a fee of $300,000 plus reimbursement of expenses in connection with its opinion, which fee was not contingent upon the nature of the conclusions expressed in its opinion nor upon the consummation of the sale to dj Orthopedics. There are no other current arrangements to compensate First Albany Corporation, its affiliates or unaffiliated representatives for any services rendered to OrthoLogic, its affiliates, directors or executive officers.

25

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

     The following unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of OrthoLogic Corp. and subsidiaries incorporated by reference into this proxy statement, adjusted to give effect to the disposition of the Bone Device Business in accordance with the Asset Purchase Agreement dated October 9, 2003 between us and dj Orthopedics, LLC.

     The unaudited pro forma consolidated balance sheets give effect to the proposed transaction as if it occurred on the date of the balance sheet. The cash proceeds and resulting gain are only included in the June 30, 2003 balance sheet. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2003 and the years ended December 31, 2002, 2001 and 2000 give effect to the transaction as if it had occurred as of January 1, 2000.

     The pro forma consolidated financial information is presented for illustrative purposes only, and is not necessarily indicative of the operating results or financial position that would have occurred if all of the events as described above had occurred on the first day of the respective periods presented, nor is it necessarily indicative of our future operating results or financial position. The unaudited proforma condensed consolidated financial statements should be read in conjunction with the historical consolidated financial statements for OrthoLogic and the Bone Device Business included or incorporated by reference in this proxy statement.

26

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)
June 30, 2003

	Historical	Sale of Bone		Proforma
	OrthoLogic	Device Business		OrthoLogic

ASSETS
Current Assets:
Cash and cash equivalents	$12,927	$80,500	(2)	$93,427
Short-term Investments	17,969	—		17,969
Accounts receivable less allowance for doubtful accounts	8,960	(7,866)	(1)	1,094
Inventories, net	2,445	(2,445)	(1)	—
Prepaids and other current assets	454	(43)	(1)	411
Deferred income taxes – current	1,667	(1,667)	(1)	—

Total current assets	44,422	68,479		112,901
Furniture and equipment, net	1,329	(631)	(1)	698
Long-term investments		6,642		6,642
Deferred income taxes — non-current	964	(964)	(1)	—
Deposits and other assets	110	(9)	(1)	101
Escrow deposit receivable	—	7,500	(2)	7,500
Investment in Chrysalis BioTechnology	750	—		750

Total assets	$54,217	$74,375		$128,592

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$703	$(472)	(1)	$231
Income taxes payable		5,000	(2)	5,000
Accrued compensation	2,186	(422)	(1)	1,764
Accrued CPM divestiture costs	38	—		38
Other accrued liabilities	1,746	(602)	(1)	1,644
		500	(2)

Total current liabilities	4,673	4,004		8,677
Deferred rent and capital lease obligation	316	—		316

Total liabilities	4,989	4,004		8,993

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $.0005 par value:
50,000,000 shares authorized; and 32,933,096 and 32,891,296 shares issued and outstanding	16	—		16
Additional paid-in capital	139,318	—		139,318
Accumulated deficit	(89,969)	70,371	(2)	(19,598)
Treasury stock at cost, 41,800 shares	(137)			(137)

Total stockholders’ equity	49,228	70,371		119,599

Total liabilities and stockholders’ equity	$54,217	$74,375		$128,592

See notes to unaudited pro forma financial statements

27

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)
December 31, 2002

	Historical	Sale of Bone		Proforma
	OrthoLogic	Device Business		OrthoLogic

ASSETS
Current Assets:
Cash and cash equivalents	$11,286			$11,286
Short-term Investments	18,660	—		18,660
Accounts receivable less allowance for doubtful accounts	9,641	(8,313)	(1)	1,328
Inventories, net	2,568	(2,568)	(1)	—
Prepaids and other current assets	598	(61)	(1)	537
Deferred income taxes – current	1,667	(1,667)	(1)	—

Total current assets	44,420	(12,609)		31,811
Furniture and equipment, net	1,498	(711)	(1)	787
Long-term investments	5,659			5,659
Deferred income taxes — non-current	964	(964)	(1)	—
Deposits and other assets	129	(11)	(1)	118
Investment in Chrysalis BioTechnology	750			750

Total assets	$53,420	$(14,295)		$39,125

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$478	$(312)	(1)	$166
Accrued compensation	2,290	(58)	(1)	2,232
Accrued CPM divestiture costs	210			210
Other accrued liabilities	1,857	(560)	(1)	1,297

Total current liabilities	4,835	(930)		3,905
Deferred rent and capital lease obligation	352			352

Total liabilities	5,187	(930)		4,257

Commitments and contingencies
STOCKHOLDERS’ EQUITY
Common stock, $.0005 par value:
50,000,000 shares authorized; and 32,088,021 and 32,047,021 shares issued and outstanding	16			16
Additional paid-in capital	136,945			136,945
Common stock to be issued for legal settlement	2,078			2,078
Accumulated deficit	(90,669)	(13,365)	(1)	(104,034)
Treasury stock at cost, 41,800 shares	(137)			(137)

Total stockholders’ equity	48,233	(13,365)		34,868

Total liabilities and stockholders’ equity	$53,420	$(14,295)		$39,125

See notes to unaudited pro forma financial statements

28

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
(in thousands, except per share data)
December 31, 2001

	Historical	Sale of Bone		Proforma
	OrthoLogic	Device Business		OrthoLogic

ASSETS
Current Assets:
Cash and cash equivalents	$19,503			$19,503
Short-term Investments	11,008			11,008
Accounts receivable less allowance for doubtful accounts	11,362	(8,578)	(1)	2,784
Inventories, net	1,507	(1,507)	(1)	—
Prepaids and other current assets	687	(101)	(1)	586
Deferred income taxes – current	2,631	(2,631)	(1)	—

Total current assets	46,698	(12,817)		33,881
Furniture and equipment, net	1,902	(903)	(1)	999
Long-term investments	—			—
Deferred income taxes — non-current	—			—
Deposits and other assets	92	(7)	(1)	85
Investment in Chrysalis BioTechnology	750			750

Total assets	$49,442	$(13,727)		$35,715

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$776	$(458)	(1)	$318
Accrued compensation	2,415	(164)	(1)	2,251
Accrued CPM divestiture costs	2,446			2,446
Other accrued liabilities	1,022	(848)	(1)	174

Total current liabilities	6,659	(1,470)		5,189
Deferred rent and capital lease obligation	287			287

Total liabilities	6,946	(1,470)		5,476

Commitments and contingencies Series B Convertible Preferred Stock, $1,000 per value; 600 shares issued and outstanding; liquidation preference, $600,000 at December 31, 2001	600			600

STOCKHOLDER S’ EQUITY
Common stock, $.0005 par value:
50,000,000 shares authorized; and 32,088,021 and 32,047,021 shares issued and outstanding	16			16
Additional paid-in capital	136,216			136,216
Common stock to be issued for legal settlement	2,078			2,078
Accumulated deficit	(96,277)	(12,257)	(1)	(108,534)
Treasury stock at cost, 41,800 shares	(137)			(137)

Total stockholders’ equity	41,896	(12,257)		29,639

Total liabilities and stockholders’ equity	$49,442	$(13,727)		$35,715

See notes to unaudited pro forma financial statements

29

Notes to Unaudited Proforma Balance Sheets:

Divestiture

On October 9, 2003, OrthoLogic Corp. and subsidiaries (“OrthoLogic”) announced that it had entered into an agreement (the “Asset Purchase Agreement”) to sell substantially all of the assets and related liabilities of the Bone Device Business (the “Business”), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and intellectual property and certain agreements and contracts to dj Orthopedics, LLC (“dj Orthopedics”). dj Orthopedics will assume substantially all of the trade payables and other current liabilities related to the Business. (Collectively, the “Proposed Transaction.”). The sale will be accounted for by OrthoLogic as a discontinued operation.

If the Proposed Transaction is consummated, dj Orthopedics will pay $93.0 million in cash at the closing and will assume trade payables and other current liabilities as discussed above. The purchase price is subject to reduction on a dollar-for-dollar basis if the net closing working capital value (as defined in the Asset Purchase Agreement) is below $8.0 million on the closing date. A $7.5 million portion of the purchase price will be deposited in an escrow account that may be drawn upon to settle any claims by dj Orthopedics for indemnification or breach of the Asset Purchase Agreement, and other commitments. Any remaining funds held in escrow, together with any interest earnings, will be released to OrthoLogic on the second anniversary of the closing. dj Orthopedics has the right to terminate the sale if certain conditions are not satisfied prior to closing, including: (i) receipt by OrthoLogic of any necessary government approvals and the consent of any parties necessary to assign material contracts to dj Orthopedics; (ii) OrthoLogic approval of the sale; (iii) no material adverse change in OrthoLogic’s business; and (iv) execution of transition agreements coordinating the orderly transfer of the Business.

(1)	To give effect to the disposition of the Bone Device Business as of balance sheet date presented. Pursuant to the Asset Purchase Agreement, Orthologic will sell substantially all of the assets of the Bone Device Business, including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and intellectual property and certain agreements and contracts to djOrthopedics. dj Orthopedics will assume substantially all of the Bone Device Business trade payables and other current liabilities less payables in an amount approximately equal to the amount of retained Medicare receivables. Therefore, the adjustment removes the related historical assets and liabilities of the Bone Device Business that will not be retained by OrthoLogic.

(2)	To give effect to the net cash proceeds, gain on disposition and related taxes as a result of the sale of the Bone Device Business as if it occurred on June 30, 2003. The cash amount reflects the $93.0 million payment from djOrthopedics net of the $7.5 million to be placed in escrow, shown as escrow deposit receivable, and direct costs of the transaction of $5.0 million, for net proceeds of $80.5 million. The gain reflected in accumulated deficit is composed primarily of the cash proceeds, net of the net assets sold, direct costs, taxes payable and the increase of the valuation allowance for the remaining deferred tax asset.

30

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
Six months ended June 30, 2003

		Sale of
	Historical	Bone Device	Proforma
	OrthoLogic	Business (1)	OrthoLogic

NET SALES	$21,740	$(21,740)	$—
COST OF REVENUES	3,161	(3,161)	—

GROSS PROFIT	18,579	(18,579)	—

OPERATING EXPENSES
Selling, general and administrative	14,683	(12,116)	2,567
Research and development	3,778	(152)	3,626
CPM divestiture and related charges	(345)	—	(345)

Total operating expenses	18,116	(12,268)	5,848

OPERATING INCOME (LOSS)	463	(6,311)	(5,848)
OTHER INCOME	263	—	263

INCOME (LOSS) BEFORE INCOME TAXES	726	(6,311)	(5,585)
Provision for income taxes	26	—	26

INCOME (LOSS) FROM CONTINUING OPERATIONS	$700	$(6,311)	$(5,611)

Net income (loss) per common share — basic	$0.02		$(0.17)

Net income (loss) per common share — diluted	$0.02		$(0.17)

Basic shares outstanding	32,849		32,849
Equivalent shares	230		—

Diluted shares outstanding	33,079		32,849

See notes to unaudited pro forma financial statements

31

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)
Six months ended June 30, 2002

		Sale of
	Historical	Bone Device	Pro forma
	OrthoLogic	Business (1)	OrthoLogic

REVENUES
Net sales	$17,942	$(17,942)	$—
Royalties from co-promotion agreement	1,371		1,371

Total revenues	19,313	(17,942)	1,371
COST OF REVENUES	2,755	(2,755)	—

GROSS PROFIT	16,558	(15,187)	1,371

OPERATING EXPENSES
Selling, general and administrative	13,356	(11,204)	2,152
Research and development	1,669	(135)	1,534
CPM divestiture and related charges	(826)	—	(826)

Total operating expenses	14,199	(11,339)	2,860

OPERATING INCOME (LOSS)	2,359	(3,848)	(1,489)
OTHER INCOME	368	—	368

INCOME (LOSS) BEFORE INCOME TAXES	2,727	(3,848)	(1,121)
Provision for income taxes	25	—	25

INCOME (LOSS) FROM CONTINUING OPERATIONS	$2,702	$(3,848)	$(1,146)

Net income (loss) per common share — basic	$0.08		$(0.04)

Net income (loss) per common share — diluted	$0.08		$(0.04)

Basic shares outstanding	32,556		32,556
Equivalent shares	808		—

Diluted shares outstanding	33,364		32,556

See notes to unaudited pro forma financial statements

32

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
Year ended December 31, 2002

		Sale of
	Historical	Bone Device	Pro forma
	OrthoLogic	Business (1)	OrthoLogic

REVENUES
Net sales	$38,159	$(38,159)	$—
Royalties from co-promotion agreement	2,230	—	2,230

Total revenues	40,389	(38,159)	2,230
COST OF REVENUES	6,158	(6,158)	—

GROSS PROFIT	34,231	(32,001)	2,230

OPERATING EXPENSES
Selling, general and administrative	26,604	(22,028)	4,576
Research and development	3,765	(277)	3,488
CPM divestiture and related charges	(1,047)	—	(1,047)

Total operating expenses	29,322	(22,305)	7,017

OPERATING INCOME (LOSS)	4,909	(9,696)	(4,787)
OTHER INCOME	706	—	706

INCOME (LOSS) BEFORE INCOME TAXES	5,615	(9,696)	(4,081)
Provision for income taxes	6	—	6

INCOME (LOSS) FROM CONTINUING OPERATIONS	$5,609	$(9,696)	$(4,087)

Net income (loss) per common share — basic	$0.17		$(0.13)

Net income (loss) per common share — diluted	$0.17		$(0.13)

Basic shares outstanding	32,556		32,556
Equivalent shares	808		—

Diluted shares outstanding	33,364		32,556

See notes to unaudited pro forma financial statements

33

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
Year ended December 31, 2001

		Sale of
	Historical	Bone Device	Pro forma
	OrthoLogic	Business (1)	OrthoLogic

REVENUES
Net sales	$59,338	$(30,477)	$28,861
Royalties from co-promotion agreement	3,018	—	3,018

Total revenues	62,356	(30,477)	31,879
COST OF REVENUES	11,349	(5,538)	5,811

GROSS PROFIT	51,007	(24,939)	26,068

OPERATING EXPENSES
Selling, general and administrative	46,556	(17,282)	29,274
Research and development	3,889	(429)	3,460
CPM divestiture and related charges	14,327	—	14,327

Total operating expenses	64,772	(17,711)	47,061

OPERATING INCOME (LOSS)	(13,765)	(7,228)	(20,993)
OTHER INCOME	682	—	682

INCOME (LOSS) BEFORE INCOME TAXES	(13,083)	(7,228)	(20,311)
Provision for income taxes	12	—	12

INCOME (LOSS) FROM CONTINUING OPERATIONS	$(13,095)	$(7,228)	$(20,323)

Net income (loss) per common share – basic	$(0.42)		$(0.65)

Net income (loss) per common share — diluted	$(0.42)		$(0.65)

Basic and diluted shares outstanding	31,293		31,293

See notes to unaudited pro forma financial statements

34

ORTHOLOGIC CORP.
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except share and per share data)
Year ended December 31, 2000

		Sale of
	Historical	Bone Device	Pro forma
	OrthoLogic	Business (1)	OrthoLogic

REVENUES
Net sales	$80,769	$(20,509)	$60,260
Royalties from co-promotion agreement	9,310	—	9,310

Total revenues	90,079	(20,509)	69,570
COST OF REVENUES	18,289	(4,186)	14,103

GROSS PROFIT	71,790	(16,323)	55,467

OPERATING EXPENSES
Selling, general and administrative	71,727	(15,855)	55,872
Research and development	4,689	(577)	4,112
Legal settlements	4,499	—	4,499
Write-off of goodwill	23,348	—	23,348
Net gain from discontinuation of co-promotion agreement	(844)	—	(844)

Total operating expenses	103,419	(16,432)	86,987

OPERATING INCOME (LOSS)	(31,629)	109	(31,520)
OTHER INCOME	451	—	451

INCOME (LOSS) BEFORE INCOME TAXES	(31,178)	109	(31,069)
Provision for income taxes	12	—	12

NET INCOME (LOSS)	$(31,190)	$109	$(31,081)

Net income (loss) per common share – basic	$(1.04)		$(1.04)

Net income (loss) per common share – diluted	$(1.04)		$(1.04)

Basic and diluted shares outstanding	29,855		29,855

See notes to unaudited pro forma financial statements

35

Notes to Unaudited Proforma Statements of Operations

Divestiture

On October 9, 2003, OrthoLogic Corp. and subsidiaries (“OrthoLogic”) announced that it had entered into an agreement (the “Asset Purchase Agreement”) to sell substantially all of the assets and related liabilities of the Bone Device Business (the “Business”), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and intellectual property and certain agreements and contracts to dj Orthopedics, LLC (“dj Orthopedics”). dj Orthopedics will assume substantially all of the trade payables and other current liabilities related to the Business. (Collectively, the “Proposed Transaction.”). The sale will be accounted for by OrthoLogic as a discontinued operation.

If the Proposed Transaction is consummated, dj Orthopedics will pay $93.0 million in cash at the closing and will assume trade payables and other current liabilities as discussed above. The purchase price is subject to reduction on a dollar-for-dollar basis if the net closing working capital value (as defined in the Asset Purchase Agreement) is below $8.0 million on the closing date. A $7.5 million portion of the purchase price will be deposited in an escrow account that may be drawn upon to settle any claims by dj Orthopedics for indemnification or breach of the Asset Purchase Agreement, and other commitments. Any remaining funds held in escrow, together with any interest earnings, will be released to OrthoLogic on the second anniversary of the closing. dj Orthopedics has the right to terminate the sale if certain conditions are not satisfied prior to closing, including: (i) receipt by OrthoLogic of any necessary government approvals and the consent of any parties necessary to assign material contracts to dj Orthopedics; (ii) OrthoLogic approval of the sale; (iii) no material adverse change in OrthoLogic’s business; and (iv) execution of transition agreements coordinating the orderly transfer of the Business.

(1)	To reflect the elimination of the historical revenues as well as historical expenses relating to the operations of the Bone Device Business pursuant to the Asset Purchase Agreement, as if the transactions were consummated as of January 1, 2000. Any gain related to this transaction is not reflected in the pro forma statements of operations. The historical expenses of the Bone Device Business were derived using a variety of factors including percentage of revenues, headcount and specific identification.

36

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

     Only stockholders of record at the close of business on October 14, 2003 (the “Record Date”) will be entitled to vote at the Special Meeting. On the record date, there were issued and outstanding 33,143,384 shares of common stock. Each holder of common stock is entitled to one vote, exercisable in person or by proxy, for each share of our common stock held of record on the Record Date. The presence of a majority of the shares of common stock entitled to vote, in person or by proxy, is required to constitute a quorum for the conduct of business at the Special Meeting. Abstentions and broker non-votes are each included in the determination of the number of shares present for quorum purposes. The Inspector of Election appointed by the Chairman of our Board of Directors shall determine the shares represented at the meeting and the validity of proxies and ballots and shall count all proxies and ballots. The affirmative vote of a majority of our outstanding shares of common stock is required to approve the proposal to sell our Bone Device Assets to dj Orthopedics.

Security Ownership of Certain Beneficial Owners and Management

     The following table sets forth information regarding the beneficial ownership of our common stock at September 29, 2003 with respect to (i) each person known to us to own beneficially more than five percent of the outstanding shares of our Common Stock, (ii) each of our directors, (iii) each of our executive officers and (iv) all of our directors and all of our executive officers as a group.

	Shares Beneficially
	Owned (1) (2)

Identity of Stockholder or Group	Number	Percent

Thomas R. Trotter (3)	887,400	2.6%
Sherry A. Sturman (4)	121,365	*
Shane P. Kelly (5)	127,644	*
Donna L. Lucchesi (6)	123,755	*
Ruben Chairez (7)	159,238	*
James T. Ryaby (8)	161,344	*
Jeffrey Culhane (9)	115,588	*
Stuart H. Altman (10)	123,000	*
Fredric J. Feldman (11)	235,850	*
John M. Holliman III (12)	234,000	*
Elwood D. Howse, Jr. (13)	189,644	*
Augustus A. White III (14)	236,231	*
Heartland Advisors, Inc.
790 North Milwaukee Street
Milwaukee, Wisconsin 53202 (15)	3,237,100	9.8%
Bricoleur Capital Management LLC
12230 El Camino Real, Suite 100
San Diego, CA 92130 (16)	2,101,794	6.4%
Dimensional Fund Advisors Inc.
1299 Ocean Avenue, 11th Floor
Santa Monica, California 90401 (17)	1,847,500	5.6%
Fuller & Thaler Asset Management, Inc.
411 Borel Avenue, Suite 402
San Mateo, CA 94402 (18)	1,690,600	5.1%

37

All directors and executive officers as a group (12 persons) (19)	2,715,059	7.7%

*	Less than one percent

(1)	Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission (“SEC”) and generally includes voting or investment power with respect to securities. In accordance with SEC rules, shares which may be acquired by a person upon exercise of stock options or any other right within 60 days of the date of the table are deemed beneficially owned by such person. Except as indicated by footnote, and subject to community property laws where applicable, the persons or entities named in the table above have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(2)	The number of shares beneficially owned includes shares that may be acquired upon the exercise of options within 60 days. If we consummate our sale of the Bone Device Business, the vesting of outstanding options under our stock option plans will accelerate, making the number of options exercisable within 60 days higher than the number we’ve listed in the table above. Terminated employees’ options will vest immediately upon the sale. Employees whom we retain and our directors will have 75% of their unvested options vest upon the sale, with the remainder vesting over a 12 month period or on their regular vesting period, whichever is earlier.

(3)	Includes 800,400 shares Mr. Trotter has a right to acquire upon exercise of stock options

(4)	Includes 119,365 shares Ms. Sturman has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Ms. Sturman will have the right to acquire an additional 59,726 shares (subject to a fractional share adjustment for an additional one-quarter of a share, as provided in the 1997 Stock Option Plan) on such date.

(5)	Includes 124,667 shares Mr. Kelly has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Mr. Kelly will have the right to acquire an additional 69,833 shares on such date.

(6)	Includes 117,755 shares Ms. Lucchesi has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Ms. Lucchesi will have the right to acquire an additional 61,645 shares on such date.

(7)	Includes 152,588 shares Dr. Chairez has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Dr. Chairez will have the right to acquire an additional 40,312 shares on such date.

(8)	Includes 134,344 shares Dr. Ryaby has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Dr. Ryaby will have the right to acquire an additional 61,992 shares on such date.

(9)	Includes 115,588 shares Mr. Culhane has a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, Mr. Culhane will have the right to acquire an additional 59,712 shares on such date.

(10)	Includes 110,000 shares Dr. Altman has a right to acquire upon exercise of stock options and 1,000 indirectly owned shares.

(11)	Includes 139,000 shares Dr. Feldman has a right to acquire upon exercise of stock options. Voting and investment power shared with spouse.

38

(12)	Includes 171,000 shares Mr. Holliman has a right to acquire upon exercise of stock options.

(13)	Includes 141,000 shares Mr. Howse has a right to acquire upon exercise of stock options.

(14)	Includes 131,500 shares Dr. White has a right to acquire upon exercise of stock options and 6,878 indirectly owned shares.

(15)	Derived from a Schedule 13G, Amendment No. 9, dated February 13, 2003, filed by the stockholder pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Schedule 13G states that the securities may be deemed beneficially owned within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934 by Heartland Advisors, Inc (“Heartland”) and William J. Nasgovitz, as a result of his position with and ownership in Heartland. The Schedule 13G, as amended, also states that the Common Stock is held in investment advisory accounts of Heartland, so various people have ownership rights to the Common Stock. In addition, according to the Schedule 13G, as amended, Mr. Nasgovitz, as a result of his position as an officer and director of Heartland, may be deemed the beneficial owner of 2,000,000 shares of common stock, or 6.1% of the total shares outstanding.

(16)	Derived from a Schedule 13G, Amendment No. 1, dated February 12, 2003, filed by Bricoleur Capital Management LLC (“Bricoleur”) pursuant to the 1934 Act. The Schedule 13G states that Bricoleur is an investment advisor under the Investment Advisors Act of 1940, that it serves as an investment manager for certain accounts that hold the securities reported on the Schedule 13G, and that Bricoleur “has been granted the authority to dispose of and vote those Securities” but that “[e]ach entity that owns an account has the right to receive or the power to direct the receipt of, dividends from, or the proceeds from the sale of, the Securities held in the account.”

(17)	Derived from a Schedule 13G, Amendment No. 3, dated February 3, 2003, filed by Dimensional Fund Advisers Inc. (“Dimensional”) pursuant to the 1934 Act. The Schedule 13G states that Dimensional is an investment advisor under the Investment Advisors Act of 1940, that it serves as investment manager to certain investment vehicles and that “[i]n its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the securities of the Issuer[.]” Dimensional disclaims beneficial ownership of the securities.

(18)	Derived from a Schedule 13G, filed February 13, 2003 by Fuller & Thaler Asset Management, Inc. (“F&T”) and Russell J. Fuller (“Fuller”) pursuant to the 1934 Act. The Schedule 13G states that F&T is an investment advisor under the Investment Advisors Act of 1940, that Fuller serves as the company’s President, that F&T has “the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock” and that “[n]o account individually holds more than 5 percent of the outstanding Common Stock.”

(19)	Includes 2,257,207 shares directors and executive officers have a right to acquire upon exercise of stock options. If we consummate our sale of the Bone Device Business and assume a closing date of November 29, 2003, as a result of the acceleration of stock options pursuant to our 1997 Stock Option Plan, the directors and executive officers as a group will have the right to acquire an additional 353,220 shares (subject to a fractional share adjustment for an additional one-quarter of a share, as provided in the 1997 Stock Option Plan) on such date.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The U.S. Securities and Exchange Commission (the “SEC”) allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information by referring you to documents we have previously filed with the SEC. The information incorporated by reference is considered a part of this proxy statement. Any information we file with the SEC after this proxy statement will automatically update and, to the extent applicable under the circumstances, supersede the information in this proxy statement.

     We incorporate by reference the documents listed below and any additional documents filed by us with the SEC between the date of this proxy statement and the date of our Special Meeting. The documents we incorporate by reference are:

•	OrthoLogic’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002; and

•	OrthoLogic’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2003 and June 30, 2003.

39

     These documents and any other documents incorporated by reference may be obtained from the SEC, including by means of the internet through the SEC’s EDGAR system at www.sec.gov. Documents incorporated by reference are also available, without charge, excluding exhibits unless they have been specifically incorporated by reference in this proxy statement, by requesting them in writing or by telephone from us by contacting us at:

OrthoLogic Corp.
Attn: Investor Relations
1275 West Washington
Tempe, Arizona 85281
(602) 286-5220

     We will send, by first class mail or other prompt means, within one business day of the date we receive your request, the incorporated documents to each person to whom a proxy statement has been delivered.

STOCKHOLDER PROPOSALS

     Proposals of stockholders which are intended to be presented by those stockholders at our Annual Meeting for the fiscal year ending December 31, 2003 must be received by us no later than December 22, 2003 in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Additionally, if a stockholder wishes to present us with an item for consideration as an agenda item for a meeting without inclusion in the proxy statement, he must timely give notice to our corporate Secretary and give a brief description of the business desired to be discussed. To be timely for the 2004 Annual Meeting, our bylaws require that such notice must have been delivered to or mailed to and received by us between 60 and 90 days prior to the 2004 Annual Meeting. If we do not publicly announce our meeting date or give notice of our meeting date at least 70 days before our 2004 Annual Meeting, stockholders may submit items for consideration as agenda items until 5:00 pm on the 15th day after the public disclosure or notice.

OTHER MATTERS

     We know of no other matters to be submitted at the Special Meeting. If any other matter properly comes before the Special Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as our Board of Directors may recommend.

October 27, 2003	THE BOARD OF DIRECTORS

40

Index to Unaudited Financial Statements of the Bone Device Business

     The following tables present the unaudited financial statements of the Bone Device Business. The unaudited balance sheet data is as of June 30, 2003, December 31, 2002 and December 31, 2001. The unaudited statements of income data are for the six months ended June 30, 2003 and 2002 and for the years ended December 31, 2002 and December 31, 2001 These financial statements, in the opinion of management, include all adjustments, consisting only of normal recurring accruals that are necessary for a fair presentation of the financial position and results of operations for these periods. The historical financial information may not be indicative of future performance and does not reflect what the Bone Device Business’ financial position and results of operations would have been had it operated as a separate, stand-alone entity during the periods presented.

     The following unaudited financial statements are filed with this proxy statement:

Page

Balance Sheets at June 30, 2003 and December 31, 2002 and 2001	F-2
Statements of Income for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002, and 2001	F-3
Statement of Stockholders’ Net Investment for the six months ended June 30, 2003 and the years ended December 31, 2002 and 2001	F-4
Statements of Cash Flows for the six months ended June 30, 2003 and 2002 and the years ended December 31, 2002 and 2001	F-5
Notes to Unaudited Financial Statements	F-6-F-12

BONE DEVICE BUSINESS
UNAUDITED BALANCE SHEETS
(in thousands)

	June 30	December 31,

	2003	2002	2001

ASSETS
Current assets:
Accounts receivable, less allowance for doubtful accounts	$7,866	$8,313	$8,578
Inventories, net	2,445	2,568	1,507
Prepaids and other current assets	43	61	101
Deferred tax asset	1,200	1,200	1,400

Total current assets	11,554	12,142	11,586
Furniture and equipment, net	631	711	903
Deposits and other assets	9	11	7

Total assets	$12,194	$12,864	$12,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$472	$312	$458
Accrued compensation	422	58	164
Other accrued liabilities	602	560	848
Taxes payable	2,500	3,700	2,900

Total current liabilities	3,996	4,630	4,370
Commitments and contingencies (Notes 9 and 10)
Stockholders’ net investment	8,198	8,234	8,126

Total liabilities and stockholders’ net investment	$12,194	$12,864	$12,496

The accompanying notes are an integral part of these financial statements

BONE DEVICE BUSINESS
UNAUDITED STATEMENTS OF INCOME
(in thousands)

	Six Months				Years Ended
	Ended June 30,				December 31,

	2003		2002		2002		2001

NET SALES	$21,740		$17,942		$38,159		$30,477
COST OF REVENUES	3,161		2,755		6,158		5,538

GROSS PROFIT	18,579		15,187		32,001		24,939

OPERATING EXPENSES
Selling general and administrative	12,116		11,204		22,028		17,282
Research and development	152		135		277		429

Total operating expenses	12,268		11,339		22,305		17,711

NET INCOME BEFORE INCOME TAXES		6,311		3,848		9,696		7,228
Income Tax Provision	2,500		1,500		3,900		2,900

NET INCOME	$3,811		$2,348		$5,796		$4,328

The accompanying notes are an integral part of these financial statements

BONE DEVICE BUSINESS
UNAUDITED STATEMENT OF SHAREHOLDERS’ NET INVESTMENT
(in thousands)

Balance at January 1, 2001	$10,660
Net income	4,328
Net change due to allocations and intercompany balances with OrthoLogic Corp.	(6,862)

Balance at December 31, 2001	8,126
Net income	5,796
Net change due to allocations and intercompany balances with OrthoLogic Corp.	(5,688)

Balance at December 31, 2002	8,234
Net income	3,811
Net change due to allocations and intercompany balances with OrthoLogic Corp.	(3,847)

Balance at June 30, 2003	$8,198

The accompanying notes are an integral part of these financial statements

BONE DEVICE BUSINESS
UNAUDITED STATEMENTS OF CASH FLOWS
(in thousands)

	Six Months Ended June 30,		Years Ended December 31,

	2003	2002	2002	2001

Operating Activities
Net income	$3,811	$2,348	$5,796	$4,328
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	170	174	352	486
Deferred income taxes	—	—	200	—
Change in operating assets and liabilities:
Accounts receivable	447	157	265	(97)
Inventories	123	(1,022)	(1,061)	911
Prepaids and other current assets	18	30	40	124
Deposits and other assets	2	2	(4)	49
Accounts payable	160	163	(146)	(76)
Accrued and other current liabilities	406	970	(394)	14
Taxes payable to parent	(1,200)	—	800	1,500

Net cash provided by operating activities	3,937	2,822	5,848	7,239

Investing Activities
Expenditures for equipment and furniture	(90)	(103)	(160)	(377)

Financing Activities
Settlement of intercompany balances	$(3,847)	$(2,719)	$(5,688)	$(6,862)

Net Increase in Cash and Cash Equivalents	0	0	0	0

Cash and Cash Equivalents, Beginning of Year	0	0	0	0
Cash and Cash Equivalents, End of Year	0	0	0	0

The accompanying notes are an integral part of these financial statements

ORGANIZATION AND BACKGROUND

     On October 9, 2003, OrthoLogic Corp. (“OrthoLogic”) announced that it had entered into an agreement (the “Asset Purchase Agreement”) to sell substantially all of the assets and related liabilities of the Bone Device Business (the “Business”), including substantially all of the related machinery, equipment, inventory, work in process, licenses, customer lists and intellectual property and certain agreements and contracts to dj Orthopedics, LLC (“dj Orthopedics”). dj Orthopedics will assume substantially all of the trade payables and other current liabilities related to the Business. (Collectively, the “Proposed Transaction.”)

     If the Proposed Transaction is consummated, dj Orthopedics will pay $93.0 million in cash at the closing and will assume trade payables and other current liabilities as discussed above. The purchase price is subject to reduction on a dollar-for-dollar basis if the net closing working capital value (as defined in the Asset Purchase Agreement) is below $8.0 million on the closing date. A $7.5 million portion of the purchase price will be deposited in an escrow account that may be drawn upon to settle any claims by dj Orthopedics for indemnification or breach of the Asset Purchase Agreement, and other commitments. Any remaining funds held in escrow, together with any interest earnings, will be released to OrthoLogic on the second anniversary of the closing. dj Orthopedics has the right to terminate the sale if certain conditions are not satisfied prior to closing, including: (i) receipt by OrthoLogic of any necessary government approvals and the consent of any parties necessary to assign material contracts to dj Orthopedics; (ii) OrthoLogic approval of the sale; (iii) no material adverse change in OrthoLogic’s business; and (iv) execution of transition agreements coordinating the orderly transfer of the Business.

     The Business is based in Phoenix, Arizona, and sells products throughout the United States of America. The Business’s products are designed to enhance the healing of diseased, damaged, degenerated or recently repaired musculoskeletal tissue. The Business’s products focus on improving the clinical outcomes and cost-effectiveness of orthopedic procedures that are characterized by compromised healing, high-cost, potential for complication and long recuperation time.

2.	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Use of estimates. The preparation of the financial statements in conformity with generally accepted accounting principles necessarily requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from these estimates. Significant estimates include the allowance for doubtful accounts (approximately $2.4 million, $2.3 million, and $2.8 million at June 30, 2003, December 31, 2002 and 2001, respectively), which are based primarily on trends in historical collection rates, consideration of current events, payor mix and other considerations. The Business derives a significant amount of its revenues from third-party payors, including Medicare and certain commercial insurance carriers, health maintenance organizations, and preferred provider organizations. Amounts paid under these plans are generally based on fixed or allowable reimbursement rates. Revenues are recorded at the expected or pre-authorized reimbursement rates when earned and include unbilled receivables of $575,000, $860,000, and $1.9 million at June 30, 2003, December 31, 2002 and 2001, respectively. The decrease in the unbilled receivables from 2001 to 2003 primarily results from changes to the Business’s billing processes during 2002 and 2003. Billings are subject to review by third party payors and may be subject to adjustments. Any differences between estimated reimbursement and final determinations are reflected in the period finalized. In the opinion of management, adequate allowances have been provided for doubtful accounts and contractual adjustments.

     The Business prepares its financial statements in accordance with accounting principles generally accepted in the United States of America. The following briefly describes the significant accounting policies used in the preparation of the financial statements of the Business:

     A.     Inventories. Inventories are stated at the lower of cost (first in, first out method) or market. The Business writes-down its inventory for inventory shrinkage and obsolescence. Inventory is written down to estimated market value based on a number of assumptions, including future demand and market conditions.

     B.     Furniture and equipment. Furniture and equipment are stated at cost or, in the case of leased assets, at the present value of future lease payments at inception of the lease. Depreciation is calculated on a straight-line basis over the estimated useful lives of the various assets, which range from three to seven years. Leasehold improvements and leased assets under capital leases are amortized over the life of the asset or the period of the respective lease using the straight-line method, whichever is the shortest.

     The Business adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets (“SFAS No. 144”) effective January 1, 2002. SFAS No. 144 addresses financial accounting and reporting for the impairment or disposal of long-lived assets, and supersedes Statement of Financial Accounting Standards No. 121, Accounting of the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. SFAS No. 144 requires that the Business evaluate long-lived assets based on the net future cash flow expected to be generated from the asset on an undiscounted basis whenever significant events or changes in circumstances occur that indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 144 did not have a significant impact on the Business’s operating results or financial position.

     C.     Income taxes. The Business’s operating results historically have been included in OrthoLogic’s consolidated U.S. and state income tax returns. The Business and OrthoLogic do not have a formal tax sharing agreement under which the Business is required to provide for its portion of income taxes. OrthoLogic’s net losses have been reduced by the results of the Business. Due to losses, OrthoLogic has not been required to make significant tax payments.

     On a separate division basis, the resulting operating income is not directly subject to income tax expense, as the income tax expense incurred by the Business will be offset by OrthoLogic losses.

     SFAS 109, “Accounting for Income Taxes,” (“SFAS109”) requires that the consolidated tax expense for a group be allocated among the members of the group when those members issue separate financial statements. Therefore these financial statements reflect tax amounts for the results of the Business as if it were a stand alone entity.

     D.     Revenue. Revenue is recognized for sales of the OL1000 and SpinaLogic products at the time the product is delivered to and accepted by the patient, as verified by the patient signing a “Patient Agreement Form.” If the sale of either product is to a commercial buyer, a purchase order is required, and the revenue is recognized at the time of shipment to the commercial buyer. The Business’s shipping terms are FOB shipping point.

     The amount of revenue recorded at the time of sale is based on contractual terms, or if the Business does not have a contract with the third-party payor, then the amount of revenue recorded is the pricing expected to be approved by the third-party payor, based on historical experience with that payor. The Business records differences, if any, between the net revenue amount recognized at the time of the sale and the ultimate pricing by the primary third-party payor as an adjustment to sales in the period the Business receives payments from the third-party payor or earlier if the Business becomes aware of circumstances that warrant a change in estimate.

     The Business maintains a warranty reserve for the expected cost to replace or repair products. Warranty costs are recorded in cost of goods sold. The Business does not offer price protection or rebates to any of its customers. Warranty reserves totaled approximately $50,000, $30,000, and $30,000 at June 30, 2003, December 31, 2002 and 2001, respectively.

     E.     Research and development. Research and development represent costs incurred internally for research and development activities. All research and development costs are expensed when incurred.

     F.     Stock based compensation. In December 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 148, Accounting for Stock-Based Compensation — Transition and Disclosure (“SFAS No. 148) which is effective for fiscal years ending after December 15, 2002. SFAS No. 148 amends SFAS No. 123 to provide alternative methods of transition to SFAS No. 123’s fair value method of accounting for stock-based employee compensation if a Business elects to account for its equity awards under this method. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB Opinion No. 28, Interim Financial Reporting, to require disclosure of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in both annual and interim financial statements. The Business has provided the comparative interim pro forma disclosures required by SFAS No. 148. The Business is currently evaluating the impact if it were to adopt the fair value method of accounting for stock-based employee compensation under all three methods.

     At June 30, 2003, the Business has two stock-based employee compensation plans, which are described more fully in Note 8. The Business accounts for those plans under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The following table illustrates the effect on net income and earnings per share if the Business had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, using the Black-Scholes pricing model and allocated based on headcount, to stock-based employee compensation (in thousands).

	Six months		Year ended
	ended June 30,		December 31,

	2003	2002	2002	2001

Net income as reported	$3,811	$2,348	$5,796	$4,328
Less: stock-based compensation expense	(210)	(284)	(661)	(1,042)

Pro forma net income	$3,601	$2,064	$5,135	$3,286

     G.     New Accounting Pronouncements. In June 2002, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 146, “Accounting for Costs Associated with Exit or Disposal Activities” (“SFAS No. 146”). The provisions of SFAS No. 146 are effective for exit or disposal activities that are initiated after December 31, 2002, with earlier adoption encouraged. The Business adopted SFAS No. 146 effective January 1, 2003. SFAS No. 146 addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies EITF No. 94-3. Under SFAS No. 146, the liability for costs associated with exit or disposal activities is recognized and measured initially at fair value only when the liability is incurred, rather than at the date the Business committed to the exit plan. The adoption of SFAS No. 146 did not have a significant impact on the Business’s operating results or financial position.

     In January 2003, the FASB issued FASB Interpretation No. 46 (“FIN 46”), “Consolidation of Variable Interest Entities,” which clarifies the application of Accounting Research Bulletin No. 51, “Consolidated Financial Statements,” relating to consolidation of certain entities. First, FIN 46 will require identification of the Business’s participation in variable interest entities (“VIEs”), which are defined as entities with a level of invested equity that is not sufficient or appropriate to fund future activities to permit it to operate on a standalone basis. For entities identified as a VIE, FIN 46 sets forth a model to evaluate potential consolidation based on an assessment of which party to the VIE (if any) bears a majority of the exposure to its expected losses, or stands to gain from a majority of its expected returns. Interpretation 46 applied to variable interest entities created or acquired after January 31, 2003. For variable interest entities existing at January 31, 2003, Interpretation 46 is effective for accounting periods beginning after December 15, 2003. The application of Interpretation 46 is not expected to have a material effect on the Business’s financial statements.

     In November 2002, the FASB issued Interpretation No. 45 (“FIN 45”), Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Direct Guarantees of the Indebtedness of Others, which clarifies the requirements of SFAS No. 5, Accounting for Contingencies, relating to a guarantor’s accounting for and disclosures of certain guarantees issued. FIN 45 requires enhanced disclosures for certain guarantees. FIN 45 also requires certain guarantees that are issued or modified after December 31, 2002, to be initially recorded on the balance sheet at fair value. The adoption of FIN 45 did not have a material impact on the Business’ financial statements.

     In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement No. 133 on Derivative Instruments and Hedging Activities” (“SFAS No. 149”). SFAS No. 149 amended and refined certain characteristics of derivative instruments and hedges. The application of SFAS No. 149 did not have a material effect on the Business’s financial statements.

     In May 2003, the FASB issued a SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity” (“SFAS No. 150”). SFAS No. 150 requires the classification of certain financial instruments, previously classified within the equity section of the balance sheet, to be included in liabilities. SFAS No. 150 is effective for financial instruments entered into or modified after May 31, 2003 and June 15, 2003 for all other instruments. The application of SFAS No. 150 did not have a material effect on the Business’s financial statements.

3.	LICENSE AGREEMENTS

     The Business uses the BioLogic technology in its bone growth stimulation devices through a worldwide exclusive license granted by a corporation owned by university professors who discovered the technology. The Business’s license for the BioLogic technology extends for the life of the underlying patents, which are due to expire over a period of years beginning in 2006 and extending through 2016. The license provides for payment of royalties by the Business from the net sales of products using the BioLogic technology. The royalty percentages vary but generally range from 0.5% to 7% of the sales amount for licensed products. The royalty percentage under the different agreements decreases when either a certain sales dollar amount is reached or royalty amount is paid. Royalty expense under these agreements totaled $137,000 and $103,000 for the six months ended June 30, 2003, and 2002, respectively, and $200,000 and $106,000 for the years ended December 31, 2002 and 2001 respectively.

4.	FAIR VALUE DISCLOSURES

     SFAS No. 107, Disclosures about Fair Value of Financial Instruments, requires that the Business disclose estimated fair values for its financial instruments. Fair value estimates are made at a specific point in time and are based on relevant market information and information about financial instruments; they are subjective in nature and involve uncertainties, matters of judgments, and therefore, cannot be determined with precision.

     The carrying amount is assumed to be the fair value for accounts receivable, accounts payable and other accrued expenses because of the short maturity of the accounts. Therefore, management believes the fair value approximates the carrying value of these financial instruments.

5.	INVENTORIES

Inventories consist of the following (in thousands):

	June 30,	December 31,

	2003	2002	2001

Raw Materials	$1,129	$1,641	$828
Work in Progress	281	177	411
Finished Goods	1,789	1,436	990

	3,199	3,254	2,229
Less allowance	(754)	(686)	(722)

Total	$2,445	$2,568	$1,507

6.	FURNITURE AND EQUIPMENT

Equipment and furniture consist of the following (in thousands):

	June 30,	December 31,

	2003	2002	2001

Machinery and equipment	$914	$868	$825
Computer equipment	1,940	1,552	1,242
Furniture and fixtures	288	259	233
Leasehold improvements	46	46	46

	3,188	2,725	2,346
Less accumulated depreciation and amortization	(2,557)	(2,014)	(1,443)

Total	$631	$711	$903

     Depreciation expense for the six months ended June 30, 2003 was $170,000 and for the years ended December 31, 2002 and 2001 was $352,000 and $486,000, respectively.

7.	INCOME TAXES

     The Business’s operating results are included in the consolidated federal income tax return of OrthoLogic. The Business and OrthoLogic do not have formal tax sharing agreements under which the Business is required to provide for its portion of income tax.

     As part of the Asset Purchase Agreement, all previously incurred operating tax losses will remain with OrthoLogic after the sale. Tax expense for the Business was recorded in accordance with SFAS109.

     The components of deferred income taxes at December 31 are as follows:

(in thousands)	June 30,	December 31,

	2003	2002	2001

Allowance for bad debts	$1,100	$1,100	$1,200
Inventory	300	300	300
Difference in basis of fixed assets	(200)	(200)	(100)

Total deferred income taxes	$1,200	$1,200	$1,400

     The provision for income taxes are as follows:

(in thousands)	June 30,		December 31,

	2003	2002	2002	2001

Current	$2,500	$1,500	$3,700	$2,900
Deferred	0	0	200	0

Income Tax Provisions	$2,500	$1,500	$3,900	$2,900

8.	STOCK OPTION PLAN

     The number of common shares reserved for issuance under the OrthoLogic 1987 Option Plan is 4,160,000 shares. This plan expired during October 1997. In May 1997, the stockholders adopted a new Stock Option Plan (the “1997 Option Plan”), which replaced the 1987 Option Plan. The 1997 Option Plan reserved for issuance

1,040,000 shares of Common Stock. Over 1998, 1999, 2000 and 2001 the Board and Shareholders approved amendments to the 1997 Plan that increased the number of shares of Common Stock reserved for issuance by 375,000, 275,000, 1,000,000 and 500,000 shares, respectively. Two types of options may be granted under the 1997 Option Plan: options intended to qualify as incentive stock options under Section 422 of the Internal Revenue Code (“Code”) and other options not specifically authorized or qualified for favorable income tax treatment by the Code. All eligible employees may receive more than one type of option. Any director or consultant who is not an employee of the Business shall be eligible to receive only nonqualified stock options under the 1997 Option Plan.

     In October 1989, the OrthoLogic Board of Directors (the “Board”) approved that in the event of a takeover or merger of OrthoLogic in which 100% of the equity of OrthoLogic is purchased or a sale of all or substantially all of OrthoLogic’s assets (an “Accelerating Event”), 75% of all unvested employee options will vest. If an employee or holder of stock options is terminated as a result of or subsequent to the acquisition, 100% of that individual’s stock option will vest immediately upon employment termination. The Proposed Transaction represents an Accelerating Event.

     Options are granted at prices that are equal to the current fair value of OrthoLogic’s common stock at the date of grant. The vesting period is generally related to length of employment and all incentive stock options lapse upon termination of employment if not exercised within a 90-day period (or one year after death or disability or the date of termination if terminated for cause).

     The Business determined the pro forma amounts presented in Note 2 using the Black-Scholes option-pricing model based on the following weighted-average assumptions:

	Six Months Ended June 30,		Years Ended December 31,

	2003	2002	2002	2001

Expected dividend yield	0.0%	0.0%	0.0%	0.0%
Expected stock price volatility	40%	48%	51%	60%
Risk-free interest rate	1.4%	3.1%	2.0%	3.5%
Expected life of option	2.7 years	2.7 years	2.7 years	2.5 years

     The structure of OrthoLogic’s stock incentive plans does not provide for the separate determination of certain disclosures for the Business. The required information is provided on a consolidated basis in OrthoLogic’s Annual Report on form 10-K for the year ended December 31, 2002.

9.	COMMITMENTS

     OrthoLogic is obligated under non-cancelable operating lease agreements for its office, manufacturing and research facilities. Rent expense allocated to the Business for the six months ended June 30, 2003 and 2002 was approximately $291,000 and $250,000, respectively, and for the years ended December 31, 2002 and 2001 was approximately $500,000 and $750,000 million, respectively. The Proposed Transaction provides for the buyer to lease office space for one year.

     The Business signed an exclusive worldwide sales agreement for a 10-year period, beginning August 18, 2000, with DePuy AcroMed, a unit of Johnson and Johnson, whereby DePuy AcroMed will sell SpinaLogic, the Business’s device used as an adjunctive treatment after lumbar spinal fusion surgeries, in return for a commission. The Business is responsible for product development, testing and quality control, general inventory risk, distribution, regulatory approvals, customer service, shipping, patient fitting, and billing and collection activities. As such, the Business records the gross revenues for orders received from DePuy AcroMed representatives upon delivery to the end customer. The Business pays DePuy AcroMed a commission based on the net sales price for the sale of all SpinaLogic products. Net sales price is defined as the amounts invoiced less any contractual discounts, taxes or government charges.

10.	LITIGATION

     The Business is involved in various legal proceedings that arise in the ordinary course of business. In management’s opinion, the ultimate resolution of these other legal proceedings are not likely to have a material adverse effect on the financial position, results of operations or cash flows of the Business.

     The health care industry is subject to numerous laws and regulations of federal, state, and local governments. Compliance with these laws and regulations, specifically those relating to the Medicare and Medicaid programs, can be subject to government review and interpretations, as well as regulatory actions unknown and unasserted at this time. Recently, federal government activity has increased with respect to investigations and allegations concerning possible violations by health care providers of regulations, which could result in the imposition of significant fines and penalties, as well as significant repayments of previously billed and collected revenues from patient services. Management believes that the Business is in substantial compliance with current laws and regulations.

11.	401(K) PLAN

     OrthoLogic adopted a 401(k) plan (the “Plan”) for its employees on July 1, 1993. OrthoLogic may make matching contributions to the Plan on behalf of all Plan participants, the amount of which is determined by the Board of Directors. OrthoLogic provides for matching at the end of each fiscal year, therefore there has been no match for the six months ended June 30, 2003 and 2002. OrthoLogic matched $95,000 and $144,000 for the years ended December 31, 2002 and 2001, respectively. The Proposed Transaction will result in a partial termination of the Plan.

12.	RELATED PARTY TRANSACTIONS

     The Business receives certain services from OrthoLogic. Cost of the services that are allocated to the Business are based on actual direct costs incurred or on OrthoLogic’s estimate of the proportion of the expense incurred by the Business that relate to the services provided to the Business. OrthoLogic utilized such factors as percentage of revenues, number of employees and other applicable factors in estimating the proportion of corporate expenses to allocate to the Business. Management believes that these allocations were made on a reasonable basis and approximate all of the material incremental costs it would have incurred had it been operating on a stand alone basis; however, there has been no independent study or any attempt to obtain quotes from third parties to determine what the costs of obtaining such services form third parties would have been. Specifically, salaries, commissions, fringe benefits, human resources, information technology and finance were allocated to the Business using headcount as the allocation method. Certain headcount driven general and administrative expenses were also allocated using this method. Expenses and assets for items related to legal fees, bad debt expense, accounts receivable and furniture and equipment were allocated on a specifically identified basis.

Execution Copy

CONFIDENTIAL

ASSET PURCHASE AGREEMENT

by and between

ORTHOLOGIC CORP.

and

DJ ORTHOPEDICS, LLC

October 8, 2003

Execution Copy

3.25	Opinion of Financial Advisors	32
3.26	Voting Requirements	32
3.27	Product Liability	32
3.28	Anti-Takeover Laws	33
3.29	Information Supplied	33
3.30	Government Contracts	33
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER		34
4.1	Organization and Related Matters	34
4.2	Authorization; No Conflicts	34
4.3	Legal Proceedings	34
4.4	Approvals and Third Party Consents	34
4.5	Funding	34
4.6	No Brokers or Finders	34
ARTICLE V COVENANTS AND AGREEMENTS		35
5.1	Maintenance of Insurance	35
5.2	Material Adverse Changes; Conduct of Business	35
5.3	Access to Information; Notification of Certain Matters	36
5.4	Approvals and Permits	37
5.5	Government Approvals and Filings	37
5.6	Employees	38
5.7	Covenants Not to Compete and Not to Solicit	39
5.8	Stockholder Approval; Preparation of Company Proxy Statement	40
5.9	Financing	41
5.10	No Solicitation	41
5.11	Environmental Reports	43
5.12	Stockholder Litigation	43
5.13	Transfer and Assignment	43
5.14	Current Inventory, Marketing, Materials, Etc.	43
5.15	Payment of Liabilities	44
5.16	Proceeds	44
5.17	Access to Records	44
5.18	Compliance with HIPAA Privacy Rules	45
5.19	Retention Bonuses	45
ARTICLE VI TAX MATTERS		45
6.1	Indemnity	45
6.2	Conveyance Taxes	46

6.3	Tax Certificates and Information	46
ARTICLE VII CONDITIONS OF PURCHASE		46
7.1	General Conditions	46
7.2	Conditions to Obligations of Buyer	46
7.3	Conditions to Obligations of Seller	48
ARTICLE VIII TERMINATION OF OBLIGATIONS; SURVIVAL		48
8.1	Termination of Agreement	48
8.2	Effect of Termination	49
8.3	Survival of Representations and Warranties	50
ARTICLE IX INDEMNIFICATION		50
9.1	Obligations of Seller	50
9.2	Obligations of Buyer	50
9.3	Collection of Accounts Receivable	50
9.4	Procedure	51
9.5	Indemnification Threshold; Maximum Losses	51
9.6	Cooperation; Manner of Payment	52
9.7	WARN Act	52
9.8	Exclusive Remedy	52
9.9	Damages	52
ARTICLE X GENERAL		53
10.1	Amendments; Waivers	53
10.2	Schedules; Exhibits; Integration	53
10.3	Further Assurances	53
10.4	Governing Law	53
10.5	No Assignment	53
10.6	Headings	53
10.7	Counterparts	53
10.8	Publicity and Reports	53
10.9	Confidentiality	53
10.10	Parties in Interest	54
10.11	Notices	54
10.12	Expenses	55
10.13	Waiver	55
10.14	Attorney Fees	55
10.15	Representation By Counsel; Interpretation	55
10.16	Severability	55

10.17	Specific Performance	55

EXHIBIT A – Form of Escrow Agreement

EXHIBIT B – Form of Billing Services Agreement

EXHIBIT C – Form of Sublease

EXHIBIT D – Form of Transition Services Agreement

EXHIBIT E – Form of Subcontract

EXHIBIT F – Form of Opinion of Seller’s Counsel

EXHIBIT G – Form of Opinion of Buyer’s Counsel

ASSET PURCHASE AGREEMENT

          This Asset Purchase Agreement is entered into as of October 8, 2003 by and among OrthoLogic Corp., a Delaware corporation (“Seller”), and dj Orthopedics, LLC, a Delaware limited liability company (“Buyer”).

RECITALS

          WHEREAS, Seller owns and operates a business consisting of the development, manufacture, marketing, distribution, sales and support of medical devices used in bone growth stimulation, spinal fusion stimulation and external fixation (the “Business”); and

          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase from Seller, substantially all of the assets and properties relating to the Business and in connection therewith Buyer is willing to assume certain specified liabilities of Seller relating thereto, all upon the terms and subject to the conditions set forth herein.

          NOW THEREFORE, in consideration of the premises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound hereby, Buyer and Seller hereby agree as follows:

ARTICLE I
DEFINITIONS

          As used in this Agreement and the Exhibits and Schedules delivered pursuant to this Agreement, the following definitions will apply:

“Accountants” is defined in Section 2.8(d).

“Accounts Payable” shall mean payables from operations and other current accruals of the Business, determined in accordance with GAAP, consistently applied.

“Accounts Receivable” shall mean all gross accounts receivable in favor of Seller, net of credits, from the sale of products of the Business.

“Action” means any action, claim, complaint, petition, investigation, suit or other proceeding, whether administrative, civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Acquisition Proposal” means any offer or proposal from any Person relating to, or that would reasonably be expected to lead to, any direct or indirect (A) merger, consolidation, business combination, or similar transaction involving Seller, (B) sale, lease or other disposition directly or indirectly by merger, consolidation, business combination, share exchange, tender offer, joint venture, or otherwise of assets of Seller representing all or substantially all of the consolidated assets of Seller and its subsidiaries including, without limitation, a sale, lease or other disposition of the Business or (C) any combination of the foregoing involving all or substantially all of the assets or securities of Seller (other than the transactions contemplated by this Agreement or any Acquisition Proposal made by Buyer or its Affiliates).

“Administrative Violations” is defined in Section 2.5(l).

“Affiliate” means a Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified Person. The term “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) means the possession of the power to direct the management and policies of the referenced Person, whether through ownership interests, by contract or otherwise.

“Agreement” means this Asset Purchase Agreement by and among Seller and Buyer as amended or supplemented from time to time, together with all Exhibits and Schedules delivered pursuant to this Agreement.

“Antitrust Laws” is defined in Section 5.5(c).

“Approval” means any approval, authorization, consent, qualification, registration, Permit, declaration, filing, application, transfer or any waiver of any of the foregoing, required to be obtained from, or any notice, statement or other communication required to be filed with or delivered to, any Governmental Entity.

“Assumed Liabilities” is defined in Section 2.4.

“Audited Financial Statements” means the audited balance sheets of Seller at each of December 31, 2001 and 2002 and the audited statements of income and retained earnings and cash flows of Seller for the years ended December 31, 2000, 2001 and 2002, together with notes thereto, all accompanied by the report of Deloitte & Touche LLP thereon.

“Billing Services Agreement” means that certain billing services agreement in substantially the form of Exhibit B hereto.

“Books and Records” means all of Seller’s books, ledgers, files, records, manuals, and other materials (in any form or medium, including electronic and computer files) to the extent related to the Business, whether in tangible or electronic form, including, but not limited to, all correspondence, payroll records, purchasing materials and records, patient records, vendor lists, operation and quality control records and procedures, research and development files, Intellectual Property disclosures and documentation, sales order files, purchase order files, advertising materials, catalogs, product brochures, mailing lists, customer files, customer lists, distribution lists, sales and promotional materials, and all other records to the extent utilized by Seller in connection with the Business and all computer software and data files necessary to access or review or continue to compile or utilize any of the foregoing, but not including personnel records.

“Business” is defined in this Agreement’s recitals.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in San Diego County, California or Maricopa County, Arizona are authorized or obligated by Law or executive order to close.

“Business Financial Statements Reconciliation” means those adjustments to the balance sheets and statements of operations of Seller used to prepare the balance sheet of the Business at any given date and the income statement of the Business for the period ended on such date.

“Buyer” is defined in this Agreement’s opening paragraph.

“Buyer Board” means the Board of Directors of Buyer.

“Buyer Indemnified Persons” is defined in Section 9.1.

“Buyer Material Adverse Effect” means any change, effect or circumstance that would materially impair the validity or enforceability of this Agreement or materially adversely affect or delay Buyer’s ability to consummate the Closing or perform its obligations under this Agreement.

“Buyer Personnel Access” is defined in Section 5.3(a).

“Buyer Record Access” is defined in Section 5.3(a).

“Cash Payment” is defined in Section 2.6(b).

“Charter Documents” is defined in Section 3.3.

“Closing” means the consummation of the purchase and sale of the Purchased Assets and the assumption of the Assumed Liabilities under this Agreement.

“Closing Date” means the date of the Closing.

“Closing Date Net Working Capital” means Net Working Capital of the Business as of the Closing Date.

“Closing Date Net Working Capital Schedule” is defined in Section 2.8(c).

“COBRA” is defined in Section 5.6(d).

“Code” means the Internal Revenue Code of 1986, as amended.

“Commitment” is defined in Section 4.5.

“Competing Confidentiality Agreement” is defined in Section 5.10(d).

“Confidential Information” means all information respecting the business and activities of Seller and/or any Affiliate, including, without limitation, the clients, customers, suppliers, employees, consultants, computer or other files, projects, products, computer disks or other media, computer hardware or computer software programs, marketing plans, financial information, Trade Secrets, methodologies, know-how, processes, practices, approaches, projections, forecasts, formats, systems, data gathering methods and/or strategies of Seller and/or any Affiliate. Notwithstanding the immediately preceding sentence, Confidential Information shall not include any information that is, or becomes, generally available to the public (unless such availability occurs as a result of Buyer’s breach of any portion of this Agreement or any other obligation Buyer owes to Seller and/or any Affiliate).

“Confidentiality Agreement” is defined in Section 10.9.

“Contracts” means all contracts, arrangements, licenses and other agreements to which Seller is subject or a party to and which are related primarily to the Business, including without limitation, all sales agreements, service agreements, manufacturing agreements, support agreements, sales agency agreements, distributorship agreements, marketing agreements, purchase commitments with suppliers, and agreements or arrangements relating to Intellectual Property; and without limiting the generality of the foregoing, includes all contracts, arrangements, licenses and other agreements to which Seller is subject or a party set forth on Schedule 2.1(c) and thereby included in the Purchased Assets hereunder.

“Corporate Integrity Agreement” is defined in Section 3.13(b).

“Current Assets” is defined in Section 2.8(f)(1).

“Disclosure Schedule” means Seller’s Disclosure Schedule and Buyer’s Disclosure Schedule attached to this Agreement. The sections of each Disclosure Schedule are numbered to correspond to the applicable sections of this Agreement; provided that any matter disclosed in any section of each Disclosure Schedule shall be deemed to be disclosed in all applicable sections of such Disclosure Schedule, but only to the extent that the relevance of such matter to such other section or sections of the Disclosure Schedule is readily apparent.

“DGCL” means the Delaware General Corporation Law.

“EBITDA” means net income plus interest expense, income tax expense, depreciation and amortization (or impairment of intangible assets), with each item to be computed in accordance with GAAP.

“Employee Benefit Plan(s)” is defined as (a) any “employee welfare benefit plan,” as defined in Section 3(1) of ERISA or any “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which Seller sponsors or to which Seller contributes or is required to contribute, or under which Seller may incur any liability (whether governed by U.S. Law or the Law of any foreign country in which Seller has any employees, directors, officers or consultants), and which applies to or in respect of Seller’s employees, former employees, directors, officers or consultants in connection with the Business, including each such multiemployer welfare benefit plan; (b) any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, to which Seller has contributed or been obligated to contribute at any time within the six years prior to the date hereof, or under which Seller may incur any liability, and which applies to or in respect of Seller’s employees, former employees, directors, officers or consultants employed by Seller in connection with the Business, and (c) any material incentive compensation, commission, vacation pay, holiday pay, sabbatical leave, scholarship or tuition reimbursement, dependent care assistance, immigration assistance, salary continuation, employee loan or loan guarantee, split dollar arrangement, deferred compensation plan, severance pay, bonus plan, profit sharing plan, stock option plan, employee stock purchase plan, restricted stock, stock appreciation right, phantom stock, and any other employee benefit plan, agreement, arrangement or commitment which Seller sponsors or to which Seller contributes or is required to contribute and which applies to or in respect of any of Seller’s employees, former employees, directors, officers or consultants within or outside the United States in connection with the Business (whether governed by U.S. Law or the Law of any foreign country in which Seller has any employees, former employees, directors, officers or consultants).

“Encumbrance” means any claim, charge, easement, encumbrance, lease, covenant, security interest, lien, option, pledge, rights of others or restriction (whether on voting, sale, transfer, disposition or otherwise), whether imposed by agreement, understanding, law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities law.

“Escrow Agreement” means that certain escrow agreement in substantially the form of Exhibit A hereto.

“Escrow Amount” is defined in Section 2.6(b).

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, or any successor law, and the related regulations and published interpretations.

“Excluded Assets” is defined in Section 2.3.

“Excluded Contracts” is defined in Section 2.4(b).

“Excluded Liabilities” is defined in Section 2.5.

“Excluded Marks” is defined in Section 2.3(e).

“Excluded Medicare Receivables” is defined in Section 2.3(g).

“Excluded Trade Payables” is defined in Section 2.5(j).

“Federal health care program” shall have the same meaning as that term is defined in 42 U.S.C. §1320a-7b(f).

“FF&E” shall mean machinery, equipment, furnishings, vehicles, tools, dies and molds, and other similar property used primarily in connection with the Business.

“Financial Statements” is defined in Section 3.7(a).

“Former Superior Proposal” is defined in Section 5.10(e).

“GAAP” means generally accepted accounting principles in the United States, in effect from time to time.

“Governmental Entity” means any government or any agency, regulatory authority, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether Federal, state or local, domestic or foreign.

“Government Contract” shall mean any Contract or subcontract to which Seller is a party in which the ultimate contracting party is the United States government or any state or local government or any agency, department, division, instrumentality, independent establishment or government corporation thereof, which involves delivery of goods or performance of services by Seller. Government Contract shall also mean any agreement between the United States government or any agency, department, division, instrumentality, independent establishment or government corporation and Seller, which involves federal financial and nonfinancial assistance and benefits, including, but not limited to, grants, cooperative agreements, contracts of assistance, loans, loan guarantees and subsidies.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended.

“HSR Act” means the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnifiable Claim” is defined in Section 9.4(c).

“Indemnified Party” is defined in Section 9.4(a).

“Indemnifying Party” is defined in Section 9.4(a).

“Intellectual Property” means all of the intellectual property rights owned or licensed to Seller or in which Seller has any right or interest, and, in either case, used primarily in connection with the Business, excluding any Excluded Assets but including, without limitation, all of Seller’s (a) common law, state, provincial, federal, international and statutory rights in any trademarks, trademark registrations and applications, service marks, trade names, copyrights, copyright registrations, copyright subject matter, patents, patent applications, utility models, industrial design registrations and applications, integrated circuit topography applications and registrations, design rights, inventions, Trade Secrets, technical and confidential information (including, without limitation, designs, plans, specifications, formulas, processes, methods, shop rights, know-how, show-how, and other business or technical confidential information in each case whether or not such rights are patentable, copyrightable, or registerable) primarily related to the Business; (b) computer software and hardware programs and systems, source code, object code, know-how, show-how, processes, formula, specifications and designs, data bases, and documentation relating to the foregoing or used primarily in the Business; and (c) other proprietary information owned, controlled, created, under development or used by or on behalf of Seller primarily in connection with the conduct of the Business in which Seller has any interest whatsoever, whether or not registered, including rights or obligations under any license agreement or other agreement with any other person.

“Inter-Party Claim” is defined in Section 9.4(c).

“Inventory” means all inventories of raw material, purchased parts materials, work in process, finished products, goods, spare parts, replacement and component parts, and office and other supplies used or to be distributed, licensed or sold in connection with the Business consistent with past practices, including without limitation all documentation included with the Products.

“IRS” means the Internal Revenue Service.

“Knowledge” means the knowledge of the persons set forth on Schedule 1.1(a), with respect to Seller, and the persons set forth on Schedule 1.1(b), with respect to Buyer, as the case may be, in each case assuming reasonable inquiry into the matter, including, without limitation, reviewing the representations and warranties of Seller in Article III of this Agreement, along with Seller’s Disclosure Schedule, with Ruben Chairez and Shane P. Kelly.

“Law” means all laws of any nation or political subdivision thereof, including, without limitation, all federal, state, provincial, local, or foreign statutes, regulations, ordinances, orders, decrees, or any other laws, common law theories, or reported decisions of any state, provincial, federal or other court or tribunal.

“Legal Requirement” means any law, statute, rule or regulation of any Tribunal or any Order.

“Loss” means, with respect to any Person, any cost, damage, disbursement, expense, liability, loss, obligation, diminution in value, penalty or settlement, including interest or other carrying costs, legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims (including the reasonable cost of time spent by employees) and amounts paid in settlement, that may be imposed on or otherwise incurred or suffered by the referenced Person.

“Material” means any item or circumstance having an effect on the assets, liabilities, financial condition, properties, results of operations or prospects of the Business in an amount equal to or greater than $100,000.

“Material Adverse Effect” means, any item, change, effect or circumstance that is materially adverse to the business, assets, liabilities, properties, condition (financial or otherwise) results of operations or prospects of the Business, taken as a whole, and without regard to any specific monetary amount, or to the foregoing definition of “Material”.

“Material Contracts” is defined in Section 3.17(a).

“Minimum Closing Date Net Working Capital” is defined in Section 2.8(a).

“Net Working Capital” means Current Assets minus Total Liabilities.

“Objection Notice” is defined in Section 2.8(c).

“Order” means any decree, injunction, judgment, order, ruling, assessment or writ.

“Permit” means any license, permit, franchise, certificate of authority, or any waiver of the foregoing, required to be issued by any Governmental Entity.

“Permitted Encumbrances” means: (i) statutory Encumbrances for sums not yet delinquent; (ii) Encumbrances, other than Encumbrances related to bank indebtedness or capital leases, with respect to the properties or assets of the Business taken as a whole that do not, individually or in the aggregate, materially impair or materially interfere with the present use of the properties or assets or otherwise materially impair present business operations at such properties; (iii) Encumbrances for Taxes, assessments and other governmental charges not yet delinquent or the validity of which are being contested in good faith by appropriate actions; and (iv) Encumbrances reflected in Schedule 1.2.

“Person” means an association, corporation, individual, partnership, limited liability company, trust or any other entity or organization, including a Governmental Entity.

“Potential Acquiror” is defined in Section 5.10(d).

“Potential Customer” means a person or entity that Buyer and/or Seller, or any of their Affiliates (i) as of the Closing Date is, soliciting (or has targeted for solicitation), and/or (ii) at any time or from time to time, with the 24-month period prior to the Closing Date, Seller has been soliciting for or in respect of any current, actively pending or contemplated Products.

“Proceeds” is defined in Section 5.16.

“Products” means the OL1000 Bone Growth Stimulator (both single and dual coil), the SpinaLogic Bone Growth Stimulator and the Orthoframe/Mayo External Fixator, together with any predecessor products, and related products developed or under development, and together with any licensing arrangements, manufacturing arrangements and/or distribution arrangements related thereto.

“Proprietary Information” means all patent applications, utility model applications, inventions, ideas, trademarks, trade names, service marks, copyrights, data, moral rights, trade secrets, know-how, concepts, computer programs, documentation and other technical data and information used primarily in the Business.

“Proxy Statement” shall mean the proxy statement filed by Seller with the SEC relating to any required approval by Seller’s stockholders of this Agreement and the transactions contemplated hereby.

“Purchase Price” is defined in Section 2.6.

“Purchased Assets” is defined in Section 2.1.

“Representatives” is defined in the Confidentiality Agreement.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, or any successor law, and the related regulations and published interpretations.

“Seller” means OrthoLogic Corp. and any of its subsidiaries which use or possess any of the Purchased Assets or participate in the Business.

“Seller Advance Payments” means payments with respect to the Business made by Seller for goods or services prior to the Closing Date, to the extent such goods or services are not fully used or received by the Business as of the Closing Date, including without limitation all credits, prepaid expenses (except for property and liability insurance), deferred charges, advance payments, security deposits, prepaid rent (to the extent transferable), prepaid Taxes, prepaid advertising and prepaid items (except split dollar life insurance cash surrender values).

“Seller Board” means the Board of Directors of Seller.

“Seller Board Recommendation” is defined in Section 5.8(a).

“Seller Customer Deposits” means deposits received by Seller from customers of the Business to the extent related to the Business prior to the Closing Date, including deposits by customers whose creditworthiness requires payments in advance.

“Seller Indemnified Persons” is defined in Section 9.2.

“Seller SEC Documents” is defined in Section 3.7(b).

“Seller Stockholder Approval” is defined in Section 5.8(c).

“Seller’s Stockholders’ Meeting” is defined in Section 5.8(b).

“Subcontract” is defined in Section 5.13.

“Sublease Agreement” means that certain sublease agreement in substantially the form of Exhibit C hereto.

“Superior Proposal” means a bona fide written Acquisition Proposal made by a Person other than Buyer, which is on terms which the Seller Board in good faith concludes (following consultation with its financial advisors and outside counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the proposal and the identity and nature of the Person making the proposal, (i) would, if consummated, result in a transaction that is more favorable to Seller or Seller’s stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement (as the same may be proposed to be amended by Buyer pursuant to Section 5.10(e)), (ii) is reasonably likely to be completed, (iii) for which the Person making the proposal has sufficient financial resources available to it and/or has received and furnished to Seller firm financing commitments on customary terms from reputable lenders or investment banks which is reasonably likely to be funded, and (iv) is not subject to any significant condition or contingency that is not also contained in this Agreement.

“Superior Proposal Notice” is defined in Section 5.10(d).

“Tax” means any foreign, federal, state, county or local income, sales and use, excise, franchise, real and personal property, transfer, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, severance or withholding tax or charge imposed by any Governmental Entity and any interest and penalties (civil or criminal) related thereto or to the nonpayment thereof.

“Tax Return” means a report, return or other information required to be supplied to a Governmental Entity with respect to Taxes including, where permitted or required, combined or consolidated returns for any group of entities that includes Seller.

“Third Party Claim” is defined in Section 9.4(b).

“Third Party Consent” means any approval, consent or waiver required to be obtained from, or any notice required to be delivered to, any Person other than any Governmental Entity.

“Third Party Payor” means an insurance company or other third party (not including Federal health care programs) that pays in whole or in part the amount due on account of the sale of Products by the Business.

“Total Liabilities” is defined in Section 2.8(f)(2).

“Trade Secrets” means the whole or any portion or phase of any scientific or technical information, design, process, procedure, computer program, formula, business information or improvement or Proprietary Information of Seller or any of its Affiliates that is valuable and not generally known to the competitors of Seller or any of its Affiliates whether or not in written or tangible form.

“Transaction” means the sale of the Purchased Assets and the assumption of the Assumed Liabilities as contemplated by this Agreement.

“Transferred Employees” is defined in Section 5.6(a).

“Transition Services Agreement” means that certain transition services agreement in substantially the form of Exhibit D hereto.

“Tribunal” means any government, any arbitration panel, any court or any governmental department, commission, board, bureau, agency or instrumentality of any state or the United States.

“Unaudited Financial Statements” means (i) the unaudited pro forma balance sheet of the Business as of each of December 31, 2002 and August 31, 2003 and the unaudited pro forma statements of operations of the Business for the twelve and eight-month periods then ended and (ii) the unaudited balance sheet of Seller as of August 31, 2003 and the unaudited statement of operations of Seller for the eight-month period then ended.

ARTICLE II
SALE AND PURCHASE OF ASSETS

     2.1 Purchased Assets. At the Closing, on the terms and subject to the conditions of this Agreement, Seller shall sell, transfer, convey, assign and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of all Encumbrances (other than the Permitted Encumbrances), all of Seller’s right, title and interest in and to all of the assets specifically described in this Section 2.1 and any other assets used primarily in or held for use primarily in the Business, other than the Excluded Assets (collectively, the “Purchased Assets”) including without limitation:

          (a) All FF&E and all design tools, order management and other management tools, manufacturing tools and test equipment, including laboratory testing equipment, owned by Seller, whether located at Seller’s facilities or the facilities of a third party, set forth on Schedule 2.1(a);

          (b) All of the Inventory as of the Closing Date, whether located at Seller’s facilities or the facilities of a third party;

          (c) Subject to Sections 2.2 and 5.13, all Contracts, listed on Schedule 2.1(c), and any Contracts entered into between the date hereof and the Closing Date that are identified in a supplement to Schedule 2.1(c) delivered to Buyer at least five (5) days before Closing; provided Buyer shall have the right on or prior to the Closing Date, by written notice to Seller, to decline to accept an assignment and assumption of any Contracts included on such supplemental Schedule 2.1(c), and all rights and claims against others under such Contracts;

          (d) All patents, and all trademarks and service marks (whether registered or unregistered) and all Proprietary Information and Intellectual Property set forth on Schedule 2.1(d) hereto;

          (e) Accounts Receivable and notes receivable and unbilled rights to payment in favor of Seller with respect to the Business, as of the Closing Date, whether current or noncurrent, but excluding the Excluded Medicare Receivables;

          (f) All Seller Advance Payments as of the Closing Date;

          (g) All Seller Customer Deposits as of the Closing Date;

          (h) All Books and Records of Seller to the extent they are related to the Business;

          (i) All Permits of Seller set forth on Schedule 2.1(i), but only to the extent that their transfer is permitted by applicable Law;

          (j) All guarantees, warranties, indemnities and similar rights in favor of Seller with respect to the Business or any of the Purchased Assets, including rights in respect of unemployment accounts and rights to recovery under insurance policies to the extent the casualty occurred prior to the Closing;

          (k) All claims, causes of action, choses in action, rights of recovery and rights of set-off of any kind relating to the Purchased Assets or Assumed Liabilities, against any person, including without limitation any liens, security interests, pledges or other rights to payment or to enforce payment in connection with products delivered by Seller on or prior to the Closing Date, except with respect to the Excluded Medicare Receivables;

          (l) All telephone and facsimile numbers and post office boxes, lockboxes, internet domain names or URLs, used by Seller in connection with the Business listed on Schedule 2.1(l);

          (m) All content primarily related to the Business with respect to internet websites of Seller, including such content in its electronic form; and

          (n) All other intangible personal property of Seller primarily related to the Business and all goodwill of the Business.

     2.2 Consents of Third Parties. Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute an assignment or attempted assignment of any agreement (including, without limitation, the Third Party Payor Contracts listed on Schedule 5.13), insurance policy, license, instrument or other assets or property if the attempted assignment thereof, without the consent, approval or waiver of a third party or entity (including a Governmental Entity), would constitute a breach thereof or a violation of any Law, rule or regulation, unless and until such consent, approval or waiver has been granted. Seller covenants and agrees that in any such case, except with respect to the Third Party Payor Contracts listed on Schedule 5.13, the beneficial interests of Seller in and to any such assets or property shall in any event pass at the Closing to Buyer, and Seller and Buyer covenant and agree that, from and after the Closing, (a) Seller will hold any and all such assets or property in trust for the benefit of Buyer, its successors and assigns, (b) Seller and Buyer will use their respective reasonable efforts, in cooperation with one another, to obtain and secure all consents that may be necessary to effect a full and valid transfer or transfers of the same, (c) Seller and Buyer will use their respective reasonable efforts, in cooperation with one another, to make or complete such transfer or transfers as soon as reasonably possible, and (d) Seller will cooperate with Buyer in any assignment, subcontract or other reasonable arrangement designed to provide for Buyer the benefits of and under any such assets or property. Buyer agrees to make all payments required to be made with respect to such assets or property and to assume all liabilities or other obligations arising from and after the Closing Date with respect thereto except as a result of Seller’s negligence or willful misconduct, regardless of whether any such consent, approval or waiver has been obtained. With respect to an unassigned contract, Buyer will not obtain any extension of the current term of such contracts unless Seller is thereupon released from all obligations under such contracts.

     2.3 Excluded Assets. Notwithstanding the foregoing, Buyer is not purchasing and Seller is retaining all right, title and interest in and to the following (collectively, the “Excluded Assets”):

          (a) Seller’s rights under this Agreement, the Escrow Agreement, the Sublease, the Transition Services Agreement, the Subcontract, the Billing Services Agreement or any other document or agreement delivered to or received by Seller in connection herewith;

          (b) All cash on hand and in banks, cash equivalents and investments;

          (c) Seller’s bank accounts (except the lockbox accounts listed on Schedule 2.1(l)), checkbooks and cancelled checks;

          (d) The real property lease for Seller’s headquarters facility in Tempe, Arizona;

          (e) The corporate name “OrthoLogic” and any related trademarked or stylized versions thereof (the “Excluded Marks”);

          (f) Seller’s corporate charter, minute and stock record books, and corporate seal and tax returns;

          (g) All Accounts Receivable due from Federal health care programs, and all rights to bill Federal health care program payors for sales completed prior to the Closing (the “Excluded Medicare Receivables”);

          (h) Seller’s rights to any refunds due with respect to insurance premium payments and Tax refunds with respect to Taxes heretofore paid by Seller;

          (i) All property, tangible and intangible, real or personal, and all assets of Seller that are not related primarily to the Business, including, without limitation, those assets used in the design, development and marketing of Seller’s injectable bone healing products and as set forth on Schedule 2.3(i);

          (j) Any insurance policies held by Seller;

          (k) The agreements set forth on Schedule 2.3(k); and

          (l) The assets, if any, described on Schedule 2.3(l).

     2.4 Assumed Liabilities. Buyer shall, as of the Closing Date, expressly assume, and agree to pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, the following liabilities, obligations and commitments of Seller existing on or arising after the Closing Date (the “Assumed Liabilities”):

          (a) The trade accounts payable and other accrued liabilities (other than Excluded Trade Payables) described in, and only to the extent of the amount set forth on, Schedule 2.4(a) together with such additional accounts payable and accrued liabilities related to the Business which arise between the date thereof and the Closing Date, but only to the extent such additional liabilities are accrued for on the Closing Date Net Working Capital Schedule;

          (b) All liabilities, obligations and commitments of Seller arising after the Closing Date out of the Contracts listed on Schedule 2.1(d), but not including any liability, obligation or commitment of Seller for any breach thereof by Seller or a predecessor-in-interest occurring prior to or on or after the Closing Date, or any liability under a Contract that is not listed on Schedule 2.1(d) as supplemented with Buyer’s approval (“Excluded Contracts”), unless Buyer otherwise agrees;

          (c) All liabilities, obligations and commitments arising after the Closing in Buyer’s operation of the Business; and

          (d) Seller’s liabilities to the Transferred Employees for vacation pay and for commissions not due and payable on or before the Closing Date, but only to the extent either (i) accrued for on the Closing Date Net Working Capital Schedule or (ii) if GAAP does not require such an accrual, payable pursuant to a policy disclosed to Buyer in Seller’s Disclosure Schedule.

     2.5 Excluded Liabilities. Notwithstanding anything to the contrary herein or in any Schedule or Exhibit hereto, except as specified in Section 2.4 above, Buyer shall not assume any liabilities, obligations or commitments of Seller, whether arising before, on or after the Closing Date, and all such liabilities, obligations and commitments (the “Excluded Liabilities”) shall remain the exclusive liabilities, obligations and commitments of Seller. Seller shall pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Excluded Liabilities. Without limiting the generality of the foregoing, “Excluded Liabilities” include:

          (a) All Taxes and deferred Tax liabilities of Seller (except for accrued sales and use Taxes in an amount not to exceed that amount set forth on the Closing Date Net Working Capital Schedule);

          (b) All liabilities and obligations arising out of the Excluded Contracts except to the extent specifically set forth in Sections 2.2 and 5.13 and the Subcontract;

          (c) All liabilities and obligations in respect of benefits under the Employee Benefit Plans;

          (d) All liabilities and obligations in respect of compensation and benefits payable to Seller’s employees for services rendered through the Closing Date, including any retention or change in control bonuses that may become payable to Transferred Employees as a result of the Closing (but excluding accrued vacation and commissions);

          (e) All liabilities arising in connection with any Action, pending or threatened, private or public, arising out of conduct of the Business prior to and including the Closing Date;

          (f) Any liability arising from any failure to comply with any applicable bulk sale or transfer Law in connection with the transactions contemplated by this Agreement;

          (g) Any obligation or liability for severance or other compensation arising as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in conjunction with another event, such as a termination of employment);

          (h) Any obligation or liability incurred by Seller or its Affiliates to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with the transactions contemplated by this Agreement;

          (i) Any obligation or liability arising out of or related to Seller’s ownership or leasehold interest in any real property used in the Business except to the extent specifically set forth in the Sublease;

          (j) Those trade accounts payable and other accrued liabilities identified on Schedule 2.5(j) (the “Excluded Trade Payables”), the face amount of which shall equal the aggregate face amount of Excluded Medicare Receivables (and if such Excluded Trade Payables are not sufficient, the Purchase Price shall be adjusted downward by the amount of such deficiency, as provided for in Section 2.6(c));

          (k) All liabilities arising, by operation of law or otherwise, from the operation of the Business by Seller for the periods prior to and including the Closing Date, including liabilities for defective Products (in each case other than Assumed Liabilities);

          (l) All liabilities and obligations arising out of violations or alleged violations, whether civil, criminal or administrative, relating to Seller’s participation in Federal health care programs or rights to reimbursements under Federal health care program regulations (“Administrative Violations”) or Seller’s obligations under any Corporate Integrity Agreement; and

          (m) All liabilities constituting indebtedness of Seller for borrowed money, including capital lease obligations.

     2.6 Consideration for Purchased Assets. On the terms and subject to the conditions of this Agreement, as consideration for the sale, transfer, assignment and delivery of the Purchased Assets to Buyer (the “Purchase Price”):

          (a) Buyer shall assume and pay, perform or otherwise discharge, as the same shall become due in accordance with their respective terms, all of the Assumed Liabilities.

          (b) Buyer shall pay to Seller or deposit in escrow an aggregate of Ninety-Three Million Dollars ($93,000,000), as adjusted pursuant to Section 2.8, as follows: (i) Buyer shall deliver to Seller at Closing cash by wire transfer to Seller’s account in an amount equal to Eighty-Five Million Five Hundred Thousand Dollars ($85,500,000) (the “Cash Payment”), less the amount by which the Minimum Closing Date Net Working Capital exceeds the estimated Closing Date Net Working Capital as provided by Seller pursuant to Section 2.8(b), and (ii) Buyer shall deposit into escrow Seven Million Five Hundred Thousand Dollars ($7,500,000) (the “Escrow Amount”) subject to the terms of the Escrow Agreement attached hereto as Exhibit A.

          (c) At Closing, the Cash Payment shall be reduced by the amount, if any, by which the amount of estimated Excluded Medicare Receivables exceeds the amount of estimated Excluded Trade Payables.

     2.7 The Closing. The Closing will take place at the offices of Bingham McCutchen LLP, Los Angeles, California, or at such other place as the parties may mutually agree, within three Business Days following the satisfaction or waiver of the conditions precedent set forth in Article VII, but in any event on or prior to January 31, 2004.

     2.8 Net Working Capital Adjustment.

          (a) The amount of the Purchase Price set forth in Section 2.6 above was determined, in part, based upon the assumption that the Closing Date Net Working Capital will equal at least Eight Million Dollars ($8,000,000) (the “Minimum Closing Date Net Working Capital”). The amount of the Purchase Price shall be adjusted dollar for dollar downward by the amount by which the Closing Date Net Working Capital is less than the Minimum Closing Date Net Working Capital.

          (b) Three Business Days prior to Closing, Seller shall deliver to Buyer an estimated computation of the Closing Date Net Working Capital, in form and substance reasonably acceptable to Buyer. If the Minimum Closing Date Net Working Capital exceeds such estimated Closing Date Net Working Capital, the Cash Payment shall be reduced as provided in Section 2.6(b).

          (c) Seller shall prepare and deliver its final determination of Closing Date Net Working Capital no later than thirty (30) days after the Closing Date. Buyer shall have the right to review the Books and Records of Seller on a consolidated basis for a period of sixty (60) days after the receipt of such determination from Seller to verify and confirm the accuracy thereof (such period to be extended each day Buyer is not afforded full access to the Books and Records it may request). If, after such review, Buyer agrees with Seller’s determination of Closing Date Net Working Capital, Buyer shall promptly notify Seller of its agreement. If, after such review, Buyer objects to Seller’s determination of Closing Date Net Working Capital, Buyer shall promptly provide Seller with a statement indicating the basis for its objections (the “Objection Notice”), and Buyer and Seller shall meet and confer in an effort to resolve such disagreement in good faith. The failure of Buyer to provide an Objection Notice within sixty (60) days after receipt of Seller’s determination of Closing Date Net Working Capital shall be deemed its agreement that Seller’s determination of Closing Date Net Working Capital is the “Closing Date Net Working Capital Schedule.”

          (d) As soon as practicable following the date of delivery of an Objection Notice, each party shall appoint a knowledgeable, responsible representative to meet and negotiate in good faith to resolve the Objection Notice. The parties intend that these negotiations be conducted by experienced business representatives empowered to decide the issues. The business representatives will meet and attempt to resolve the Objection Notice within fifteen (15) calendar days after the date of the Objection Notice. If the business representatives resolve the dispute, such resolution will be memorialized in a written settlement and release agreement. If the business representatives do not resolve the dispute within thirty (30) days following receipt of the Objection Notice, then the Closing Date Net Working Capital shall be determined by KPMG LLP or, if such firm is unavailable or unwilling to serve in such capacity, such other nationally known independent firm of certified public accountants mutually agreeable to Buyer and Seller (the “Accountants”) by reference to the specific objections set forth in Buyer’s Objection Notice. The determination shall be made as soon as practicable after submission of the dispute unless Buyer and Seller otherwise agree. If issues in dispute are submitted to the Accountants for resolution, (i) each party shall furnish to the Accountants such work papers and other documents and information relating to the disputed issues as the Accountants may request and are available to that party, and shall be afforded the opportunity to present to the Accountants any material relating to the determination and to discuss the determination with the Accountants; (ii) the determination by the Accountants of the Closing Date Net Working Capital, as set forth in a notice delivered to both parties by the Accountants, will be binding and conclusive on the parties; and (iii) the fees and expenses of the Accountants for such determination shall be awarded to the prevailing party, as determined by the Accountants (who may also determine there is no prevailing party, in which case such fees and expenses shall be shared equally). Each party agrees to execute promptly any engagement letter reasonably requested by the Accountants.

          (e) When the Closing Date Net Working Capital Schedule is issued by the Accountants or otherwise agreed to, if the amount of Closing Date Net Working Capital is both less than the Minimum

Closing Date Net Working Capital and less than the amount estimated under subsection (b) above, then, within ten (10) Business Days after such final determination of the Closing Date Net Working Capital, an amount equal to the difference between the total shortfall from the Minimum Closing Date Net Working Capital and the amount actually deducted from the Cash Payment at Closing shall be paid by Seller to Buyer. If the amount deducted from the Cash Payment at Closing exceeds the total shortfall from the Minimum Closing Date Net Working Capital, then within ten (10) Business Days of the final determination of the Closing Date Net Working Capital Schedule, Buyer shall pay to Seller the amount required to cause the Cash Payment to be reduced only by the actual shortfall as finally determined. In no event shall this section be interpreted as requiring Buyer to pay an amount to Seller that would cause the Cash Payment to exceed the amount set forth in Section 2.6(b)(i).

          (f) As used in Section 2.8, the following terms shall have the respective meanings assigned to them below:

               (1) “Current Assets” mean the following current assets of the Business, determined as of the Closing Date in accordance with GAAP consistent with Seller’s past practice (but to the extent past practice is not consistent with GAAP, GAAP shall apply), in each case if included in the Purchased Assets:

                    (i) Accounts Receivable (whether billed or unbilled), other than Excluded Medicare Receivables, net of credit balances, reserves for discounts, allowances and bad debt, determined in accordance with GAAP;

                    (ii) All Inventory, net of inventory reserves determined in accordance with GAAP; and

                    (iii) All Seller Advance Payments, to the extent included in the current assets of the Business.

Current Assets shall not include any cash and cash equivalents.

               (2) “Total Liabilities” shall mean the following Assumed Liabilities, determined as of the Closing Date, in accordance with GAAP consistent with Seller’s past practice (but to the extent Seller’s past practice is not consistent with GAAP, GAAP shall apply):

                    (i) All Accounts Payable, less the Excluded Trade Payables;

                    (ii) All accrued expenses that are Assumed Liabilities less Excluded Trade Payables, including but not limited to accrued vacation, commissions, and certain accrued sales and use Taxes as specified in Section 2.5(a); and

                    (iii) Accrued warranty costs that are Assumed Liabilities.

               (3) The estimated Closing Date Net Working Capital schedule delivered pursuant to Section 2.8(b), and the Closing Date Net Working Capital Schedule as finally determined, shall each contain a line item showing the Excluded Medicare Receivables and Excluded Trade Payables and the Seller shall attach supporting detail to the estimated and final schedule reasonably acceptable to Buyer. The parties intend to balance the value of the Excluded Medicare Receivables and Excluded Trade Payables, plus the amount of any the reduction in the Purchase Price pursuant to Section 2.6(c), if any, before computing Current Assets and Total Liabilities at the Closing Date, and any reduction under Section 2.6(c) shall be treated as a Current Asset for purposes of the Closing Date Net Working Capital Schedule, both as estimated and as finally determined.

               (4) Schedule 2.8(f)(4) shows Net Working Capital at August 31, 2003, determined based on the pro forma balance sheet as of that date and reflecting the adjustments to be used in computing the Closing Date Net Working Capital.

     2.9 Allocation of Purchase Price. Schedule 2.9 attached hereto is a preliminary allocation of Purchase Price among the Purchased Assets. Promptly following the Closing, the final Schedule 2.9 will be prepared by Buyer and Seller in a manner consistent with the Schedule 2.9 attached hereto and in accordance with Section 1060 of the Code. Seller and Buyer each agree, (a) to report the sale of the Purchased Assets for Tax purposes in accordance with the allocations set forth on the final Schedule 2.9 and to follow the allocations set forth on the final Schedule 2.9 in determining and reporting their liabilities for any Taxes, (b) without limitation, not to take any position inconsistent with such allocations on any of its Tax Returns, and (c) to timely file federal tax Form 8594 with the applicable Tax Return for the year of this transaction reflecting such Purchase Price allocations.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER

          Except as otherwise indicated on Seller’s Disclosure Schedule, Seller represents, warrants and agrees as follows:

     3.1 Organization and Related Matters. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller has all necessary corporate power and authority to own its properties and to carry on its businesses as presently conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions in which the nature of its businesses requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a Material Adverse Effect on the Business or the ability of the parties to consummate the Transaction. Section 3.1 of Seller’s Disclosure Schedule sets forth a list of states in which Seller is qualified to do business.

     3.2 Authorization. Seller has all necessary corporate power and authority to execute, deliver and perform this Agreement, and Seller has the necessary corporate power and authority to sell, convey and assign the Purchased Assets in accordance with the terms hereof. The Seller Board, at meetings duly called and held, has (a) determined that the transactions contemplated by this Agreement are fair to, and in the best interests of, the stockholders of Seller, (b) approved this Agreement and the transactions contemplated hereby and (c) recommended that the stockholders of Seller adopt this Agreement, and approve the sale of the Purchased Assets and the other transactions contemplated hereby and directed that this Agreement and the transactions contemplated hereby be submitted for consideration by the stockholders of Seller. This Agreement has been duly executed and delivered by Seller and constitutes Seller’s legally valid and binding obligation, enforceable against Seller in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally.

     3.3 No Conflicts. Except as set forth in Section 3.3 of Seller’s Disclosure Schedule, neither Seller’s execution and delivery of this Agreement and the consummation of the transactions contemplated hereby nor compliance by Seller with any provisions hereof will (i) violate or conflict with Seller’s certificate of incorporation or bylaws (“Charter Documents”); (ii) violate, conflict with, result in a breach of, constitute a default (or an event which, with the giving of notice or lapse of time or both, would constitute a default) under, or result in the acceleration of performance under, or termination or cancellation of, any Material Contract; (iii) violate any Law; or (iv) violate any Order or, to Seller’s Knowledge, Action to which Seller is a party or by which Seller is affected.

     3.4 No Other Agreements to Sell Assets or Business. Seller has no other obligation, absolute or contingent, to any Person (other than as contemplated hereby) (i) to sell any of the Purchased Assets (other than inventory in the ordinary course of business), (ii) to issue, sell or otherwise transfer any capital stock or any security convertible into or exchangeable for capital stock of Seller that would impede the consummation of the transactions contemplated hereby, or (iii) to effect any merger, consolidation or other reorganization of Seller or enter into any agreement with respect to any of the foregoing.

     3.5 Legal Proceedings. Except as set forth in Section 3.5 of Seller’s Disclosure Schedule, there is no Order or Action pending or, to Seller’s Knowledge, threatened against or affecting Seller or the Business that, in either case, is Material or would materially impair or delay Seller’s ability to consummate the Closing or perform its obligations under this Agreement.

     3.6 Approvals and Third Party Consents. Section 3.6 of Seller’s Disclosure Schedule lists all Approvals by any Governmental Entity and Third Party Consents relating to any Material Contract that are required to be made or obtained by Seller (i) by virtue of the execution, delivery or performance of this Agreement; (ii) to avoid the loss of any Material Permit or the breach of any Material Contract or the creation of an Encumbrance (other than a Permitted Encumbrance) on any of the Purchased Assets; (iii) to comply with contractual provisions or Laws requiring the giving of notice to third parties or Governmental Entities or (iv) to enable Buyer to own the Purchased Assets following the Closing Date.

     3.7 Financial Information and SEC Reports.

          (a) Section 3.7 of Seller’s Disclosure Schedule sets forth the Audited Financial Statements and the Unaudited Financial Statements (collectively, the “Financial Statements”) and the Business Financial Statements Reconciliation. The Financial Statements were prepared from the Books and Records of Seller and fairly present, in all material respects, the financial position of Seller and its consolidated subsidiaries as of the dates thereof and the results of their operations and their cash flows for the periods set forth therein, in each case in accordance with past practice and GAAP during the periods involved (except as otherwise disclosed in the notes thereto and subject, in the case of the Unaudited Financial Statements, to (i) normal year-end adjustments that would not be Material in amount or effect and (ii) the absence of notes). The Business Financial Statements Reconciliation was prepared in good faith, consistent with past practice and fairly represents the best estimate of the Financial Statements of the Business as derived from the Financial Statements of Seller.

          (b) Seller has filed all forms, reports, schedules, statements and other documents required to be filed by it with the SEC and has made available to Buyer true and complete copies of all such forms, reports, schedules, statements and other documents filed by it since January 1, 2000, under the Exchange Act or the Securities Act (such forms, reports, schedules, statements and other documents, including any financial statements or schedules included therein, are referred to as the “Seller SEC Documents”). Each of the Seller SEC Documents, at the time filed, (i) did not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made, in light of the circumstances under which such statements were made, not misleading with respect to the period covered by such Seller SEC Document and (ii) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder.

          (c) The consolidated financial statements included in the Seller SEC Documents comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except as may be indicated in the notes thereto or, in the case of the unaudited statements of Seller, as permitted by SEC Forms 10-Q and 8-K) and fairly present in all material respects (subject, in the case of the unaudited statements, to normal, recurring audit adjustments) the consolidated financial position, results of operations and cash flows of Seller for the periods presented in the Seller SEC Documents.

          (d) The trade payables are valid trade accounts payable and are payable in full to the vendor, without rights of discount, offset or refund, except as used to compute the aggregate face value of the

Excluded Trade Payables in accordance with GAAP, or except as shown in Section 3.7(d) of Seller’s Disclosure Schedule.

     3.8 Tangible Assets. Section 3.8 of Seller’s Disclosure Schedule sets forth the tangible assets owned or leased by Seller and included in the Purchased Assets. Seller has good title to, or valid leasehold interest in or other valid right to use, free and clear of Encumbrances other than Permitted Encumbrances, all such tangible assets included in the Purchased Assets. Except as set forth in Section 3.8 of Seller’s Disclosure Schedule, the tangible assets included in the Purchased Assets are in good working condition (reasonable wear and tear excepted) and adequate for the purposes for which such properties and assets are currently used or held for use. Except as set forth in Section 3.8 of Seller’s Disclosure Schedule, all of the assets or properties included in the Purchased Assets that are owned by any Person other than Seller will continue to be leased or licensed to Buyer, under valid, current leases or licenses immediately following the Closing. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good, valid and marketable title to the Purchased Assets to be transferred to Buyer hereunder, except for those Purchased Assets which constitute leased or licensed personal property, which Buyer will hold under valid leases or licenses, free and clear of any and all Encumbrances (other than Permitted Encumbrances). Except as set forth in Section 3.8 of Seller’s Disclosure Schedule, the Purchased Assets (tangible and intangible) include all the operating assets of Seller used primarily in the Business and all of the assets necessary for the conduct of the Business.

     3.9 Offices. Seller does not maintain any facilities or lease, license or have occupancy rights for any Real Property, other than the headquarters facility located in Tempe, Arizona. Section 3.9 of Seller’s Disclosure Schedule sets forth each location at which a sales representative or other employee of the Business is located.

     3.10 Taxes.

          (a) Seller has timely filed or will file (or, where permitted or required, its Affiliates have timely filed or will file) all Tax Returns regarding the Business and the Purchased Assets required to be filed on or prior to the Closing Date (taking into account extensions to file). All such Tax Returns, including amendments to date, have been prepared in good faith and are complete and accurate in all Material respects, and all Taxes shown thereon have been paid.

          (b) All Taxes that are due and payable with respect to the operations of the Business have been paid in full and all deposits required by law to be made with respect to any such Taxes have been duly made. No known adjustment relating to such Tax Returns has been proposed in writing by any Tax authority (insofar as such adjustment relates to the activities or income of the Business or any of the Purchased Assets). There are no pending or, to Seller’s Knowledge, threatened actions for the assessment or collection of Taxes that relate to the activities or income of the Business or to any of the Purchased Assets or could result in liability of the Business or with respect to any of the Purchased Assets. There are no liens for Taxes upon the assets of Seller other than liens for Taxes not yet due and payable. All Taxes which Seller is required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid over to the appropriate Tax authorities and Seller has complied with all information reporting and backup withholding requirements with respect thereto.

          (c) No employee has been improperly classified as an independent contractor and all employees classified as exempt employees for purposes of federal and state overtime laws are appropriately classified.

     3.11 Permits. Seller holds all Material Permits that are required by any Governmental Entity to permit it to conduct the Business as presently conducted. To Seller’s Knowledge, no suspension, cancellation or termination of any Material Permit is threatened or imminent. Seller and its respective directors, officers, consultants or employees (in their capacity as such), are not in default with respect to any order, writ, injunction or decree of any Governmental Entity or regulatory authority with respect to the Business. Section 3.11 of Seller’s Disclosure Schedule contains a true and complete list of the Material Permits identifying those Permits which are transferable to Buyer.

     3.12 Intercompany Transactions. Except as set forth in Section 3.12 of Seller’s Disclosure Schedule, Seller has not engaged in any Material transaction with any Affiliate for which any liabilities or obligations of the Business will remain to be satisfied after the Closing. Section 3.12 of Seller’s Disclosure Schedule lists: (a) any Material liabilities or obligations of Seller to any Affiliate related to the Business; and (b) any Material liabilities or obligations of an Affiliate to Seller related to the Business, in each case except for those liabilities or obligations arising as a result of this Agreement.

     3.13 Compliance with Law.

          (a) Seller is not in violation of, or has any liability under any Law, which violation or liability would be, individually or in the aggregate, Material. Seller has not received any notice from, or otherwise been advised that, any Governmental Entity or other Person is claiming any violation or potential violation of any Law with respect to the Business. Seller has operated the Business in compliance with all Laws. Except as previously disclosed, Seller has not, during the past three (3) years, conducted any internal investigation or compliance review requested by the Seller Board, its executive officers, its Compliance Officer or its Legal Department in connection with which Seller retained or sought advice from outside legal counsel with respect to any actual, potential or alleged Material violation of any applicable Law by Seller or any of Seller’s employees.

          (b) Without limiting the generality of the foregoing subsection (a), Seller has not, directly or indirectly, offered, paid, solicited or received any payment or other remuneration which was not legal to offer, pay, solicit or receive under applicable federal and state statutes or regulations, including without limitation “fraud and abuse” or anti-kickback laws, nor has Seller engaged in any other conduct that would violate these laws or federal or state False Claims Acts. Seller has not for any reason lost its right or authorization, or otherwise failed to be eligible, to participate in Medicaid or Medicare, or other Federal health care programs or to accept assignments or rights to reimbursements under regulations of a Federal health care program, or had its right to receive reimbursements under Federal heath care program regulations suspended. Except as set forth in Section 3.13(b) of the Seller’s Disclosure Schedule, there is no investigation, Order, decree or agreement (“Corporate Integrity Agreement”) regarding Seller’s sales, marketing, contracting, pricing, billing or other financial practices with respect to Federal health care programs, or compliance with applicable Federal health care program statutes or regulations. Seller has duly performed all of its obligations under each Corporate Integrity Agreement to which it is a party, and is in compliance with the terms of each Corporate Integrity Agreement currently in effect. Seller has not received any notice alleging a violation of any current Corporate Integrity Agreement and, to Seller’s Knowledge, no facts or circumstances have occurred that could constitute a breach, violation or default under a Corporate Integrity Agreement or could constitute a breach, violation or default with notice of the passage of time. All applicable regulatory agencies have certified Seller’s compliance with its Corporate Integrity Agreement following each such agency’s most recent evaluation of compliance. Under the terms of any current Corporate Integrity Agreement, Seller has not determined through any means or reported to any Governmental Entity a Material Deficiency, as that term is defined by the Corporate Integrity Agreement.

          (c) Except as set forth in Section 3.13(c) of the Seller’s Disclosure Schedule, Seller, with respect to the Business, is currently in compliance with all applicable provisions of HIPAA and all regulations pertinent to HIPAA and is fully prepared to comply with HIPAA regulations and requirements which become effective from the date hereof to December 31, 2003.

     3.14 No Brokers or Finders. Other than as set forth in Section 3.14 of Seller’s Disclosure Schedule, no agent, broker, finder, or investment or commercial banker, or other Person or firm engaged by or acting on behalf of Seller or any of its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any brokerage or finder’s or similar fee or other commission as a result of this Agreement or the Transaction.

     3.15 No Undisclosed Liabilities. Except as disclosed with specificity as to source and amount in Section 3.15 of Seller’s Disclosure Schedule, Seller has no liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, related to the Business, other than:

          (a) Liabilities or obligations disclosed in the Seller’s SEC Documents;

          (b) Liabilities or obligations incurred by Seller since the date of the Unaudited Financial Statements in the ordinary course of business consistent with past practice and which, if Assumed Liabilities, are included in the determination of the final Closing Date Net Working Capital Schedule; and

          (c) Other liabilities or obligations that are not Material in the aggregate.

     3.16 Patents, Trademarks and Proprietary Information.

          (a) Except as set forth in Section 3.8 of Seller’s Disclosure Schedule, Schedule 2.1(d) contains a complete and correct list of the following assets and related matters: (i) all patents and applications for patents, all registered trademarks and applications for registration of trademarks, and all copyright registrations and applications for copyright registration, owned or used (pursuant to license agreements or otherwise) by Seller primarily in connection with the Business, and in the case of any such Intellectual Property that is so owned, the jurisdictions in or by which such assets or any of them have been registered, filed or issued and (ii) all contracts, agreements or understandings pursuant to which Seller has authorized any Person to use any of the Intellectual Property which is so owned.

          (b) The operation of the Business as currently conducted by Seller does not interfere with, conflict with, infringe upon, misappropriate or otherwise violate the Intellectual Property rights of any third party, and no action or claim is pending or, to the Knowledge of Seller, threatened alleging that the operation of such Business interferes with, conflicts with, infringes upon, misappropriates or otherwise violates the Intellectual Property rights of any third party and, to the Knowledge of Seller, there is no basis therefor.

          (c) Seller is the sole owner of the entire right, title and interest in and to, or has a valid license or other legal right under the Intellectual Property, whether owned or licensed, used in or necessary to the operation of the Business as presently conducted by Seller, subject to the terms of the license agreements governing the licensed Intellectual Property.

          (d) Except as set forth in Schedule 2.1(d), there are no outstanding options, licenses, or agreements of any kind relating to the Intellectual Property, nor is Seller bound by or a party to any options, licenses or agreements of any kind with respect to the Intellectual Property.

          (e) Seller has no present Knowledge from which it could reasonably conclude that the Intellectual Property, including any Intellectual Property licensed to Seller, is invalid or unenforceable, and the same has not been adjudged invalid or unenforceable in whole or in part. Seller has timely paid all maintenance fees and annuities and has filed all necessary papers to maintain and renew the Intellectual Property. Except as set forth in Section 3.8 of Seller’s Disclosure Schedule, the Intellectual Property set forth on Schedule 2.1(d) constitutes all of the Intellectual Property necessary for the operation of the Business of Seller as currently conducted by Seller. Seller has complied with all of its obligations of confidentiality in respect of the claimed Trade Secrets or Proprietary Information of others, and Seller has no Knowledge of a violation of such obligations of confidentiality as are owed to it.

          (f) No claims or actions have been asserted, are pending or, to the Knowledge of Seller, are threatened against Seller (i) based upon or challenging or seeking to deny or restrict the ownership by or license rights of Seller of any of the Intellectual Property, or (ii) alleging that the Intellectual Property licensed to Seller is being licensed or sublicensed in conflict with the terms of any license or other agreement, and, to the Knowledge of Seller, there is no basis for such a claim.

          (g) As of the Closing Date, to the Knowledge of Seller, no person is engaging in any activity that infringes or misappropriates the Intellectual Property. Except as set forth in Schedule 2.1(d), Seller has not granted any license or other right to any third party with respect to the Intellectual Property. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement by Seller will not breach, violate or conflict with any instrument or agreement concerning the Intellectual Property, will not cause the forfeiture or termination or give rise to a right of forfeiture or termination of any of the Intellectual Property or materially impair the right of Buyer to license or dispose of, or to bring any action for the infringement of, any of the Intellectual Property.

          (h) Seller has delivered or made available to Buyer correct and complete copies of all the licenses of the Intellectual Property licensed to Seller, other than licenses of commercial off-the-shelf computer software. With respect to each such license:

               (1) Such license is valid and binding and in full force and effect and represents the entire agreement between the respective licensor and licensee with respect to the subject matter of such license; and

               (2) Seller has not (A) received any notice of termination or cancellation under such license, (B) received any notice of breach or default under such license, which breach has not been cured, or (C) granted to any other third party any rights, adverse or otherwise, under such license that would constitute a Material breach of such license.

          (i) Except as set forth in Schedule 2.1(d), Seller has no Knowledge that any of its respective employees, officers, directors, agents or consultants is (i) subject to confidentiality restrictions in favor of any third person the breach of which could subject Seller to any liability, or (ii) obligated under any contract (including licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to Seller, or that would conflict with Seller’s Business as presently conducted or proposed to be conducted. Each employee and officer of and consultant to Seller has executed a proprietary information and inventions agreement. No current or former employee or officer of or consultant to Seller or any of its subsidiaries has excluded works or inventions made prior to his or her employment or relationship with Seller from his or her assignment of inventions pursuant to such employee, officer or consultant’s proprietary information and inventions agreement.

          (j) Seller has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of its Trade Secrets and other confidential Intellectual Property. To the Knowledge of Seller, (i) there has been no misappropriation of any Material Trade Secrets or other Material confidential Intellectual Property by any person; (ii) no employee, independent contractor or agent of Seller has misappropriated any Trade Secrets of any other person in the course of such performance as an employee, independent contractor or agent; and (iii) no employee, independent contractor or agent of Seller or any of its subsidiaries is in Material default or breach of any term of any employment agreement, non-disclosure agreement, assignment of invention agreement or similar agreement or contract relating in any way to the protection, ownership, development, use or transfer of Intellectual Property owned by Seller.

          (k) The conduct of Seller’s Business as presently conducted or as proposed to be conducted, will not, to the Knowledge of Seller, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant or instrument related to Intellectual Property under which Seller or any of its employees or consultants are now obligated. Except to the extent already assigned to Seller, Seller does not believe that it is or will be necessary to utilize any Intellectual Property or

Proprietary Information of any of its respective employees (or people it currently intends to hire) made or developed prior to their employment by Seller.

     3.17 Material Contracts.

          (a) Section 3.17 of Seller’s Disclosure Schedule sets forth all of the following contracts related to the Business (the “Material Contracts”):

               (1) Collective bargaining agreements or other contracts with any labor union, or any contract, whether written or oral (excluding any oral or written contract that is terminable-at-will under the laws of the relevant jurisdiction without severance obligations), for the employment of any Transferred Employee (as defined herein), or any agreement relating to loans to a Transferred Employee, or any retention, severance, change of control or similar arrangement with a Transferred Employee which would result in a payment becoming due as a result of the Closing;

               (2) Agreements or indentures relating to the borrowing of money, equipment leases or financing, or to the mortgaging, pledging or otherwise placing a lien on any Purchased Asset;

               (3) Contracts or agreements (i) prohibiting it from freely engaging or competing in any business anywhere in the world, or (ii) entered into restricting Seller’s right to use or disclose any information in its possession;

               (4) Partnership, joint venture, or other similar contract arrangements;

               (5) Sales, distributorship, material purchase orders or other similar contract arrangements relating to the sale of a material quantity of Products;

               (6) The Seller’s Contracts with its Third Party Payors that represent more than $100,000 of revenues on an annualized basis (excluding government agencies);

               (7) Any contract relating to the acquisition or disposition of any business of Seller (whether by merger, sale of stock, sale of assets or otherwise);

               (8) Contracts related to the licensing of Intellectual Property or Proprietary Rights, including those listed on Schedule 2.1(d);

               (9) Any contracts with a Third Party Payor or any other third party that has terms which require Seller to be in any kind of exclusive relationship with, or exclusively deal with, such Third Party Payor or other third party; or

               (10) Any other contract which creates future payment obligations in excess of $50,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty by Seller upon notice of thirty (30) days or less.

          (b) Seller has furnished to Buyer true and complete copies of each of the Material Contracts.

          (c) All of the Material Contracts are legal, valid and binding obligations and in full force and effect. Seller has duly performed all of its obligations under each Material Contract to the extent those obligations have accrued and no default, violation, or breach by Seller or, to Seller’s Knowledge, any other party under any Material Contract has occurred which affects the enforceability of such Material Contract or any parties’ rights thereunder, including without limitation rights of termination, modification and acceleration, except where any of the foregoing would not, individually or in the aggregate, be Material.

          (d) Seller is in compliance with all confidentiality and privacy provisions of each Material Contract.

     3.18 Absence of Certain Changes or Events. Except as set forth in Section 3.18 of Seller’s Disclosure Schedule or in the Unaudited Financial Statements, since June 30, 2003, there has been no material change in the business, operations, properties, condition (financial or otherwise), or assets or liabilities (including, without limitation, contingent liabilities) of the Business. Without limiting the foregoing, with respect to the Business, since June 30, 2003:

          (a) Seller has not increased the level of benefits under any Employee Benefit Plan, the salary or other compensation (including severance) payable or to become payable to any of the Transferred Employees or obligated itself to pay any bonus or other additional salary or compensation to any Transferred Employee, other than in the ordinary course of business and consistent with past practice;

          (b) Seller has not entered into any Material transaction other than in the ordinary course of business consistent with past practice;

          (c) Seller has not sold, transferred, disposed of, or agreed to sell, transfer or dispose of, any assets, properties, Intellectual Property or rights other than in the ordinary course of business consistent with past practice;

          (d) Seller has not acquired any Material assets, except in the ordinary course of business, nor acquired or merged with any other business;

          (e) No Encumbrances (other than Permitted Encumbrances) have been incurred or created on any of the Purchased Assets;

          (f) Seller has not made any material change in any pricing, marketing, purchasing, allowance or tax or accounting practice, policy or method or any method of calculating any bad debt, contingency or other reserve for accounting, financial reporting or tax purposes or made any material tax election or settled or compromised any Material income or sales tax liability with any Governmental Entity;

          (g) There has been no waiver or amendment of any material right relating to Seller which would reasonably be expected to be Material to the conduct of the Business;

          (h) Seller has not made any capital expenditure (or series of related capital expenditures) that is either Material or outside the ordinary course of business;

          (i) Seller has not amended, rescinded or terminated (and not renewed) any existing Material Contract and no such Material Contract has expired or terminated (and not been renewed) by its terms;

          (j) None of the Purchased Assets, individually or in the aggregate, have been destroyed, damaged or otherwise lost (whether or not covered by insurance);

          (k) Seller has not made any material change in its accounting methods, principles or practices, except as required by applicable laws, regulations or accounting pronouncements; provided that each such change has been disclosed in the Seller’s SEC Documents; and

          (l) Seller has not entered into any commitment (contingent or otherwise) to do any of the foregoing, other than pursuant to this Agreement.

     3.19 Inventory. After considering reserves, all Inventory (a) was acquired in the ordinary course of business, (b) is of good and merchantable quality, (c) consists of a quality, quantity and condition useable, leasable or saleable in the ordinary course of business and (d) has a book value as reflected on the Unaudited Financial Statements of the lesser of Seller’s actual cost of such item of Inventory and the market price for such item of Inventory as of the date of the Unaudited Financial Statements. Seller is not under any liability or obligation with respect to the return of Inventory in the possession of distributors or other customers in excess of established reserves. Except as set forth on Section 3.19 of Seller’s Disclosure Schedule, Seller holds no Inventory on consignment, or holds title to or ownership of any Inventory in the possession of others. Section 3.19 of Seller’s Disclosure Schedule lists all physical locations where the Inventory is located and the amount of Inventory at each such location.

     3.20 Accounts Receivable. All Accounts Receivable, net of reserves, are good and collectible in full in the ordinary course of business and are, or will be as of the Closing Date, free and clear of all Encumbrances, except Permitted Encumbrances. Seller has fully performed all obligations with respect to such Accounts Receivable that it was obligated to perform to the date hereof. To the Knowledge of Seller, adequate reserves have been accrued and maintained in the Audited Financial Statements and Unaudited Financial Statements, to provide for all doubtful accounts of, valid counterclaims or setoffs by, rebates, discounts and allowances to, and returns from, any customers of Seller, and such reserves were established in a manner consistent with Seller’s collection experience in prior periods. Seller has furnished Buyer with a true and complete copy of its Accounts Receivable aging report, dated August 31, 2003.

     3.21 Customers, Resellers and Suppliers. Section 3.21 of Seller’s Disclosure Schedule sets forth a correct and complete list of all of the Material customers and resellers of the Business. There are no outstanding disputes with any customers, distributors or suppliers of the Business, other than disputes which would not be, individually or in the aggregate, Material. No Material customer, distributor or supplier of the Business has refused to do business with Seller or has stated to Seller its intention to discontinue or reduce the level of business with Seller or to change its relationship or arrangements with the Business in a manner adverse to the Business, whether as a result of the transactions contemplated hereby or otherwise.

     3.22 Employee Benefit Plans.

          (a) Identification of Plans. Except as described in Section 3.22(a) of Seller’s Disclosure Schedule, Seller does not now maintain or contribute to, and has not ever maintained or contributed to, any Employee Benefit Plan, whether formal or informal, written or oral.

          (b) Delivery of Documents. Seller has delivered to Buyer correct and complete copies of each Employee Benefit Plan, and with respect to each such Plan (i) any associated trust, custodial, insurance, or service agreements, (ii) any annual report, actuarial report, or disclosure materials (including specifically any summary plan descriptions) submitted to any Governmental Entity or distributed to participants or beneficiaries thereunder in the current or any of the three (3) preceding calendar years, and (iii) the most recently received IRS determination letters and any governmental advisory opinions, rulings, compliance statements, closing agreements, or similar materials specific to such Employee Benefit Plan.

          (c) Compliance with Terms and Law. Each Employee Benefit Plan is and has heretofore been maintained and operated in compliance with the terms of such Plan and with the requirements prescribed (whether as a matter of substantive law or as necessary to secure favorable tax treatment) by any and all requirements of Law in effect from time to time, including but not limited to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the Code and applicable to such Plan. Each Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code and each trust forming part of an Employee Benefit Plan which is intended to qualify under Section 501(c)(9) of the Code is specifically so identified in Section 3.22(a) of Seller’s Disclosure Schedule and has been determined by the IRS to be so qualified, and nothing has occurred to each such Employee Benefit Plan or trust that has resulted or is likely to result in the revocation of such determination as to such Employee Benefit Plan or trust or could require action under the compliance resolution programs of the IRS to preserve such qualification.

          (d) Absence of Certain Events and Arrangements. There is no pending, or to the best of Seller’s Knowledge, threatened, Action, other than routine claims for benefits, concerning any Employee Benefit Plan, or to the best of Seller’s Knowledge, any fiduciary or service provider thereof, and to the best of Seller’s Knowledge, there is no basis for any such Action.

               (1) No liability (contingent or otherwise) to the Pension Benefit Guaranty Corporation (“PBGC”) or any multi-employer plan has been incurred by Seller or any of its ERISA affiliates (other than insurance premiums satisfied in due course).

               (2) No reportable event, or event or condition that presents a material risk of termination by the PBGC, has occurred with respect to any Employee Benefit Plan, or any retirement plan of an ERISA affiliate of Seller, which is subject to Title IV of ERISA.

               (3) No Employee Benefit Plan nor any party in interest with respect thereof, has engaged in a prohibited transaction that could subject Seller directly or indirectly to liability under Section 409 or 502(i) of ERISA or Section 4975 of the Code.

               (4) No communication, report, or disclosure has been made that, at the time made, did not accurately reflect the terms and operations of any Employee Benefit Plan.

               (5) No Employee Benefit Plan provides welfare benefits subsequent to termination of employment to employees or their beneficiaries (except to the extent required by applicable state insurance laws and Title I, Part 6 of ERISA).

               (6) No benefits due under any Employee Benefit Plan have been forfeited subject to the possibility of reinstatement (which possibility would still exist at or after the Closing).

               (7) Seller has not undertaken to maintain any Employee Benefit Plan for any period of time and each such Plan is terminable at the sole discretion of Seller, subject only to such constraints as may be imposed by applicable law.

               (8) Seller has not announced its intention, or undertaken (whether or not legally bound) to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan.

          (e) Funding of Certain Plans. With respect to each Employee Benefit Plan for which a separate fund of assets is or is required to be maintained, full payment has been made of all amounts that Seller is required, under the terms of each such Employee Benefit Plan, to have paid as contributions to that Employee Benefit Plan as applied through the Closing Date, and no accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code), whether or not waived, exists with respect to any such Employee Benefit Plan. The current value of the assets of each such Employee Benefit Plan, as of the end of the most recently ended plan year of that Employee Benefit Plan, exceeded the current value of all accrued benefits under that Plan.

          (f) Effect of Transactions. Except as set forth in Section 3.22(f) of Seller’s Disclosure Schedule, the execution of this Agreement and the consummation of the transactions contemplated hereby will not result in any payment (in the nature of severance pay or otherwise) becoming payable by Seller to any Transferred Employee of Seller or result in the vesting, acceleration of payment, or increases in the amount of any benefit payable to or in respect of any such Transferred Employee.

          (g) Multi-employer Plans. No Employee Benefit Plan is a multi-employer plan.

          (h) Definitions. For purposes of this Section 3.22, “multi-employer plan,” “party in interest,” “current value,” “accrued benefit,” “reportable event,” and “benefit liability” have the same meaning assigned such terms under Sections 3, 4043(b) or 4001(a) of ERISA, and “ERISA affiliate” means any entity that under Section 414 of the Code is treated as a single employer with Seller.

     3.23 Environmental Matters.

          (a) The following terms, when used in this Section 3.23 shall have the following meanings:

               (1) “Seller” for purposes of this Section 3.23 includes (A) Seller, (B) all partnerships, joint ventures and other entities or organizations in which Seller was at any time or is a partner, joint venturer, member or participant, and (C) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by Seller or to which Seller has succeeded.

               (2) “Release” means any release, threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment or the workplace of any Hazardous Substance, and otherwise as defined in any Environmental Law.

               (3) “Hazardous Substance” means any pollutants, contaminants, chemicals, waste and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical or chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives, radioactive substance, waste waters, sludges, slag and any other substance, material or waste that is subject to regulation, control or remediation under any Environmental Law.

               (4) “Environmental Laws” mean all Laws which regulate or relate to (A) the protection or clean-up of the environment, (B) the use, treatment, storage, transportation, generation, manufacture, processing, distribution, handling, or Release of Hazardous Substances, (C) the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources, or (D) the health and safety of persons or property, including, without limitation, protection of the health and safety of employees. Environmental Laws include, without limitation, the Federal Water Pollution Control Act, Resource Conservation & Recovery Act, Clean Water Act, Safe Drinking Water Act, Atomic Energy Act, Occupational Safety and Health Act, Toxic Substances Control Act, Clean Air Act, Comprehensive Environmental Response, Compensation and Liability Act, Hazardous Materials Transportation Act and all analogous or related foreign, federal, state or local law.

               (5) “Environmental Conditions” mean the Release or presence of any Hazardous Substance (whether or not such Release or presence constituted at the time thereof a violation of any Environmental Law) as a result of which Seller has or may become liable to any Person or by reason of which the Business or any of the Purchased Assets may suffer or be subjected to any Encumbrance or liability.

               (6) “Site” means any real property now or previously owned or operated by Seller.

          (b) Seller and each Site are in compliance with all, and Seller has no liability under any, Environmental Laws.

          (c) No Release has occurred at any Site, and there are no present or past Environmental Conditions in any way relating to Seller, any Site, or the Business.

          (d) Seller has delivered to Buyer copies of all environmental audits or other studies or reports relating to any Environmental Condition or relating to the Business.

          (e) Seller is not a potentially responsible party with respect to any foreign, federal, state, or local environmental clean-up site or with respect to investigations or corrective actions under any Environmental Law.

          (f) Seller has not received notice of any alleged, actual or potential responsibility, inquiry, investigation or administrative or judicial proceeding regarding (x) any Release at any Site or other location, or (y) any violation of or non-compliance by Seller with the conditions of any Permit required under any Environmental Law or the provisions of any Environmental Law. Seller has not received any notice of any other claim, demand or action by any Person alleging any actual or threatened injury or damage to any Person, property, natural resource or the environment arising from or relating to any Release, transportation, disposal or presence of any Hazardous Substances.

          (g) There are not now and never has been any underground or above-ground storage tanks located at any Site.

          (h) Seller has given all notices and warnings, made all reports, obtained all Permits, licenses and approvals, and has kept, maintained and filed all records required by, and in compliance with, all Environmental Laws, including, without limitation any notices and consents required under any Environmental Laws in connection with the consummation of the transaction contemplated by this Agreement.

     3.24 Insurance. Section 3.24 of Seller’s Disclosure Schedule sets forth a list and the material terms of all insurance policies, letters of credit and surety bonds covering or relating to the Business. There are no pending claims against such insurance by Seller as to which the insurers have denied coverage or otherwise reserved rights. Seller has not been refused any insurance with respect to the Business, nor has its coverage been limited, by any insurance carrier to which it has applied for any such insurance. Except as disclosed on Section 3.24 of Seller’s Disclosure Schedules, there are no risks with respect to the Business which Seller has designated as being self-insured. Section 3.24 of Seller’s Disclosure Schedules lists all claims of Seller related to the Business which are currently pending or which have been made with an insurance carrier, and all losses incurred with respect to self-insured risks.

     3.25 Opinion of Financial Advisors. Seller has received, or is receiving concurrently upon the execution hereof, the opinions of JP Morgan Chase & Co. and First Albany Corporation, dated October 8, 2003, to the effect that, as of that date, the consideration to be received by Seller in connection with the transactions contemplated by this Agreement is fair from a financial point of view, and a complete and correct signed copy of such opinion will be delivered to Buyer promptly upon receipt thereof.

     3.26 Voting Requirements. The only votes required of the holders of Seller’s capital stock to adopt this Agreement and to approve the transactions contemplated hereby are the affirmative vote of a majority of the outstanding common shares.

     3.27 Product Liability. Except as could not reasonably be expected to be Material, there are not presently pending, or to Seller’s Knowledge, threatened, any Actions relating to any alleged hazard or alleged defect in design, manufacture, materials or workmanship, including any failure to warn or alleged breach of express or implied warranty or representation, relating to any product manufactured, distributed or sold by or on behalf of the Business. Except as set forth in Section 3.27 of Seller’s Disclosure Schedule, Seller has not extended to any of its customers or distributors in the Business any material written, non-uniform product warranties, indemnifications or agreements.

     3.28 Anti-Takeover Laws. Prior to the date of this Agreement, Seller has taken all actions necessary to exempt under or make not subject to (a) the provisions of Section 203 of the DGCL, (b) any other state takeover law or state law, or (c) Article 11 of Seller’s Certificate of Incorporation that purports to limit or restrict business combinations or the ability to acquire or vote shares: (i) the execution and delivery of this Agreement to be executed concurrently herewith and (ii) the transactions contemplated hereby. Except as disclosed in Section 3.28 of Seller’s Disclosure Schedule, Seller does not have any stockholder or shareholder rights agreement or any similar type of anti-takeover agreement.

     3.29 Information Supplied. The Proxy Statement will not, at the time the Proxy Statement is mailed to Seller’s stockholders or, at the time of Seller’s Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with all applicable Legal Requirements, including the Exchange Act and the rules and regulations thereunder. No representation or warranty is made by Seller with respect to statements made or incorporated by reference therein based on information supplied by Buyer specifically for inclusion or incorporation by reference therein.

     3.30 Government Contracts.

          (a) Except as previously disclosed, there is no government suit or government investigation pending or, to the Knowledge of Seller, threatened against Seller asserting or alleging the commission of criminal acts or bribery by Seller with respect to any Government Contract. Seller or, to the Knowledge of Seller, any of the management of Seller, is not currently, or at any time within the past three (3) years has been, debarred or suspended from participating in the award of a Government Contract. Except as previously disclosed, Seller is in compliance in all material respects with the terms of all of its Government Contracts and all applicable laws, rules, regulations, codes and policies relating to any Government Contracts. To the Knowledge of Seller, there exist no facts or circumstances that would reasonably be expected to result in the suspension or debarment, or in a finding by the federal government of nonresponsibility, on the part of Seller, or any management of Seller. No payment has been made by Seller, or by any Person acting on Seller’s behalf, to any Person in connection with any Government Contract in violation of applicable procurement laws or regulations or in violation of (or requiring disclosure pursuant to) the Foreign Corrupt Practices Act or the False Claims Act. Except as previously disclosed, the procurement systems maintained by Seller with respect to Government Contracts are in compliance in all material respects with all applicable federal and state laws, regulations, and contract terms. With respect to each Government Contract, except as previously disclosed, no termination for convenience, termination for default, cure notice or show cause notice is in effect.

          (b) With respect to each Government Contract, except as previously disclosed: (i) all representations and certifications executed, acknowledged or set forth in or pertaining to such Government Contract were complete and correct in all material respects as of their respective effective dates, and Seller has complied in all material respects with all such representations and certifications; and (ii) Seller has not received any Inspector General or other governmental audit report that indicates a failure to comply with the terms of a Government Contract or indicates that Seller is liable under any Government Contract.

          (c) Except as previously disclosed, there has not been asserted in writing (i) any outstanding Material claim alleging violation of law or regulation or breach of contract against Seller by any governmental entity or by any prime contractor, subcontractor, vendor or other third party, arising under or relating to any Government Contract to which Seller is a party; or (ii) any contractual disputes that arise under or relate to Seller’s Government Contracts.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

          Except as otherwise indicated on Buyer’s Disclosure Schedule, Buyer represents, warrants and agrees as follows:

     4.1 Organization and Related Matters. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of Delaware. Buyer has all necessary authority and corporate power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business as a foreign corporation in good standing in all jurisdictions where the nature of its business requires licensing or qualification, except where the failure to be so qualified or licensed would not, individually or in the aggregate, result in a Buyer Material Adverse Effect.

     4.2 Authorization; No Conflicts. Buyer has all necessary authority and corporate power to execute, deliver and perform this Agreement. The execution, delivery and performance of this Agreement by Buyer have been duly and validly authorized by all necessary limited liability company action on Buyer’s part. This Agreement constitutes Buyer’s legally valid and binding obligation, enforceable against Buyer in accordance with its terms except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws and equitable principles relating to or limiting creditors’ rights generally. Buyer’s execution, delivery and performance of this Agreement will not violate, or constitute a breach or default under, Buyer’s certificate of formation, or under its limited liability company agreement. Subject to obtaining the Approvals contemplated in Section 4.4, Buyer’s execution, delivery and performance of this Agreement will not violate any Law except for any violation that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect.

     4.3 Legal Proceedings. There is no Order or Action pending or, to Buyer’s Knowledge, threatened against or affecting Buyer that individually or when aggregated with one or more other Orders or Actions has or if determined adversely would have a Buyer Material Adverse Effect.

     4.4 Approvals and Third Party Consents. Section 4.4 of Buyer’s Disclosure Schedule lists any Approvals by any Governmental Entity and any material Third Party Consents by any Person not a party to this Agreement required in connection with the execution or performance of this Agreement by Buyer.

     4.5 Funding. Buyer has received a binding (subject to the terms and conditions thereof) written commitment from a financially responsible financial institution to obtain the funds necessary to pay the Purchase Price under Section 2.6, and to pay related fees and expenses. Buyer has provided Seller with true and complete copies of its commitment from such financial institution to provide such financing to Buyer (the “Commitment”). The Commitment is in full force and effect, and Buyer has no reason to expect that the conditions included in the Commitment will not be satisfied before the Closing. Buyer believes that the financing described in this Section is sufficient to enable Buyer to complete the transactions contemplated by this Agreement. Buyer shall give Seller prompt notice of any change with respect to such financing that would adversely affect the ability of Buyer to consummate the transactions contemplated hereby.

     4.6 No Brokers or Finders. Except for the fees and commissions shown in Section 4.6 of Buyer’s Disclosure Schedule, which will be the sole responsibility of Buyer, no agent, broker, finder, investment or commercial banker or other Person or firms engaged by or acting on behalf of Buyer or its Affiliates in connection with the negotiation, execution or performance of this Agreement or the Transaction, is or will be entitled to any broker’s or finder’s or similar fees or other commissions as a result of this Agreement or the Transaction.

ARTICLE V
COVENANTS AND AGREEMENTS

     5.1 Maintenance of Insurance. Seller hereby agrees to use commercially reasonable efforts to maintain all existing insurance policies or substantially comparable insurance policies covering or relating to the Business from the date of this Agreement through the Closing Date.

     5.2 Material Adverse Changes; Conduct of Business.

          (a) Seller will promptly notify Buyer if Seller obtains Knowledge of any fact or event that has had or would reasonably be expected to have a Material Adverse Effect.

          (b) Buyer will promptly notify Seller if Buyer obtains Knowledge of any fact or event that has had or would reasonably be expected to have a Buyer Material Adverse Effect.

          (c) Except as otherwise provided in or contemplated by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing Date, Seller agrees (except to the extent that Buyer shall otherwise consent), to carry on the Business in the usual, regular and ordinary course in substantially the same manner as previously conducted and use commercially reasonable efforts consistent with past practices and policies to preserve intact its present business organization, and use commercially reasonable efforts to (i) keep available the services of the Transferred Employees and (ii) preserve its relationships with customers, suppliers, distributors, and others having business dealings with it. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Closing, Seller shall not, as it pertains to the Business, without the consent of Buyer:

               (1) Acquire or agree to acquire by merging or consolidating with, or by purchasing any interest in or assets of, or by any other manner, any business or any corporation, partnership or other business organization or division, or otherwise acquire or agree to acquire any assets other than in the ordinary course of business;

               (2) Sell, lease, license, mortgage or otherwise encumber or otherwise dispose of or permit an Encumbrance (other than a Permitted Encumbrance) to be placed on any Purchased Assets other than sales of products or provision of services to customers in the ordinary course of business;

               (3) (i) increase or agree to increase the compensation payable or to become payable to the Transferred Employees excluding stay bonuses or other similar arrangements set forth on Schedule 5.2(c), (ii) institute any new or modify any existing severance or termination pay practice with respect to the Transferred Employees, (iii) grant any additional severance or termination pay or other additional benefit to, or enter into or amend any employment, retention, change of control or severance agreements or arrangements with, any of the Transferred Employees, (iii) enter into any collective bargaining agreement, (iv) establish, adopt enter into or amend any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance, retention, change of control or other plan, trust, fund, policy or arrangement for the benefit of any Transferred Employees or pay or agree to pay any bonuses, except for the acceleration of stock options under the Seller’s current stock option plan, or (v) retain any new employee or consultant in the Business or dismiss or terminate any Transferred Employee;

               (4) Incur any Material amount of indebtedness;

               (5) Issue any voting security (other than upon the exercise of any outstanding employee stock options);

               (6) Amend or propose to amend the Charter Documents of Seller;

               (7) Initiate, compromise, or settle any litigation or arbitration proceeding related to the Business, except as set forth on Schedule 5.2(c);

               (8) Enter into, or otherwise modify, amend, violate or terminate any Material Contract or waive, release or assign any rights or claims;

               (9) Make or change any Tax election, settle, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes, or compromise any Tax liability or claim any Tax refund or file or amend any Tax return, in the case of any of the foregoing, that would have an effect on the Purchased Assets or the Assumed Liabilities for periods after December 31, 2002;

               (10) Change in any respect its methods of accounting as in effect at December 31, 2002 except as required by GAAP;

               (11) Fail to pay when due in the ordinary course of business any trade account payable or other accrued liability or contractual obligation, other than in the event of a good faith dispute, or allow its aging of trade accounts payable to increase in any Material respect;

               (12) Change in any Material respect its policies and practices related to the collection of accounts receivable, or offer discounts, concessions or other adjustments other than in the ordinary course of business consistent with past practice;

               (13) Fail to give all notices and other information required to be given by Seller to the employees of Seller, any collective bargaining unit representing any group of employees of Seller, and any applicable government authority under the National Labor Relations Act, the Internal Revenue Code, the Consolidated Omnibus Budget Reconciliation Act, and other applicable law in connection with the transactions provided for in this Agreement, but excluding the WARN Act; or

               (14) Take, or agree in writing or otherwise to take, any of the actions described in subsections (1) through (13) above.

     5.3 Access to Information; Notification of Certain Matters.

          (a) From the date hereof through the Closing Date, Seller will afford Buyer and its employees, advisors, attorneys, accountants and representatives (“Representatives”) and Buyer’s lenders and financial sources reasonable access during normal business hours to the personnel of the Business, and will make available to Buyer (i) the officers and senior staff of the Business on a regular and ongoing basis for consultation regarding operational matters, cash flows, business and product development, customer and supplier relationships, and transitional issues; and (ii) employees of the Business for general discussion about Buyer and its anticipated ownership of the Business after the Closing (“Buyer Personnel Access”). From the date hereof through the Closing Date, Buyer and its Representatives and Buyer’s lenders and financial sources shall have reasonable access during normal business hours to all properties, Books and Records, Contracts, Permits and other documents of, or relating to, Seller and the Business in order to make such investigation as they shall deem desirable. Seller shall furnish or cause to be furnished to Buyer and its Representatives all data, information and reports concerning the Business and such Seller’s properties as may reasonably be requested (“Buyer Record Access”). Buyer and its Representatives shall be granted Buyer Personnel Access and Buyer Record Access, each only by coordinating with and first obtaining permission from Thomas R. Trotter or Sherry A. Sturman with respect to the time and the scope of each particular instance. Such Buyer Personnel Access and Buyer Record Access shall not unreasonably interfere with Seller’s business operations.

          (b) Seller will give prompt notice to Buyer of any failure of Seller to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. Buyer will give prompt notice to Seller of any failure of Buyer to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement. The giving of such notice, or the discovery by Buyer of any information in the course of its investigation of the Business, shall not be deemed to modify in any manner the representations and warranties of Seller hereunder.

          (c) No later than fifteen (15) days after the end of each month beginning September 30, 2003 through the Closing Date, Seller shall furnish to Buyer (i) a consolidated statement of operations of Seller and a statement of operations of the Business for the one-month and year-to-date period then ended, (ii) a consolidated balance sheet of Seller and a balance sheet of the Business as of such month end and (iii) the Business Financial Statements Reconciliation with respect thereto. As soon as practicable after the end of each fiscal quarter beginning September 30, 2003 through the Closing Date, Seller shall furnish to Buyer, (i) consolidated statements of operations, retained earnings and cash flows of Seller and a statement of operations of the Business for the quarter then ended, (ii) a consolidated balance sheet of Seller and a balance sheet of the Business for the quarter then ended and (iii) the Business Financial Statements Reconciliation with respect thereto. Upon delivery of such financial statements and Business Financial Statements Reconciliation to Buyer pursuant to this Section 5.3(c), Seller will be deemed to make the representations and warranties set forth in Section 3.7(a) with respect to such financial statements and Business Financial Statements Reconciliation then delivered.

     5.4 Approvals and Permits. Seller and Buyer each agree to cooperate and use their reasonable best efforts to obtain, and will promptly prepare all registrations, filings and applications, requests and notices preliminary to, all Approvals and Permits that may be necessary to consummate the Transaction.

     5.5 Government Approvals and Filings.

          (a) As promptly as practicable, but not later than ten (10) Business Days after the execution of this Agreement, Buyer and Seller will file with the appropriate Governmental Entity any Approvals, if any, as required in connection with consummation of the Transaction, including any such Approvals required under the HSR Act.

          (b) Each of Buyer and Seller shall comply at the earliest practicable date with any request under the HSR Act for additional information, documents, or other material received by such party or any of its Affiliates from the Federal Trade Commission or the Department of Justice or any other Governmental Entity in respect of such filings, this Agreement or other transactions contemplated hereby and shall cooperate with the other party in connection with any such filing and in connection with resolving any investigation or other inquiry of any such Governmental Entity under any Antitrust Laws with respect to any such filing, this Agreement or other transactions. Each party shall promptly inform the other party of any communication with, and any proposed understanding, undertaking, or agreement with, any Governmental Entity regarding any such filings, this Agreement or such other transactions. Neither party shall participate in any meeting with any Governmental Entity in respect of any such filings, investigation, or other inquiry without giving the other party notice of the meeting and, to the extent permitted by such Governmental Entity, the opportunity to attend and participate.

          (c) Each of Buyer and Seller shall use all reasonable efforts to resolve such objections, if any, as may be asserted by any Governmental Entity with respect to this Agreement or any other transactions provided for in this Agreement under the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign statutes, rules, regulations, orders or decrees that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade (collectively, “Antitrust Laws”). In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the purchase of the Purchased Assets or any other transactions provided for in this Agreement as violative of any Antitrust Law, and, if by mutual agreement, Buyer and Seller decide that litigation is in their best interests, each of Buyer and Seller shall cooperate and use all reasonable efforts vigorously to contest and resist any such action or proceeding and to have vacated, lifted, reversed, or overturned any Order that is in effect and that prohibits, prevents, or restricts consummation of the purchase of the Purchased Assets or any such other transactions. Each of Buyer and Seller shall use all commercially reasonable efforts to take such action as may be required to cause the expiration of the notice periods under the HSR Act or other Antitrust Laws with respect to this Agreement and such other transactions as promptly as possible after the execution of this Agreement.

          (d) Each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under Laws applicable to such party and otherwise to consummate and make effective, in the most expeditious manner practicable, the purchase of the Purchased Assets and the other transactions contemplated by this Agreement, including (i) the obtaining of all other necessary actions or non-actions, extensions, waivers, Permits, Approvals, consents of third parties (provided that Seller shall not make any payments or make any other concessions or amend or waive the provisions of any Material Contract to obtain a consent) and the making of all other necessary registrations, notices and filings (including other filings with Government Entities, if any), (ii) the preservation of the Business’ rights under its Material Contracts (iii) the preparation of the Proxy Statement, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (e) Notwithstanding anything to the contrary in this Section 5.5, in connection with any action requested by any Governmental Entity applying the Antitrust Laws, (i) neither Buyer nor any of its subsidiaries or Affiliates shall be required to divest any of their respective businesses, product lines or assets, (ii) neither Buyer nor any of its subsidiaries or Affiliates shall be required to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Buyer Material Adverse Effect, (iii) Seller shall not be required to divest any of its businesses other than the Business, or to take or agree to take any other action or agree to any limitation that could reasonably be expected to have a Material Adverse Effect and (iv) neither Buyer nor Seller shall be required to waive any of the conditions to this Agreement.

     5.6 Employees.

          (a) Buyer will employ those employees of the Business to be set forth on Schedule 5.6 (the “Transferred Employees”), which shall be prepared by Buyer prior to the Closing Date, and be reasonably acceptable to Seller, with such Transferred Employees to represent at least a majority of the employees then employed in the Business. Seller shall give notice to each Transferred Employee that such Transferred Employee’s employment relationship with Seller will terminate immediately prior to the Closing. Except as Buyer may determine, each Transferred Employee shall be offered employment only on an at will basis.

          (b) Except for Assumed Liabilities related to Transferred Employees, Seller shall be liable for any costs (including benefits accrued but unpaid or severance benefits, if payable, and liabilities under the WARN Act, if any, subject to Section 9.7) arising from the termination of any Employee of Seller, at or prior to the Closing, and shall pay severance to any employee who is not a Transferred Employee or otherwise retained by Seller. Except as otherwise required by law or as set forth on Schedule 5.6(b), Seller shall not pay severance to any person who is offered a position as a Transferred Employee on the terms set forth in Section 5.6(c) and does not accept. Except for Assumed Liabilities related to Transferred Employees, Seller shall in addition be responsible for all costs associated with employment and with the operation of the Business through and including the Closing Date, including without limitation F.I.C.A. tax liability, workers’ compensation premiums and claims made, accrued compensation and benefits payable for services rendered through the Closing Date, including any retention or change of control bonuses that may become payable to an employee, and employer contributions to any benefit plan.

          (c) Effective at Closing, Buyer will take all such actions as are required to cause each of the Transferred Employees to be provided with, as of such date, benefits, programs, policies and arrangements maintained by Buyer for similarly situated employees of Buyer and cash compensation, that is substantially comparable in the aggregate to the cash compensation provided to such employee as of the date of this Agreement. Nothing in this Agreement will be deemed a guarantee of employment for any specified period, and nothing herein will confer upon any employee any right to employment or any right under any benefit, plan, program, policy or arrangement. Without limiting the foregoing, Buyer will cooperate with Seller and take reasonable steps to enable Transferred Employees to “roll over” into Buyer’s equivalent plans the amounts distributed to such employees from Seller’s 401(k) and deferred compensation plans in which such employees participated prior to the Closing. Transferred Employees will be credited for eligibility and vesting from the Closing Date under the benefit plans, programs and arrangements of Buyer with their service to Seller before the Closing Date to the same extent such service was credited under the comparable plans of Seller. Buyer will give each Transferred Employee full credit for accrued vacation to the extent accrued on Seller’s Books and Records and shown on the Closing Date Net Working Capital Schedule.

          (d) Seller will be responsible for making continuation coverage under Code Section 4980B and Sections 601-608 of ERISA (“COBRA”) available to any Seller employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), before or as of the Closing Date. Buyer will be responsible for making continuation coverage under COBRA available to any Transferred Employee and any eligible spouse or dependent who experiences a “qualifying event,” as defined in Code Section 4980B(f)(3), after the Closing Date.

     5.7 Covenants Not to Compete and Not to Solicit.

          (a) As an inducement for Buyer to enter into the Purchase Agreement, Seller agrees that for five (5) years following the Closing Date, Seller shall not, anywhere in the United States or elsewhere in the world, directly or indirectly (i) engage, without the prior express written consent of Buyer, in any business or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (except as a holder of less than 5% of the combined voting power of the outstanding stock of a publicly held company) or in any other individual, corporate or representative capacity, or render any services or provide any advice to any business, activity, person or entity, if Seller knows or reasonably should know that such business, activity, service, person or entity, directly or indirectly, competes in any material manner with the Business, or (ii) meaningfully assist, help or otherwise support, without the prior express written consent of Buyer, any person, business, corporation, partnership, or other entity or activity, whether as an employee, consultant, partner, principal, agent, representative, stockholder (other than in the capacity as a stockholder of less than 5% of the combined voting power of the outstanding shares of stock of a publicly held company) or in any other individual, corporate or representative capacity, to create, commence or otherwise initiate, or to develop, enhance or otherwise further, any business or activity if Seller knows or reasonably should know that such business or activity, directly or indirectly competes in any material manner with the Business; provided that the foregoing shall not apply to an acquisition of substantially all the assets of Seller or a change of control of Seller which involves a third party buyer so long as neither Seller nor its employees participate in or use their knowledge of, or expertise with respect to, the Business to compete with or enable such acquirer of Seller to compete with the Business. For purposes of this Agreement, a chemical or biochemical product or process that performs substantially the same healing function as a Product is not “competitive” with the Business, but a device (whether or not implantable) or mechanical or electromechanical process would be competitive with the Business if performing substantially the same healing function as a Product.

          (b) As an inducement for Buyer to enter into the Purchase Agreement, Seller agrees that for two years following the date hereof, Seller shall not, directly or indirectly (i) with respect to the Business, take any action to solicit or divert any business or distributors or customers (or potential distributors or Potential Customers) away from Buyer or any of its Affiliates, (ii) induce customers, Potential Customers, distributors, potential distributors, suppliers, agents or other persons under contract or otherwise associated or doing business with respect to the Business with Buyer, or any of its Affiliates, to terminate, reduce or alter any such association or business with respect to the Business with or from Buyer or any of its Affiliates.

          (c) For the period beginning on the Closing Date and ending two (2) years thereafter, Seller shall not induce any person in the employment of Buyer or any of its Affiliates, and Buyer shall not induce any person who remains in the employ of Seller on the Closing Date, to (i) terminate such employment, (ii) accept employment, or enter into any consulting arrangement, with anyone other than Buyer or any of its Affiliates, or Seller and its Affiliates, as the case may be; provided, however, that Buyer and Seller shall have the right to enter into consulting arrangements with certain employees of the Business or Seller, as the case may be, pursuant to Section 5.17(b) and/or (iii) with respect to the Business or Seller’s businesses retained after consummation of the Transaction, interfere with the customers, suppliers, or distributors of the other party or any of its Affiliates.

          (d) To the extent they are assignable, Seller hereby irrevocably assigns, transfers and puts over to Buyer, all of Seller’s rights under and in the Business and to the extent related to the Business, which restrict the rights of, and impose duties on, other Persons having a relationship with the Business, including rights under agreements regarding competition with and/or interference with the Business in any way whatsoever and/or the solicitation of employees of Buyer, as successor to Seller, related to the Business in any way whatsoever. This assignment shall be only the assignment of the benefits of these rights and shall be free and clear of any Encumbrance or any of the duties of any other party under such agreements, or any other duties or obligations of Seller.

          (e) The parties to this Agreement agree that (i) if Seller breaches any provision of this Section 5.7, the damage to Buyer will be substantial, although difficult to ascertain, and money damage will not afford Buyer an adequate remedy, and (ii) if Seller is in breach of any provision of this Section 5.7, or threatens a breach of any provision of this Section 5.7, Buyer shall be entitled, in addition to all other rights and remedies as may be provided by law, to specific performance and injunctive and other equitable relief to prevent or restrain a breach of any provision of this Section 5.7. The rights and remedies provided herein are cumulative and are not exclusive of any rights or remedies that either party may otherwise have at law or in equity.

          (f) The rights of Buyer under this Section 5.7 are assignable, in whole or in part, to any Person who is a successor to the Business or any portion thereof. The provisions of this Section 5.7 shall bind Seller and its subsidiaries, its controlled affiliates, and successors and assigns, including successors or assigns by operation of law or by acquisition of substantially all of the assets of Seller. Seller may, upon written notice to Buyer, assign its rights under Section 5.7(c) to a successor in interest to its retained business.

     5.8 Stockholder Approval; Preparation of Company Proxy Statement.

          (a) Seller shall, as promptly as practicable following the date hereof, prepare and file with the SEC the Proxy Statement. Seller, acting through the Seller Board shall include in the Proxy Statement, the recommendation of the Seller Board that the stockholders of Seller approve the sale of the Purchased Assets in the Transaction (the “Seller Board Recommendation”). Subject to Section 5.10(f), the Seller Board shall not change or withdraw such recommendation without the prior written consent of Buyer. No filing of, or amendment or supplement to, or correspondence to the SEC will be made by Seller without providing Buyer with an opportunity to review and comment thereon. Seller will advise Buyer, promptly after it receives notice thereof, of any request by the SEC for the amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. If at any time prior to Seller’s Stockholders’ Meeting any information relating to Seller or Buyer, or any of their respective Affiliates, officers or directors, should be discovered by Seller or Buyer which should be set forth in an amendment or supplement to the Proxy Statement, so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of Seller.

          (b) Seller shall, as promptly as practicable following the execution of this Agreement, duly call, give notice of, convene and hold a meeting of its stockholders for the purpose of approving the sale of the Purchased Assets in the Transaction (the “Seller’s Stockholders’ Meeting”). Subject to Section 5.10(f), Seller shall (i) use its best efforts to solicit from stockholders of Seller proxies in favor of adoption of this Agreement and approval of the sale of the Purchased Assets for the Seller’s Stockholders’ Meeting and (ii) recommend to its stockholders the approval of the sale of the Purchased Assets in the Transaction, and not modify or withdraw such recommendation.

          (c) Buyer will furnish to Seller such data and information relating to it as Seller may reasonably request for the purpose of including such data and information in the Proxy Statement and any amendments or supplements thereto used by Seller to obtain the necessary stockholder approval of the sale of the Purchased Assets (the “Seller Stockholder Approval”).

     5.9 Financing. Buyer hereby agrees to work diligently and in good faith to complete the financing on the terms set forth in the Commitment as further described in Section 4.5. Buyer will duly pay any and all commitment and other fees required by, or contemplated in connection with, the Commitment that become due after the date hereof and prior to the Closing. Buyer will keep Seller informed on a reasonably current basis in reasonable detail of the status of their efforts to arrange the financing and shall not permit any material adverse amendment or modification to be made to, or any waiver of provisions governing the principal amount of financing or the conditions to consummation under the Commitment without the prior written consent of Seller, which consent shall not be unreasonably withheld. In the event that Buyer is unable to obtain the financing on the terms set forth in the Commitment, Buyer shall use commercially reasonable efforts to obtain alternative financing with overall pricing, cost, timing and maturity terms that are no less favorable, and other terms that are no less favorable in any material respect, to Buyer than those contained in the Commitment. On the terms set forth in Section 5.3(a), Seller hereby agrees to use reasonable efforts to cooperate with Buyer in its efforts to arrange and obtain the financing on the terms set forth in the Commitment, or the alternative financing referenced above, if applicable by making its Books and Records and personnel and its auditors and advisors available to Buyer and its lenders upon Buyer’s or such lenders’ reasonable request, including by way of participation in meetings with prospective lenders and rating agencies at Buyers or such lender’s reasonable request in connection with the syndication of the financing contemplated by the Commitment or any alternative financing, if applicable.

     5.10 No Solicitation.

          (a) Subject to Section 5.10(d), from the date hereof until the Closing, Seller shall immediately cease and desist and discontinue and cause to be terminated any and all existing activities with respect to any of the following and shall not, (i) directly or indirectly, through any officer, director, affiliate, employee, attorney, accountant, financial advisor, subsidiary, independent representative or independent agent or any other advisor or representative of Seller solicit, initiate, encourage or take any action to facilitate (including by way of furnishing information or engaging in discussions or negotiations) any inquiries, proposals or offers that constitute, or could reasonably be expected to lead to or relate to, a proposal or offer to acquire all or any part of the Purchased Assets or Business, whether by merger, share purchase or exchange, reorganization, recapitalization, liquidation, dissolution, consolidation, business combination, purchase of assets, tender offer, exchange offer or similar transaction, whether for cash, securities or any other consideration or combination thereof other than the transactions contemplated by this Agreement.

          (b) Subject to Section 5.10(d) and 5.10(f) neither the Seller Board, nor any committee thereof, shall withdraw, modify or qualify (or propose to withdraw, modify or qualify) the recommendation in favor of the sale of the Purchased Assets to Buyer in any manner adverse to Buyer, or take any action or make any statement in connection with the Seller’s Stockholder Meeting inconsistent with such recommendation.

           (c) Seller shall notify Buyer promptly of any unsolicited inquiries or proposals received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, Seller or any of Seller’s representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers.

          (d) Notwithstanding the provisions of Section 5.10(a) or 5.10(b), prior to the receipt of Seller Stockholder Approval, Seller may, in response to an unsolicited, bona fide written Acquisition Proposal from a Person (the “Potential Acquiror”) which (i) the Seller Board determines in good faith, after consultation with its financial advisor and its outside legal counsel, constitutes a Superior Proposal (and continues to constitute a Superior Proposal after taking into account any modifications proposed by Buyer during any seven (7) Business Day period referenced below), or (ii) proposes greater value to Seller in financial terms and the Seller Board in good faith concludes that such Acquisition Proposal could reasonably be expected to result in a Superior Proposal, take the following actions (but only if and to the extent that the Seller Board concludes in good faith, following consultation with its outside legal counsel, that such actions are necessary in order to comply with its fiduciary obligations under applicable Law); provided, that Seller has first given Buyer written notice (including a copy of such Acquisition Proposal) that states that Seller has received such Acquisition Proposal and otherwise includes the information required by Section 5.10(c) (the “Superior Proposal Notice”):

               (1) furnish nonpublic information to the Potential Acquiror; provided, that, (A) (1) at least one (1) Business Day prior to furnishing any such nonpublic information to the Potential Acquiror, Seller gives Buyer written notice of its intention to furnish nonpublic information and (2) Seller receives from the Potential Acquiror an executed confidentiality agreement (in each case, the “Competing Confidentiality Agreement”) containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to the Potential Acquiror on its behalf, the material terms of which are no less favorable to the other party than the terms contained in the Confidentiality Agreement and (B) contemporaneously with furnishing any such nonpublic information to the Potential Acquiror, Seller furnishes such nonpublic information to Buyer (to the extent such nonpublic information has not previously been provided to Buyer); and

               (2) engage in negotiations with the Potential Acquiror with respect to the Acquisition Proposal.

          (e) For a period of not less than seven (7) Business Days after Buyer’s receipt of each Superior Proposal Notice, Seller shall, if requested by Buyer, negotiate in good faith with Buyer to amend this Agreement so that the Acquisition Proposal that constituted a Superior Proposal no longer constitutes a Superior Proposal (a “Former Superior Proposal”); provided that in the event the Acquisition Proposal as originally received by Seller indicates that the indicated transaction value is subject to the Potential Acquiror’s review of nonpublic information to be provided by Seller as contemplated by Section 5.10(d)(i), such seven (7) Business Day negotiation period with Buyer shall not commence until the Potential Acquiror has provided a definitive proposed purchase price following its review of such nonpublic information. Upon such amendment of this Agreement, the terms and conditions of this Section 5.10 shall again apply to any inquiry or proposal made by any Person who withdraws a Superior Proposal or who made a Former Superior Proposal (after withdrawal or after such time as their proposal is a Former Superior Proposal).

          (f) In response to the receipt of a Superior Proposal that has not been withdrawn and continues to constitute a Superior Proposal after Seller’s compliance with Sections 5.10(c) and 5.10(e), the Seller Board may withhold or withdraw the Seller Board Recommendation and, in the case of a Superior Proposal that is a tender or exchange offer made directly to Seller’s stockholders, may recommend that its stockholders accept the tender or exchange offer (any of the foregoing actions, whether by the board of directors of Seller or a committee thereof, a “Change of Recommendation”), if both of the following conditions are met:

               (1) the Seller Stockholder Approval shall not have been obtained; and

               (2) the Seller Board has concluded in good faith, following consultation with its outside legal counsel, that, in light of such Superior Proposal, that such action is necessary in order to comply with its fiduciary obligations under applicable Law.

          (g) Nothing contained in this Agreement shall prohibit Seller from taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act.

     5.11 Environmental Reports. Seller shall no later than November 14, 2003, obtain and deliver to Buyer a “Phase I” evaluation of its Tempe, Arizona location, prepared by a firm, and in form and substance, reasonably acceptable to Buyer.

     5.12 Stockholder Litigation. From the date hereof and through and including January 31, 2004, Seller and its directors shall use reasonable commercial efforts to contest and resist any action, including any administrative or judicial action, initiated by or in the name of Seller or its stockholders related to the Transaction and to have vacated, lifted, reversed or overturned any Order that restricts, prevents or prohibits the consummation of the sale of the Purchased Assets or any other transactions contemplated by this Agreement arising therefrom. Seller shall give Buyer the opportunity to participate in the defense or settlement of any stockholder litigation against Seller or its directors relating to any of the transactions contemplated by this Agreement. No settlement of any such stockholder litigation that would have an adverse effect on the Purchased Assets or materially delay or prevent the consummation of the transactions contemplated hereby shall be agreed to without Buyer’s consent.

     5.13 Transfer and Assignment.

          (a) With respect to the Third Party Payor Contracts listed in Schedule 5.13 attached hereto, Buyer and Seller hereby agree to a sub-contract or other similar arrangement substantially in the form attached hereto as Exhibit E (the “Subcontract”) whereby Buyer at its expense shall fulfill all of the obligations of Seller under the Third Party Payor Contracts. To the extent a third party Payor Contract cannot be subcontracted, the parties will use commercially reasonable efforts to obtain the novation or replacement of the Contract, and operate pursuant to Section 2.2 in the interim period prior thereto. Notwithstanding anything to the contrary herein, Seller shall have the right to give notice to terminate such Third Party Payor Contracts and terminate such Third Party Payor Contracts, but shall not give any such notice that would cause a Third Party Payor Contract to terminate prior to the date that is the earlier of 180 days after the Closing Date or the date Buyer has notified Seller it has obtained the novation of the Third Party Payor Contract or a replacement Third Party Payor Contract. Buyer shall use commercially reasonable efforts to obtain novations of the Third Party Payor Contracts to the Buyer or to enter into new contracts or agreements which replace the Third Party Payor Contracts as soon as possible. Buyer shall, not later than twenty (20) Business Days after the Closing Date, send to each party to a Third Party Payor Contract (other than Seller) a request for novation of such Third Party Payor Contract or, in the alternative, for a new contract or agreement to replace such Third Party Payor Contract. Upon the obtaining of a novation of a Third Party Payor Contract to Buyer or upon Buyer entering into a new contract or agreement to replace a Third Party Payor Contract, Seller may terminate such Third Party Payor Contract.

     5.14 Current Inventory, Marketing, Materials, Etc.. Notwithstanding anything herein to the contrary, the Buyer may, and may permit Buyer’s sales representatives and distributors to, in the ordinary course of business, continue to sell the finished inventory of the Products existing on the Closing Date bearing the Excluded Marks and to sell the Products produced from work in process inventory, raw materials existing on the Closing Date bearing the Excluded Marks, and raw materials which Seller has committed to buy as of the Closing Date or new materials that Buyer purchases within the three (3) months following the Closing Date which will bear the Excluded Marks, until the earlier of (i) exhaustion of such inventory or (ii) one year after the Closing Date (at which time the Buyer shall either destroy all remaining inventory and ancillary materials used in connection therewith -- such as product manuals, package inserts, etc. -- bearing the Excluded Marks or re-label such inventory and ancillary materials so that they no longer bear the Excluded Marks). The Buyer shall, as soon as is commercially practicable, but not later than one year after the Closing Date, ensure that inventory and ancillary materials, including work in process inventory and raw materials, produced after the Closing Date do not bear the Excluded Marks including, to the extent practicable, by re-labeling such inventory and ancillary materials. Promptly following the Closing, but no later than forty-five (45) days after Closing, the Buyer shall also ensure that promotional materials of the Business (other than the ancillary materials used in connection with the sell-off of finished inventory of the Products as described above) existing on the Closing Date bearing the Excluded Marks are either (i) destroyed; (ii) re-labeled such that they do not bear the Excluded Marks; or (iii) labeled on the first page or outside front cover of such promotional materials with a label bearing substantially the following words “As of [insert Closing Date], dj Orthopedics has purchased the electromagnetic bone growth stimulation device business formerly conducted by OrthoLogic Corp. and this business is now conducted by dj Orthopedics under the dj Orthopedics name. These promotional materials are being used temporarily by dj Orthopedics pending the production of revised promotional materials. Where appropriate, references to OrthoLogic Corp. shall be deemed to be references to dj Orthopedics.” Buyer may also use the Excluded Marks to the extent necessary and only to the extent necessary to collect the Accounts Receivable included in the Purchased Assets by identifying itself as successor to the Business and Purchased Assets formerly operated and owned by Seller; provided, however, that Buyer may not hold itself out as Seller or create any confusion that Buyer is Seller or that Buyer acquired the Excluded Marks. Nothing contained herein shall exclude Buyer from using all trade names and brand names being transferred to Buyer pursuant to Section 2.1 hereof.

     5.15 Payment of Liabilities. Seller shall promptly pay when due all of its liabilities and obligations related to the Business, including, without limitation, the Excluded Trade Payables and other Excluded Liabilities. If a creditor of Seller compromises an Excluded Trade Payable, such compromise shall be for Buyer’s benefit. To that end, Seller shall promptly report to Buyer the compromise of an Excluded Trade Payable and Seller shall pay to Buyer the difference between the amount paid to the vendor and the invoice amount (or other amount to used to determine whether an adjustment is required under Section 2.6(c) hereof), with such payment to be received within three (3) Business Days of the compromise.

     5.16 Proceeds. In the event that after the Closing, Seller receives any cash proceeds or other distributions (“Proceeds”) constituting or relating to the Purchased Assets it will promptly remit such Proceeds to Buyer, provided that with respect to Proceeds that are received on the first day of the month through and including the fifteenth day of the month, such transfer shall occur on or before the twentieth day of the month, and with respect to Proceeds that are received on the sixteenth day of the month through and including the last day of the month, such transfer shall occur on or before the fifth day of the following month. Seller will use reasonable best efforts to ensure its employees deliver checks received in respect of the Business to Buyer so that Seller does not receive Proceeds. In the event Buyer receives any Proceeds constituting or relating to an Excluded Asset, Buyer will promptly remit such proceeds to Seller provided that with respect to Proceeds that are received on the first day of the month through and including the fifteenth day of the month, such transfer shall occur on or before the twentieth day of the month, and with respect to Proceeds that are received on the sixteenth day of the month through and including the last day of the month, such transfer shall occur on or before the fifth day of the following month. Buyer will use reasonable best efforts to ensure its employees deliver checks received in respect of the Excluded Assets so that Buyer does not receive Proceeds. During the two-year period following the Closing Date, each party shall have the right once every six (6) months during such period to review the records of the other party (including lockbox records) with respect to the Business in order to ensure compliance with this Section.

     5.17 Access to Records and Personnel.

          (a) Buyer and Seller shall each make their respective books and records (including work papers in the possession of their respective accountants) available for inspection by the other party, or by its duly accredited representatives, for reasonable business purposes at all reasonable times during normal business hours, for a seven (7) year period after the Closing Date, with respect to all transactions of the Business occurring prior to and those relating to the Closing, the historical financial condition, results of operations and cash flows of the Business, the Assumed Liabilities (including patient records), the Purchased Assets or Transferred Employees. In addition, Buyer shall give reasonable assistance to Seller (for reasonable periods of time), through Buyer’s employees, to obtain such access in order for Seller to record entries relating to the closing of Seller’s books relating to the Business, to prepare and file Tax returns related to the Business, and to prepare the Closing Balance Sheet. Each party shall provide the other party at least ten (10) days prior written notice before transferring, destroying or discarding any such books and records, during which period the party receiving such notice can elect to take possession, at its own expense, of such books and records. In the case of records owned by Seller, such records shall be made available at Seller’s executive office, and in the case of records owned by Buyer, such records shall be made available at Buyer’s executive office. Upon the request of a party, such records shall be provided electronically at the requesting party’s expense, to the extent such records can be provided electronically. As used in this Section 5.17(a), the right of inspection includes the right to make extracts or copies. The representatives of a party inspecting the records of the other party shall be reasonably satisfactory to the other party. In addition, in connection with lawsuits or other proceedings, Seller or Buyer, as the case may be, shall use reasonable efforts to make available at the requesting party’s expense, including the per diem employment costs for services so provided, personnel (for reasonable periods of time) of Seller or Buyer, as the case may be, for purposes of depositions and testimony.

          (b) Each party (the “Employing Party”) shall allow certain employees of the Business or Seller to enter into consulting arrangements with the other party (the “Contracting Party”) at the reasonable request of the Contracting Party on terms to be negotiated by the Contracting Party and such employees; provided, however that such consulting arrangements shall be subject to the consent of the Employing Party, which shall not be unreasonably withheld; and, provided, further that such consent shall not be deemed unreasonably withheld if such consulting arrangement impedes such employees from fulfilling his or her duties. The responsibility for any obligations or liabilities arising under the consulting arrangements will be the sole responsibility of the Contracting Party and such employees and the Employing Party will have no liability resulting from, or arising under, any consulting arrangement.

     5.18 Compliance with HIPAA Privacy Rules. Compliance with HIPAA Privacy Rules. As a part of the Transaction, Seller will transfer ownership of certain medical records to Buyer. These medical records contain Protected Health Information (“PHI”), as defined in 45 C.F.R. 160.103. Seller is permitted to disclose these medical records to Buyer pursuant to 45 C.F.R. 164.501. Buyer understands and acknowledges that these medical records contain PHI and that, upon the completion of the Transaction, Buyer will be the owner of the medical records and will be considered to be a Covered Entity under 45 C.F.R. Part 160 and Part 164, subparts A and E (the “HIPAA Privacy Rule”), and therefore will comply with the HIPAA Privacy Rule.

     5.19 Retention Bonuses On the date that is one year after the Closing Date, Buyer shall pay to the employees listed on Schedule 5.19 who are then employees in good standing of Buyer or any of its subsidiaries a bonus in the amount set forth opposite such persons name on Schedule 5.19, all as more fully set forth in an agreement between Buyer and such employee which has been made available to Seller for review, and less applicable withholding and other employee taxes. On the business day following the first anniversary of the Closing Date, Seller shall pay Buyer by wire transfer of immediately available funds 75% of the cost of such bonuses (including the employer share of payroll taxes) as set forth by Buyer in an invoice provided to Seller, without deduction or offset of any kind. Seller may pay all or any portion of this obligation by releasing funds held in the Escrow to Buyer from a separate account established in the Escrow for this purpose. If any portion of the amount shown on Schedule 5.19 is not required to pay the cost of the bonuses, then Buyer will cause the escrow agent to release from Escrow Seller’s 75% share of the applicable cost of the bonus amount within ten (10) Business Days of the event eliminating the bonus obligation.

ARTICLE VI
TAX MATTERS

     6.1 Indemnity. Except for sales and use taxes in an aggregate amount not to exceed that set forth on the Closing Date Net Working Capital Schedule, Seller agrees to indemnify and hold harmless Buyer against the following Taxes and against any Losses incurred in contesting or otherwise in connection with any such Taxes: (i) Taxes imposed on the Business or Taxes imposed with respect to any of the Purchased Assets with respect to taxable periods ending on or before the Closing Date including, but not limited to, Taxes that constitute Excluded Liabilities; (ii) with respect to taxable periods beginning before the Closing Date and ending after the Closing Date, Taxes imposed on the Business or Taxes imposed with respect to any of the Purchased Assets which are allocable to the portion of such period ending on the Closing Date; and (iii) Taxes imposed on Buyer as a result of any breach of warranty or misrepresentation under Section 3.10 of this Agreement. Buyer shall be responsible for Taxes of the Business for periods after the Closing Date. For purposes of this Article VI, “Buyer” and “Seller,” respectively, shall include each member of the affiliated group of corporations of which it is or becomes a member.

     6.2 Conveyance Taxes. Seller shall be responsible for any real property transfer or gains, sales, use, transfer, value added, stock transfer, and stamp taxes, any transfer, recording, registration, and other fees, and any similar Taxes which become payable in connection with the transactions contemplated by this Agreement.

     6.3 Tax Certificates and Information. On or prior to the Closing Date, Seller will provide Buyer, at Buyer’s request, with all tax clearance certificates or similar documents that may be required by any state, local or other Taxing authority in order to relieve Buyer of any obligation to withhold any portion of the Purchase Price. On or prior to the Closing Date, Seller will furnish to Buyer an affidavit stating, under penalty of perjury, Seller’s United States taxpayer identification number and that Seller is not a foreign person, pursuant to Section 1445(b)(2) of the Code.

ARTICLE VII

CONDITIONS OF PURCHASE

     7.1 General Conditions. The obligations of the parties to effect the Closing will be subject to the following conditions, unless waived in writing by both parties:

          (a) No Law or Order will have been enacted, entered, issued, promulgated or enforced by any Governmental Entity at what would otherwise be the Closing Date that prohibits or materially restricts the Transaction;

          (b) All Approvals required to be obtained from any Governmental Entity will have been received or obtained on or before the Closing Date, and the waiting period under the HSR Act shall have expired or been earlier terminated;

          (c) The Stockholders of Seller shall have approved the sale of the Purchased Assets as provided for in Section 5.8; and

          (d) The escrow agent shall have entered into the Escrow Agreement with Buyer and Seller.

     7.2 Conditions to Obligations of Buyer. The obligations of Buyer to effect the Closing will be subject to the following conditions, unless waived in writing by Buyer:

          (a) The representations and warranties of Seller in this Agreement will be true at the Closing Date with the same effect as though made at such time except for any failure that, individually or in the aggregate, has not resulted in or would not result in a Material Adverse Effect.

          (b) Seller will have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date.

          (c) Seller will have delivered to Buyer certificates of Seller in form and substance satisfactory to Buyer, dated the Closing Date and signed by an executive officer of Seller to the effect set forth in paragraphs (a) and (b) of this Section 7.2.

          (d) Seller will have delivered to Buyer (i) a duly executed counterpart of the Sublease in the form of Exhibit C hereto, (ii) a duly executed counterpart of the Transition Services Agreement in the form of Exhibit D hereto, (iii) a duly executed copy of the Escrow Agreement in the form of Exhibit A hereto, (iv) a duly executed copy of the Subcontract in the form of Exhibit E hereto and (v) a duly executed copy of the Billing Services Agreement in the form of Exhibit B hereto.

          (e) No Material Adverse Change. There shall not have occurred any event or change in circumstance which could reasonably be expected to have a Material Adverse Effect, including, but not limited to, (i) any adverse changes in Law relating to reimbursements for purchases of medical devices of the type manufactured and sold by the Business, or (ii) the failure by the Business to meet the minimum financial performance targets set forth on Schedule 7.2(e). Neither Seller nor Buyer shall have received notice of the occurrence of any event which, with the passage of time, would constitute a Material Adverse Effect.

          (f) Suppliers, etc. The material customers, distributors or suppliers of the Business listed on Schedule 7.2(f) shall not have terminated, or given notice of their intent to terminate their relationship with the Business.

          (g) Financing. Buyer shall have obtained financing for the transactions contemplated by this Agreement on the terms specified in the Commitment or alternative financing on the terms contemplated by Section 5.9.

          (h) Encumbrances. Any and all Encumbrances on the Purchased Assets shall have been terminated effective as of the Closing Date, other than Permitted Encumbrances.

          (i) Consents and Regulatory Approvals. All material licenses, Permits, authorizations, consents and approvals of and filings with any third party required to be obtained or made by Seller in connection with the consummation of the transactions contemplated by this Agreement shall have been duly obtained or made by or on behalf of Seller.

          (j) Secretary’s Certificate. Buyer shall have received a secretary’s certificate in form and substance reasonably satisfactory to Buyer evidencing that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Seller and that the parties signing this Agreement on behalf of Seller are authorized to do so, and certificates of good standing in Delaware and Arizona.

          (k) Opinion of Counsel. Buyer shall have received from Quarles & Brady Streich Lang LLP, counsel for Seller, an opinion dated the Closing Date substantially in the form of Exhibit F hereto, and a reliance letter in customary form in favor of Buyer’s lenders.

          (l) Approval of Actions and Documents. All actions to be taken by Seller in connection with the consummation of the transactions contemplated hereby and the form and substance of all certificates, instruments, environmental reports and other documents delivered to Buyer under this Agreement shall be reasonably satisfactory in all respects to Buyer and its counsel.

          (m) Documents Transferring Title. Seller shall have delivered to Buyer a general conveyance document and contract, patent, copyright and trademark assignments dated the Closing Date transferring title to the Purchased Assets in such form as Buyer reasonably requests.

     7.3 Conditions to Obligations of Seller. The obligations of Seller to effect the Closing will be subject to the following conditions, unless waived in writing by Seller:

          (a) The representations and warranties of Buyer in this Agreement will be true at the Closing Date with the same effect as though made at such time except for any failure that, individually, or in the aggregate, has not resulted in or would not result in a Buyer Material Adverse Effect;

          (b) Buyer will have performed in all material respects all obligations and complied in all material respects with all covenants and conditions required by this Agreement to be performed or complied with by it at or before the Closing Date;

          (c) Buyer will have delivered to Seller certificates of Buyer in form and substance satisfactory to Seller, dated the Closing Date and signed by an executive officer of Buyer to the effect set forth in paragraphs (a) and (b) of this Section 7.3;

          (d) Buyer will have delivered to Seller (i) a duly executed counterpart of the Sublease in the form of Exhibit C hereto; (ii) a duly executed counterpart of the Transition Services Agreement in the form of Exhibit D hereto; (iii) a duly executed counterpart of the Escrow Agreement in the form of Exhibit A hereto and (iv) a duly executed copy of the Subcontract in the form of Exhibit E hereto; and (v) a duly executed copy of the Billing Services Agreement in the form of Exhibit B hereto;

          (e) Buyer shall have delivered an instrument of assumption and assumed the Assumed Liabilities;

          (f) Buyer shall have delivered the cash portion of the Purchase Price, in immediately available funds, less the amount deposited in escrow under the terms of the Escrow Agreement; and

          (g) Buyer shall have delivered a secretary’s certificate in form and substance reasonably satisfactory to Seller evidencing that this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer and that the party signing this Agreement on behalf of Buyer is authorized to do so, and a certificate of good standing in Delaware.

          (h) Opinion of Counsel. Seller shall have received from Donald M. Roberts, general counsel of Buyer, and Bingham McCutchen LLP, counsel for Buyer, an opinion dated the Closing Date substantially in the form of Exhibit G hereto.

          (i) Approval of Actions and Documents. All actions to be taken by Buyer in connection with the consummation of the transactions contemplated hereby and the form of substance of all certificates, instruments, and other documents delivered to Seller under this Agreement shall be reasonably satisfactory in all respects to Seller and its counsel.

ARTICLE VIII

TERMINATION OF OBLIGATIONS; SURVIVAL

     8.1 Termination of Agreement. Anything herein to the contrary notwithstanding, this Agreement may be terminated at any time before the Closing as follows and in no other manner:

          (a) by mutual consent in writing of Buyer and Seller;

          (b) by either Seller or Buyer if any Governmental Entity has issued an Order or taken any other actions (which the parties will use their commercially reasonable efforts to lift), in either case permanently restraining, enjoining or otherwise prohibiting the Transaction, and such Order or other action becomes final and nonappealable;

          (c) by either Buyer or Seller if the Closing shall not have occurred on or prior to January 31, 2004 (provided, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose breach of or failure to fulfill any of its obligations under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date, and shall not be available to Buyer, if all conditions to Closing in Section 7.1 and Section 7.2 (other than the condition set forth in Section 7.2(g)) have been satisfied, or waived by Buyer;

          (d) by either Buyer or Seller, if at the Seller’s Stockholder Meeting (including any adjournment or postponement), the requisite stockholder approval shall not have been obtained (provided, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to any party seeking termination who at the time is in breach of or has failed to fulfill any of its obligations under this Agreement);

          (e) by either Buyer or Seller, if there has been a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Seller (in the case of termination by Buyer) or on the part of Buyer (in the case of termination by Seller), which breach (i) causes the conditions set forth in Section 7.2(a) or (b) (in the case of termination by Buyer) or Section 7.3(a) or (b) (in the case of termination by Seller) not to be satisfied, and (ii) shall not have been cured (if capable of being cured) within thirty (30) days following receipt by Seller from Buyer of written notice of Seller’s breach or by Buyer from Seller of written notice of Buyer’s breach, as the case may be;

          (f) by Seller, if Seller Board determines to accept a Superior Proposal; or.

          (g) (i) by Buyer, if Buyer does not obtain either (x) the financing contemplated by Section 5.9, or (y) the alternative financing on the terms contemplated by Section 5.9, or (ii) after January 31, 2004, by Seller, if all conditions to Closing set forth in Section 7.1 and Section 7.2 have been satisfied or waived, other than the condition set forth in Section 7.2(g).

     8.2 Effect of Termination.

          (a) If this Agreement is terminated pursuant to Section 8.1, except pursuant to Section 8.1(d), 8.1(f) or 8.1(g), all further obligations of the parties under this Agreement will terminate without further liability of any party to another; provided, however, that the obligations of the parties contained in Section 10.9 (Confidentiality) and Section 10.12 (Expenses) will survive any such termination. A termination under Section 8.1 will not relieve any party of any liability for a breach of, or for any misrepresentation under, this Agreement, or be deemed to constitute a waiver of any available remedy, including specific performance if available, for any such breach or misrepresentation.

          (b) If this Agreement is terminated pursuant to Section 8.1(d), in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $2,000,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to the failure to obtain stockholder approval.

          (c) If this Agreement is terminated pursuant to Section 8.1(f), in order to compensate Buyer for the effort and expense incurred in pursuing a Transaction and to induce Buyer to enter into this Agreement, Seller agrees to pay Buyer $2,000,000 and also reimburse Buyer for all of its expenses incurred in connection with the transactions contemplated hereby up to an amount equal to $2,000,000 and, effective upon receipt of such payment, Seller shall be released from any claim for breach of this Agreement related to Seller’s acceptance of the Superior Proposal to the extent it was unsolicited under the terms of Section 5.10 hereof.

          (d) If Buyer or Seller terminates this Agreement pursuant to Section 8.1(g) and such failure to obtain financing or satisfy the condition set forth in Section 7.2(g) is attributable solely to Buyer’s financial performance or any change in or status of the assets, properties, condition (financial or otherwise), results of operations or prospects of Buyer, including, without limitation, the failure resulting solely therefrom to obtain or maintain a rating of Buyer’s senior secured debt by Standard & Poor’s of B+ with a positive outlook or by Moody’s Investors Service of B2 with a stable outlook, in order to compensate Seller for the effort and expense incurred in pursuing a Transaction and induce Seller to enter into this Agreement, Buyer agrees to pay Seller $2,000,000, and, effective upon receipt of such payment, Buyer shall be released from any claim for breach of this Agreement related to the failure to obtain financing.

     8.3 Survival of Representations and Warranties. The representations and warranties contained in or made pursuant to this Agreement will expire on the second anniversary of the Closing except that: (a) the representations and warranties contained in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.14 (No Brokers or Finders), 4.1 (Organization and Related Matters), 4.2 (Authorization) (other than the last two sentences) and 4.6 (No Brokers or Finders) will survive the Closing and remain in full force and effect indefinitely; (b) the representations and warranties contained in Sections 3.10 (Taxes), 3.13 (Compliance with Law), 3.22 (Employee Benefit Plans), 3.23 (Environmental Matters) and 3.30 (Government Contracts) will continue through 120 days after the expiration of the applicable statute of limitations as the same may be extended; (c) the agreements made in this Section 8.3 and all covenants made in this Agreement will be continuing; and (d) if a claim or notice is given under Article IX (Indemnification) with respect to any representation or warranty before the applicable expiration date, such representation or warranty will continue indefinitely until such claim is finally resolved.

ARTICLE IX

INDEMNIFICATION

     9.1 Obligations of Seller. Seller agrees to indemnify and hold harmless Buyer, and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, “Buyer Indemnified Persons”) from and against any and all Losses directly or indirectly, as a result of, or based upon or arising from (a) any inaccuracy in or breach or nonperformance of any of the representations or warranties made by Seller in this Agreement; (b) the violation or non-performance of any covenant or obligation to be performed by Seller under this Agreement; (c) any liabilities or obligations of Seller that are not Assumed Liabilities; (d) the Excluded Assets; (e) any Administrative Violation or product liability claim arising out of the conduct of the Business prior to the date of the Closing; (f) Taxes, as set forth in Section 6.1, and any interest or penalties thereon, or (g) the failure of Seller to comply with any bulk sales or bulk transfer laws.

     9.2 Obligations of Buyer. Buyer agrees to indemnify and hold harmless Seller and its directors, officers, employees, stockholders, Affiliates, agents, representatives, successors and assigns (collectively, “Seller Indemnified Persons”) from and against any and all Losses, directly or indirectly, as a result of, or based upon or arising from: (a) any inaccuracy in or breach or nonperformance of any of the representations, warranties, covenants or agreements made by Buyer in or pursuant to this Agreement, (b) Buyer’s conduct and operation of the Business after the Closing or (c) Buyer’s failure to pay, perform or otherwise discharge the Assumed Liabilities when they come due.

     9.3 Collection of Accounts Receivable. Buyer shall use its commercially reasonable efforts consistent with Seller’s current practices to collect all Accounts Receivable included in the Purchased Assets. If any Accounts Receivable (except for Excluded Medicare Receivables) included in the Closing Date Net Working Capital Schedule have not been collected within eighteen (18) months of the Closing Date, Seller shall indemnify Buyer and pay to Buyer the face amount of all such uncollected Accounts Receivable, net of the reserves for discounts, allowances and bad debt reflected on the Closing Date Net Working Capital Schedule, and subject in any event to the limitations set forth in Sections 9.5(a) and (b). Beginning ninety (90) days after the Closing Date, as long as any Accounts Receivable remain uncollected, Buyer shall provide Seller, within thirty (30) days of the end of each calendar quarter, with a report, in a form customarily provided to auditors in connection with an audit, listing the status of the Accounts Receivable included in the Purchased Assets, including aging. Seller shall have the right, exercisable one time prior to the expiration of the 18 month period, upon reasonable notice to Buyer and during business hours, to have its personnel or outside auditors conduct an audit of Buyer’s records with respect to the Accounts Receivable. This Section 9.3 shall represent Buyer’s sole remedy for Seller’s breach of the representation and warranty set forth in Section 3.20.

     9.4 Procedure.

          (a) Any party seeking indemnification with respect to any Loss (the “Indemnified Party”) will promptly notify the party required to provide indemnity hereunder (the “Indemnifying Party”) in accordance with Section 10.11, provided, that the failure to give such notice shall not affect the right of the Indemnified Party to indemnification except to the extent the failure to give notice prejudices the Indemnifying Party’s ability to defend any claim.

          (b) If any claim, demand or liability is asserted by any third party against any Indemnified Party (a “Third Party Claim”), the Indemnified Party will, upon notice of the claim or demand, promptly notify the Indemnifying Party, subject to the proviso of Section 9.4(a), and the Indemnifying Party will defend and/or settle any actions or proceedings brought against the Indemnified Party in respect of matters embraced by the indemnity with counsel reasonably satisfactory to the Indemnified Party. If the Indemnifying Party does not promptly defend or settle any such claims, the Indemnified Party will have the right to control any defense or settlement, at the expense of the Indemnifying Party. No claim will be settled or compromised without the prior written consent of each party to be affected, with such consent not being unreasonably withheld. The Indemnified Party will at all times also have the right to participate fully in the defense at its own expense unless there is, under applicable law, a conflict on any significant issue between Indemnifying Party and Indemnified Party, in which case the fees and expenses of one counsel in respect of such claim incurred by the Indemnified Party will be paid by Indemnifying Party. The parties will cooperate in the defense of all Third-Party Claims that may give rise to Indemnifiable Claims hereunder. In connection with the defense of any claim, each party will make available to the party controlling such defense, any books, records or other documents within its control that are reasonably requested in the course of such defense.

          (c) If the Indemnified Party has a claim against the Indemnifying Party that does not involve a Third Party Claim (an “Inter-Party Claim”; and together with a Third Party Claim, an “Indemnifiable Claim”), the Indemnified Party will notify the Indemnifying Party with reasonable promptness of the claim, and, to the extent known, specifying the nature, estimated amount and the specific basis for the claim. The Indemnifying Party will respond within thirty (30) days of receipt of the notice of an Inter-Party Claim. If the Indemnifying Party fails to respond, the claim specified by the Indemnified Party will be conclusively deemed a liability of the Indemnifying Party, subject only to proof of the amount of Loss. If the Indemnifying Party timely disputes the claim, the Indemnified and the Indemnifying Party will negotiate in good faith to resolve the dispute, and if not resolved, either party may pursue whatever remedies it may have.

          (d) If any Loss is covered by insurance, Indemnified Party will file claims against the applicable policies, but need not appeal the denial of any claim nor assign any rights to Indemnifying Party under the policy. The provisions of this Article IX are subject to the rights of any Indemnified Party’s insurer that may be defending any such claim. If the Indemnifying Party makes any payment hereunder of a Loss, the Indemnifying Party will be subrogated, to the extent of the payment and permitted by the applicable policies, to the rights of the Indemnified Party against any insurer or third party with respect to the Loss.

          (e) All payments made pursuant to this Article IX (other than a payment based on an obligation arising under Section 5.7 [Non-Compete]) shall be treated as adjustments to the purchase price for the Purchased Assets.

     9.5 Indemnification Threshold; Maximum Losses.

          (a) Seller will have no liability for Losses incurred by Buyer Indemnified Persons arising out of or related to the inaccuracy or breach of a representation or warranty (other than representations and warranties set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.3 (No Conflicts), 3.7(d) (Trade Payables), 3.10 (Taxes), 3.14 (No Brokers or Finders), and 3.26 (Voting Requirements)), unless and until the aggregate of all Losses incurred by Buyer Indemnified Persons exceeds $250,000, at which time Seller will be obligated to indemnify Buyer Indemnified Persons for all Losses in excess of $250,000 in the aggregate.

          (b) Seller will have no liability arising out of the breach or inaccuracy of a representation or warranty by Seller for Losses incurred by Buyer Indemnified Persons and Buyer will have no liability arising out of the breach or inaccuracy of a representation or warranty by Buyer for Losses incurred by Seller Indemnified Persons, whether resulting from an action for indemnification or otherwise, to the extent the aggregate Losses incurred by Buyer Indemnified Persons or Seller Indemnified Persons, as applicable, including any Losses previously recovered, exceed the Purchase Price; provided, however, that the limitation on liability provided in this Section 9.5(b) shall not apply to any claims for indemnification in connection with (i) the breach or inaccuracy of a representation or warranty set forth in Sections 3.1 (Organization and Related Matters), 3.2 (Authorization), 3.10 (Taxes), 3.13 (Compliance with Law), 3.14 (No Brokers or Finders), and 3.30 (Government Contracts); (ii) the breach of any covenant set forth in Article V; (iii) Seller’s responsibility for all obligations related to the Excluded Liabilities; or (iv) Buyer’s responsibility for all obligations related to the Assumed Liabilities.

     9.6 Cooperation; Manner of Payment. In connection with any Indemnifiable Claim, the Indemnified Party will cooperate in all reasonable requests of the Indemnifying Party. All claims against Seller shall be also made under and pursuant to the Escrow Agreement, and at such time as Seller becomes obligated to a Buyer Indemnified Party pursuant to this Article IX Seller shall cause the amount required to satisfy the claim to be disbursed from the Escrow. If at any time the Escrow is exhausted, or the entirety of the funds therein are being held subject to a dispute under this Article IX, Seller shall pay the Losses incurred directly to the Buyer Indemnified Party entitled to be indemnified hereunder.

     9.7 WARN Act. If, following the Closing and during the period ending 60 days after the Closing, Buyer takes any action (including failing to hire the requisite number of employees of Seller in the Business) that in and of itself has the effect of causing Seller to incur Losses payable to terminated employees under the Federal Worker Adjustment and Retraining Notification Act (“WARN”), then Buyer shall indemnify Seller and hold it harmless from such Losses, and upon receipt form Seller of notice of a Third Party Claim under the WARN Act arising out of an action by Buyer taken following the Closing, including the failure by Buyer to hire the requisite number of employees of the Business, Buyer shall promptly assume the defense of such claim and pay the Losses incurred in such defense.

     9.8 Exclusive Remedy. Except in the case of fraud, or where a party may be entitled to injunctive relief or other equitable remedies, after the Closing, the indemnification provided in this Article IX will constitute the exclusive remedy of the parties and each of their respective directors, officers, employees, Affiliates, agents and assigns from and against any and all Losses asserted against, resulting to, imposed upon or incurred or suffered by, any of them, directly or indirectly, as a result of, or based upon or arising from the breach of any representation or warranty or the nonfulfillment of any agreement or covenant in or pursuant to this Agreement or any other agreement, document, or instrument required hereunder.

     9.9 Damages. Notwithstanding anything to the contrary elsewhere in this Agreement, no party, or its Affiliates, will be liable to the other party or its Affiliates for any damages other than compensatory damages. Each party agrees that it will not seek consequential or punitive damages as to any matter under, relating to or arising out of the Agreement or the Transaction.

ARTICLE X

GENERAL

     10.1 Amendments; Waivers. Except as expressly provided herein, this Agreement and any attached Schedule or Exhibit may be amended only by the agreement in writing of all parties. No waiver of any provision nor consent to any exception to the terms of this Agreement or any agreement contemplated hereby will be effective unless in writing and signed by the party to be bound and then only to the specific purpose, extent and instance so provided.

     10.2 Schedules; Exhibits; Integration. Each Schedule and Exhibit delivered pursuant to the terms of this Agreement must be in writing and will constitute a part of this Agreement, although schedules need not be attached to each copy of this Agreement. This Agreement, together with such Schedules and Exhibits, and the other agreements and instruments delivered at Closing, constitutes the entire agreement among the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

     10.3 Further Assurances. Each party will execute and deliver, both before and after the Closing, such further certificates, agreements and other documents and take such other actions as the other party may reasonably request or as may be necessary or appropriate to consummate or implement the Transaction or to evidence such events or matters. Seller shall execute and deliver any forms required to transfer foreign Intellectual Property to Buyer.

     10.4 Governing Law. This Agreement and the legal relations between the parties will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and performed in such State and without regard to conflicts of law doctrines unless certain matters are preempted by federal law.

     10.5 No Assignment. Neither this Agreement nor any rights or obligations under it are assignable by one party without the prior written consent of the other party, except as set forth in Section 5.7 and except that (i) Buyer may pledge any rights hereunder to financing sources or lenders, without Seller’s consent and (ii) each of Buyer and Seller may, without the other parties consent, assign all such rights and obligations to a successor in interest (whether by merger, purchase of substantially all assets or otherwise) so long as such successor shall assume all such rights and obligations under this Agreement.

     10.6 Headings. The descriptive headings of the Sections and subsections of this Agreement are for convenience only and do not constitute a part of this Agreement.

     10.7 Counterparts. This Agreement and any amendment hereto or any other agreement delivered pursuant hereto may be executed in one or more counterparts and by different parties in separate counterparts. All counterparts will constitute one and the same agreement and will become effective when one or more counterparts have been signed by each party and delivered to the other party.

     10.8 Publicity and Reports. Until 90 days after the Closing Date, the content of all public announcements relating to the Transaction shall be mutually agreed upon in advance by Seller and Buyer; provided, that each party hereto may make any such announcement without the prior consent of the other party which it in good faith believes is necessary or advisable in connection with any requirement of any applicable law, regulation or stock exchange rules (it being understood and agreed that each party shall promptly provide the other party with copies of any such announcement and shall use best efforts to inform the other party prior to making any such announcement).

     10.9 Confidentiality. Each of Seller and Buyer agrees that all non public, confidential information so received from the other party is deemed received pursuant to the confidentiality agreement, dated as of July 3, 2003 between Seller and Buyer (the “Confidentiality Agreement”) and each party will, and will cause its

Representatives (as defined in the Confidentiality Agreement) to, comply with the provisions of the Confidentiality Agreement with respect to such information, and the provisions of the Confidentiality Agreement are hereby incorporated by reference with the same effect as if fully set forth herein. For the avoidance of doubt, non-public, confidential or proprietary information or copies thereof retained by Seller regarding the Business is governed by the Confidentiality Agreement.

     10.10 Parties in Interest. This Agreement is binding upon and will inure to the benefit of each party and their respective successors or assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     10.11 Notices. Any notice or other communication hereunder must be given in writing and: (a) delivered in person; (b) transmitted by facsimile; (c) delivered via an overnight courier service of national reputation; or (d) mailed by certified or registered mail, postage prepaid, receipt requested as follows:

          If to Buyer, addressed to:

          dj Orthopedics, LLC
          2985 Scott Street
          Vista, CA 92083
          Attention: Donald M. Roberts
          Telecopier: (760) 734-3536

          With copies to:

          Bingham McCutchen LLP
          355 South Grand Avenue, Suite 4400
          Los Angeles, CA 90071
          Attention: Roger H. Lustberg
          Telecopier: (213) 229-8550

          If to Seller, addressed to:

          OrthoLogic Corp.
          1275 W. Washington Street
          Tempe, AZ 85281
          Attention: Thomas R. Trotter
          Telecopier: (602) 286-2808

          With a copy to:

          Quarles & Brady Streich Lang LLP
          Two N. Central Avenue
          Phoenix, AZ 85004
          Attention: Steven P. Emerick
          Telecopier: (602) 417-2980

or to such other address or to such other Person as either party has last designated by such notice to the other party. Each such notice or other communication will be effective: (i) if given by facsimile, when transmitted to the applicable number so specified in this Section 10.11 and an appropriate electronic confirmation is received; (ii) if given by mail, three days after such communication is deposited in the mails with first class postage prepaid, addressed as above; (iii) if given by overnight courier service of national reputation, one day after such communication is deposited with such courier service; or (iv) if given by any other means, when actually received at such address.

     10.12 Expenses. Except as set forth in Section 8.2, Seller and Buyer will each pay their own expenses incident to the negotiation, preparation and performance of this Agreement and the Transaction, including, the fees, expenses and disbursements of their respective investment bankers, accountants and counsel.

     10.13 Waiver. No failure on the part of any party to exercise or delay in exercising any right hereunder will be deemed a waiver thereof, nor will any single or partial exercise preclude any further or other exercise of such or any other right.

     10.14 Attorney Fees. If there is any Action for the breach of this Agreement or for misrepresentation by any party, the prevailing party will be entitled to reasonable attorney’s fees, costs and expenses incurred in such Action. Attorneys fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, will not be deemed merged into any such judgment.

     10.15 Representation By Counsel; Interpretation. Seller and Buyer each acknowledge that each has been represented by counsel in connection with this Agreement and the Transaction. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the party that drafted it has no application and is expressly waived. The provisions of this Agreement will be interpreted in a reasonable manner to effect the intent of Buyer and Seller.

     10.16 Severability. If any provision of this Agreement is held to be unenforceable for any reason, it will be adjusted rather than voided, if possible, to achieve the intent of the parties. All other provisions of this Agreement will be deemed valid and enforceable to the extent possible.

     10.17 Specific Performance. Seller and Buyer each acknowledge that, in view of the uniqueness of the Business and the transactions contemplated by this Agreement, the other Party would not have an adequate remedy at law for money damages in the event that this Agreement has not been performed in accordance with its terms. Each Party therefore agrees that the other Party shall be entitled to specific enforcement of the terms hereof in addition to any other remedy to which it may be entitled, at law or in equity.

     IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed by its duly authorized officers as of the day and year first above written.

“BUYER”

DJ ORTHOPEDICS, LLC

By: /s/ Leslie H. Cross Name: Leslie H. Cross Its: President, CEO

“SELLER”

ORTHOLOGIC CORP.

By: /s/ Thomas R. Trotter Name: Thomas R. Trotter Its: President/CEO

[Signature Page to Asset Purchase Agreement]

i

[JPMorgan Securities Inc. Letterhead]

October 9, 2003

The Board of Directors
OrthoLogic Corp.
1275 West Washington Street
Tempe, AZ 85281

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the OrthoLogic Corp. (the “Company”) of the consideration to be received by the Company in the Transaction (as defined below) between the Company and DJ Orthopedics LLC (the “Purchaser”) relating to the Company’s bone growth stimulation, spinal fusion stimulation and external fixation businesses (collectively, the “Business”). Pursuant to the Asset Purchase Agreement, dated October 8, 2003 (the “Agreement”), between the Company and the Purchaser, the Purchaser will purchase from the Company the assets of the Business (other than the Excluded Assets, as defined in the Agreement) and will assume the liabilities of the Business (other than the Excluded Liabilities, as defined in the Agreement) (the “Transaction”) for cash consideration payable to the Company in the amount of $93,000,000 (of which a total of $7,500,000 will be placed in escrow at closing), subject to working capital adjustments and adjustments based on the excess of Excluded Medicare Receivables over Excluded Trade Payables (each as defined in the Agreement). We note that the Purchaser’s obligation to consummate the Transaction is subject to its ability to obtain financing on currently contemplated terms; provided that the Purchaser elects not to consummate the Transaction on the basis that such condition is not met, it may be obligated to pay a termination fee to the Company in accordance with the terms of the Agreement.

In arriving at our opinion, we have (i) reviewed the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Business and the industries in which it operates; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies or businesses we deemed relevant, and the consideration received for such companies or businesses; (iv) compared the financial and operating performance of the Business with publicly available information concerning certain other companies we deemed relevant; (v) reviewed certain financial analyses and forecasts prepared based on information provided by the Company relating to the Business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Business, the financial condition and future prospects and operations of the Business, and certain other matters we believed necessary or appropriate to our inquiry. In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, and we have not assumed any responsibility or liability therefor. We have not conducted any valuation or appraisal of any assets or liabilities, nor have any such valuations or appraisals been provided to us. In relying on financial analyses and forecasts referred to above, we have assumed that they are based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Business to which such analyses or forecasts relate. We have also assumed that the Transaction will be consummated as described in the Agreement. We have relied as to all legal matters relevant to rendering our opinion upon the advice of counsel.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the consideration to be received by the Company in the proposed Transaction and we express no opinion as to the decision by the Company to enter into this Transaction in lieu of any alternative course of action. We are expressing no opinion herein as to the price at which the common stock of the Company will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services if the Transaction is consummated. In the past we and our affiliates have provided investment banking and commercial banking to the Company for customary compensation. In addition, our affiliate J.P. Morgan Partners owns approximately 41% of the outstanding stock of the Purchaser. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Purchaser for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the consideration to be received by the Company in the proposed Transaction is fair, from a financial point of view, to the Company.

This letter is provided to the Board of Directors of the Company in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval in each instance. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval and must be treated as confidential.

Very truly yours,

J.P. MORGAN SECURITIES INC.

One Penn Plaza, 42nd Floor, New York, NY 10119-4000	(212) 273-7100

October 8, 2003

Board of Directors
OrthoLogic, Inc.
1275 W. Washington
Tempe, Arizona 85281

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to OrthoLogic, Inc. (“OrthoLogic” or the “Company”) of the Purchase Price (as defined below) to be paid to the Company pursuant to an Asset Purchase Agreement for the bone growth stimulation business (the “Business”), dated as of the date hereof, by and among OrthoLogic, dj Orthopedics, Inc. (“dj Orthopedics”) and DOLPHIN Corporation (the “Agreement”) in connection with the proposed sale (the “Transaction”) of the Purchased Assets and the Assumed Liabilities (each as defined in the Agreement) by the Company. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.

In consideration of the sale, assignment, transfer and conveyance of all the Purchased Assets (free and clear of all Encumbrances) and the Assumed Liabilities to dj Orthopedics at the Closing, dj Orthopedics shall (i) pay OrthoLogic $93.0 million in cash and (ii) assume approximately $1.5 million in liabilities related to the Business (collectively, the “Purchase Price”), valued as described in the Agreement.

In connection with rendering our opinion we have, among other things:

(i)	reviewed certain publicly available business and financial data relating to the Company and the Purchased Assets;

(ii)	reviewed certain financial and operating information with respect to the business, operations and prospects of OrthoLogic and the Purchased Assets furnished to us by the Company,

(iii)	compared the financial performance of the Business and the prices and trading activity of OrthoLogic’s common stock with those of other companies that we deemed relevant;

(iv)	compared the financial terms of the Transaction with the financial terms, to the extent publicly available, of other transactions we deemed relevant;

(v)	held discussions with the management of the Company concerning the past and current business operations of the Company and the Purchased Assets;

(vi)	reviewed the financial terms and conditions of the Transaction set forth in the Agreement and certain related Exhibits provided to us prior to the date hereof; and

(vii)	made such other studies and inquiries, and considered such other information, financial studies, analyses and investigations and financial, economic and market criteria, as we deemed relevant.

Our opinion is based on market, economic and other conditions and circumstances involving the Company and the Business, and their respective industries as they exist today and which, by necessity, can only be evaluated by us on the date hereof and we assume no responsibility to update or revise our opinion based upon events or circumstances occurring after the date hereof.

In conducting our review and arriving at our opinion, we have relied upon and assumed the accuracy and completeness of all of the financial and other information provided to or discussed with us by the Company or otherwise publicly available, and have assumed that there have been no material changes in the business operations, financial condition or prospects of the Company, or with respect to the Business since the respective dates of such information. We have not independently verified this information, nor have we had such information independently verified. With respect to the financial figures relating to the Company and the Business reviewed by or discussed with us, we have been advised by the management of the Company that such figures were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the historical financial performance of the Company and the Business. We have not conducted a physical inspection of any of the assets, properties or facilities of the Company, nor have we made or obtained any independent evaluation or appraisals of any such assets, properties or facilities of the Business. We have assumed that the financial forecasts provided to or discussed with us by the Company have been reasonably determined on bases reflecting the best currently available estimates and judgments of the management of the Company as to the future financial performance of the Company. We express no view as to such forecasts or projection information or the assumptions underlying such forecasts or projections.

We have further assumed with your consent that the Transaction will be consummated in accordance with the terms described in the Agreement, without amendments, modifications or waivers thereto.

We have not been asked to consider, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business strategy that may exist for the Company. We were not requested to, nor did we, solicit the interest of any other party in acquiring the Company or the Business. It is understood that our opinion has been prepared for the benefit of the Board of Directors of the Company solely for use in its consideration of the fairness, from a financial point of view, of the Purchase Price and that our opinion may not be used by the Company for any other purpose. We express no opinion as to the merits of the underlying decision by the Company to engage in the Transaction. Our opinion may not be disseminated, quoted, referred to, reproduced or disclosed to any person at any time or in any manner, without our prior written consent, except that our opinion may be reproduced in full and included as an exhibit to the Seller Proxy Statement. Our opinion is not a recommendation as to any matter to be presented to shareholders of the Company. Our opinion does not constitute an opinion as to how the prices of the securities of the Company or dj Orthopedics may trade in the future.

First Albany Corporation (“First Albany”) will receive a fee for rendering this opinion, which fee is not contingent upon consummation of the Transaction. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement.

First Albany is a full service investment banking and capital markets securities firm which is engaged on a regular basis in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements and valuations for corporate, estate and other purposes. As a customary part of its business, First Albany may from time to time effect transactions for its own account or for the account of its customers, and hold positions (long or short) in securities of, or options on, securities of the Company and dj Orthopedics.

Based upon and subject to the foregoing and such other factors as we deem relevant, it is our opinion that, as of the date hereof, the Purchase Price to be paid to the Company in connection with the Transaction is fair, from a financial point of view, to the Company.

Very truly yours,

FIRST ALBANY CORPORATION

ORTHOLOGIC CORP.
PROXY
2003 SPECIAL MEETING OF STOCKHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Thomas R. Trotter and Sherry A. Sturman, and each or either of them, as Proxies, with full power of substitution, to represent and to vote, as designated below, all shares of common stock which the undersigned is entitled to vote at the Special Meeting of Stockholders of OrthoLogic Corp. to be held on November 26, 2003, or any adjournment thereof, hereby revoking any proxy previously given.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSAL No. 1.

(Continued and to be dated and signed on the reverse side.)

ORTHOLOGIC CORP.
P.O. BOX 11365
NEW YORK, N.Y. 10203-0365

1.	PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL ASSETS OF THE ORTHOLOGIC CORP. BONE GROWTH STIMULATION DEVICE BUSINESS AS SET FORTH IN THE NOTICE AND PROXY STATEMENT RELATING TO THIS MEETING.

FOR [ ] AGAINST [ ] ABSTAIN [ ]

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof as set forth in the Notice and Proxy Statement relating to this meeting, receipt of which is hereby acknowledged.

Change of Address and/or
Comments Mark Here [ ]

Please sign exactly as name appears to the left. Where shares are held by more than one owner, all should sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in corporate name by the President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Dated: , 2003

Signature

Votes must be indicated in Black or Blue ink.

(Please sign, date and return this proxy in the enclosed postage prepaid envelope.)